UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ESCHELON TELECOM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of Eschelon Telecom, Inc. (the “Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:
18,073,545 Shares of Common Stock on March 31, 2007
787,314 Shares of Common Stock issuable upon exercise of outstanding stock options
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is [ ]
The total consideration for the filing fee was determined in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0000307 by the sum of:
(i) the product of 18,073,545 shares of Common Stock outstanding as of March 31, 2007, and the merger consideration of $30.00 per share in cash; and

(ii)   the product of 787,314 shares of Common Stock issuable upon the exercise of in-the-money outstanding options to purchase Common Stock as of March 31, 2007, and $21.65 per share in cash in consideration for the cancellation of such options (which is the excess of the merger consideration of $30.00 over the weighted average exercise price of such options).

	(4)	Proposed maximum aggregate value of transaction:
$559,251,698
	(5)	Total fee paid:
$17,170
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Eschelon Shareholder:

On behalf of the board of directors of Eschelon Telecom, Inc., I cordially invite you to a special meeting of Eschelon Telecom, Inc., to be held on May 18, 2007, at 10:00 a.m., at the U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2007, by and among Eschelon Telecom, Inc. (“Eschelon”), Integra Telecom Holdings, Inc. (“Integra”), and ITH Acquisition Corp, a wholly owned subsidiary of Integra (“Merger Sub”), and approve the merger contemplated by the merger agreement, and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. The reason for proposal (ii) is if we do not have a sufficient number of shares of common stock to vote for the merger agreement at the special meeting of shareholders, as required by Delaware General Corporation Law, we may to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement. If the merger is consummated, we will become a subsidiary of Integra and you will be entitled to receive $30.00 in cash, without interest, for each share of our common stock that you own. The per share common stock merger consideration represents a 17.23% premium over the closing price of our common stock on March 19, 2007, the last trading day prior to the announcement of the transaction; a 48% premium over our average closing common stock price for the 90-day period ending March 19, 2007; and a 109% premium over our price for the one year period ending March 19, 2007.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Eschelon and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important. We cannot consummate the merger unless the holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement and approve the merger. The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. The obligations of Eschelon and Integra to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approvals from regulatory agencies. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible. By voting your proxy now, you will not be precluded from attending the meeting and voting in person. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the enclosed voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.

If you sign, date and mail your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,
Richard A. Smith
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated April 9, 2007, and is scheduled to be mailed to shareholders on or about April 19 2007.

Eschelon Telecom, Inc.
730 Second Avenue
Minneapolis, MN 55402
(612) 376-4400

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on                      , 2007

To the Shareholders of Eschelon Telecom, Inc.:

We will hold a special meeting of the shareholders of Eschelon at the U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402, on May 18, 2007 at 10:00 a.m. local time. The purpose of the special meeting will be:

1.      To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2007, by and among Eschelon Telecom, Inc. (“Eschelon”), Integra Telecom Holdings, Inc. (“Integra”), and ITH Acquisition Corp, a wholly owned subsidiary of Integra (“Merger Sub”), and approve the merger contemplated by the merger agreement. Pursuant to the terms of the merger agreement, Integra will acquire all of the outstanding stock of Eschelon for a purchase price of $30.00 per share in cash, without interest, and ITH Acquisition Corp., a wholly-owned subsidiary of Integra, will merge with and into Eschelon with Eschelon continuing as the surviving corporation and a wholly-owned subsidiary of Integra.

2.      To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3.      To transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of our common stock at the close of business on April 10, 2007, the record date for the special meeting, may vote at the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Eschelon and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

A complete list of our shareholders of record entitled to vote at the special meeting will be available for ten days prior to the special meeting at our executive offices and principal place of business for inspection by shareholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Shareholders of Eschelon have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of our common stock as determined under Chapter 8, Section 262 of the

Delaware General Corporations Law, a copy of which is attached to this proxy statement as Annex D. See “The Merger—Dissenters’ Rights” in this proxy statement.

Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please take the time to vote by completing and mailing the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, or, in the event that you hold your shares through a broker or other nominee, in accordance with the separate voting instructions received from your broker or nominee, as soon as possible.

You may vote by completing and mailing the enclosed proxy card or by granting your proxy electronically via the Internet or by telephone. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy by mailing the enclosed proxy card will ensure that your shares are represented at the special meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit your proxy, vote your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,
J. Jeffery Oxley
Secretary

April 9, 2007
Minneapolis, Minnesota

i

Annexes

Annex A	Agreement and Plan of Merger dated as of March 19, 2007, by and among Eschelon Telecom, Inc., Integra Telecom Holdings, Inc. and ITH Acquisition Corp.
Annex B	Voting Agreement dated March 19, 2007 among Integra Telecom Holdings, Inc., Eschelon Telecom, Inc., Bain Capital Fund VI, L.P., Wind Point Partners IV, L.P. and the other shareholders party thereto
Annex C	Opinion of Jefferies & Company, Inc.
Annex D	Chapter 8, Section 262 of the Delaware General Corporation Law

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Eschelon Telecom, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “company,” “we,” “our,” “ours,” “us” and “Eschelon” refer to Eschelon Telecom, Inc. We refer to Integra Telecom Holdings, Inc. as Integra, and ITH Acquisition Corp. as Merger Sub.

Q:             Why am I receiving this proxy statement and proxy card?

A:             You are receiving this proxy statement and proxy card because, as of April 10, 2007, the record date for the special meeting, you owned shares of our common stock. We have entered into a merger agreement with Integra and Merger Sub. Under the merger agreement we will become a wholly-owned subsidiary of Integra and our common stock will no longer be listed on the Nasdaq Global Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to consummate the merger, our shareholders must vote to adopt the merger agreement and approve the merger. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the shareholders at the special meeting of our shareholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our shareholder, to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:             When and where is the special meeting?

A:             The special meeting of shareholders will take place at U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402, on May 18, 2007 at 10:00 a.m. local time.

Q:             What matters will I be asked to vote on at the special meeting?

A:             You will be asked to vote on a proposal to adopt the merger agreement and approve the merger; for the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting; and for the transaction of such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:             Who can vote or submit a proxy to vote and attend the special meeting?

A:             All shareholders of our common stock as of the close of business on April 10, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Q:             As a shareholder of Eschelon common stock, what will I be entitled to receive in the merger?

A:             At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time in respect of stock options or our other securities), other than shares held by Integra or its subsidiaries, will be automatically converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Q:             How does the board of directors of Eschelon recommend that I vote?

A:             Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:             Why is the board of directors of Eschelon recommending that I vote “FOR” the proposal to adopt the merger agreement and approve the merger?

A:             Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. Based on this review, our board of directors determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Eschelon and our shareholders. For a more complete discussion of why our board of directors is recommending approval of the merger and adoption of the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:             What vote of Eschelon’s shareholders is required to adopt the merger agreement and approve the merger?

A:             Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:             What vote of Eschelon’s shareholders is required to approve the adjournment of the special meeting?

A:             The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal.

Q:             How many votes am I entitled to cast for each share of common stock I own?

A:             For each share of our common stock that you owned on April 10, 2007, the record date for the special meeting, you are entitled to cast one vote on each matter to be voted upon at the special meeting.

Q:             Is the approval of the shareholders of Integra or its subsidiaries required to effectuate the merger?

A:             No. Only the approval of Integra as the sole shareholder of Merger Sub is required to effectuate the merger, which approval has already been obtained.

Q:             How do I cast my vote?

A:             Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on April 10, 2007, you may vote in person at the special meeting, by submitting a proxy for the special meeting or by voting electronically via the Internet or by telephone or by following the instructions on the enclosed proxy card and completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. Also,  please note, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting in person, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:             What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:             If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and it will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Q:             Can I change my vote after I have delivered my proxy?

A:             Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of four ways:

•       provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

•       complete and submit a proxy in writing via mail dated later than your original proxy relating to the same shares;

•       vote via the Internet or by telephone following the date of your original proxy relating to the same shares; or

•       if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:             What should I do if I receive more than one set of voting materials?

A.              You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:             Am I entitled to dissenters’ rights?

A:             Yes. As a holder of our common stock, you are entitled to dissenters’ rights under Chapter 8, Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Annex D, in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Dissenters’ Rights.”

Q:             Is the merger expected to be taxable to me?

A:             Generally, yes. The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Merger—Certain Material U.S. Federal Income Tax Consequences”) who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. In addition, payments made to U.S. holders in the merger generally will be subject to information reporting and may be subject to backup withholding. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

A non-U.S. holder (as defined in “The Merger—Certain Material U.S. Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for shares of our common stock in the merger unless: (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or (ii) the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States. In addition, payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:             Should I send in my share certificates now?

A:             No. After the merger is consummated, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you exercise dissenters’ rights, you will receive an appraisal notice from us instructing you where and when your certificates must be deposited if the deposit of your certificates is required in connection with the exercise of your dissenters’ rights.

Q:             What should I do if I have lost my share certificates?

A:             If you have lost your share certificates, please contact our transfer agent, Wells Fargo Bank, N.A., Shareowner Services, at (800) 401-1957 to obtain replacement certificates.

Q:             When do you expect the merger to be consummated?

A:             We are working toward consummating the merger as quickly as possible and expect to consummate the merger in the third quarter of 2007. However, we can not be certain of the timing of the closing of the merger given that, in addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See page      under “The Merger Agreement—Conditions to the Merger.”

Q:             Who can help answer my questions?

A:             If you have any questions about the merger or how to submit your proxy, please call our proxy solicitor,      at      (banks and brokers) or      (all others, toll free) or send an email to     . If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

Eschelon Telecom, Inc.
Attn: Investor Relations
730 Second Avenue
Minneapolis, MN 55402
(612) 376-4400

SUMMARY

This summary, together with the section of this proxy statement entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a shareholder of Eschelon or that you should consider before voting on the proposal to adopt the merger agreement and approve the merger. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement and approve the merger. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page [16])

Eschelon Telecom, Inc.

730 Second Avenue

Minneapolis, MN 55402

(612) 376-4400

We are a facilities-based competitive communications services provider of voice and data services and business telephone systems in 45 markets in the western United States. Headquartered in Minneapolis, Minnesota, we currently employ approximately 1,400 telecommunications/Internet professionals, serve over 60,000 business customers and have approximately 600,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.

For additional information about us and our business, see “Where You Can Find More Information” on page [51].

Integra Telecom Holdings, Inc.

1201 NE Lloyd Blvd.

Portland, OR 97232

(503) 453-8000

Integra provides voice, data and Internet communications to thousands of business and carrier customers in eight Western states, including: Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah and Washington. The company owns and operates an extensive fiber-optic network comprised of eight metropolitan access networks, a tier one Internet and data network and a 4,700-mile high-speed long haul network.

ITH Acquisition Corp.

1201 NE Lloyd Blvd.

Portland, OR 97232

(503) 453-8000

ITH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Integra, was organized solely for the purpose of entering into the merger agreement with us and consummating the merger and has not conducted any business operations.

The Merger (page 18)

We have agreed to be acquired by Integra pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into Eschelon, with Eschelon continuing as the surviving corporation and a wholly-owned subsidiary of Integra. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by Integra or any subsidiaries of Integra, or by holders properly exercising dissenters’ rights under Delaware law, will be automatically converted into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Financing of the Merger (page 46)

The total amount of funds necessary to pay our shareholders and optionholders the amounts due to them under the merger agreement will be approximately $560 million. Funds will also be required to refinance our debt and for fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. In addition, Integra is required to refinance its debt in connection with obtaining the financing for this transaction. These funds are expected to be provided by a combination of the following:

•       $215 million in senior notes;

•       $985 million in new senior secured credit facilities; and

•       cash and cash equivalents held by Integra, us and our subsidiaries at closing.

The following arrangements are in place for the financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Note Financing.   Integra has received a senior note commitment letter from Deutsche Bank Securities Inc. and CIBC World Markets Corp., which we refer to as the note purchasers, to purchase from Integra debt securities in the amount of $215 million.

Debt Financing.   Integra has received a debt commitment letter from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., and CIBC Inc., which we refer to as the debt lenders, to provide $985 million in senior secured credit facilities. In addition, the debt lenders have commitment to provide Integra a $50 million first-lien revolving credit facility for use following the closing of the transaction.

There is no financing condition to the consummation of the merger.

Effect of the Merger on Stock Options and Restricted Stock (page [40])

If the merger occurs, stock options and restricted stock will be treated as described below:

•       All options, whether vested or unvested, to purchase shares of our common stock held by our employees (including officers), directors and other service providers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $30.00 over the applicable per share exercise price and (ii) the number of shares subject to the option; and

•       All unvested shares of restricted stock held by our employees (including officers), directors and other service providers will become fully vested prior to the consummation of the merger and will be treated in the same manner as other outstanding shares of our common stock.

The Special Meeting (page 16)

The special meeting of our shareholders will be held at U.S. Trust Building, 730 2nd Avenue South, Suite 900, Minneapolis, MN 55402, on May 18, 2007 at 10:00 a.m. local time. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement and approve the merger, and, if necessary, the proposal to adjourn the special meeting to solicit additional proxies.

Shareholders Entitled to Vote; Vote Required (page 14)

Only holders of record of our common stock at the close of business on April 10, 2007, the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares voted on such proposal. On the record date, there were                shares of our common stock entitled to vote at the special meeting.

The Voting Agreement (page 15)

At Integra’s request, several of our officers, directors and major shareholders entered into a stockholder voting agreement, a copy of which is attached as Annex B to this proxy statement. Pursuant to the voting agreement, each participating shareholder has agreed, among other things:

•       To vote his, her or its shares of our common stock to approve the merger agreement;

•       To vote against any other proposal or offer to acquire our company; and

•       Not to sell or transfer any of his, her or its Eschelon shares or grant any proxies or powers of attorney with respect to his, her or its shares that are inconsistent with his, her or its obligations under the voting agreement.

The shareholders signing the voting agreement own approximately [41%] of the shares of our common stock outstanding on the record date for the special meeting.

If the merger agreement is terminated for any reason, including by us in order to enter into a definitive agreement for an offer from a third party that our board of directors determines to be more favorable to our shareholders than the merger agreement, or if our board of directors changes its recommendation regarding the merger, the voting agreement will also terminate.

Shares Owned by Our Directors and Executive Officers (page [14])

As of April 10, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately        shares of common stock, or approximately     % of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Market Price and Dividend Data (page 48)

Our common stock is listed on the Nasdaq Global Market under the symbol “ESCH.” On March 19, 2007, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $25.59. On April 5, 2007, the last full trading day prior to the date of this proxy statement, our common stock closed at $28.86.

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

Recommendation of Our Board of Directors (page [13])

Our board of directors unanimously:

•       approved and adopted the merger agreement and other transactions contemplated by the merger agreement; and

•       determined that it was in the best interests of us and our shareholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to adopt the merger agreement and approve the merger, and, “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary. To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Interests of Our Directors and Executive Officers in the Merger (page [27])

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement and approve the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other shareholders generally. For example:

•       our executive officers are entitled to certain cash severance payments, including tax gross-up payments, and continued benefits that will be triggered if they are terminated under certain circumstances following the consummation of the merger;

•       all unvested options to purchase shares of our common stock held by our directors and executive officers will become fully vested and be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $30.00 over the applicable per share exercise price and (ii) the number of shares subject to the unvested portion of the option;

•       all unvested shares of restricted stock held by our directors and executive officers will become fully vested immediately prior to the consummation of the merger and such shares will be treated in the same manner as outstanding shares of our common stock in the merger; and

•       our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of director and officer liability insurance for four years following completion of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our shareholders vote in favor of the adoption of the merger agreement.

Opinion of Jefferies & Company, Inc. (page 24 and Annex C)

In connection with the merger, our board of directors received a written opinion from Jefferies & Company, Inc. (“Jefferies”) as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock pursuant to the merger agreement. The full text of the Jefferies opinion, dated March 19, 2007, is attached to this proxy statement as Annex C. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by

Jefferies. The Jefferies opinion is addressed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by holders of shares of our common stock pursuant to the merger agreement in the proposed merger as of the date of such opinion. The Jefferies opinion does not address the merits of our underlying business decision to engage in the merger and does not constitute a recommendation to any holder of our common stock as to how to vote with respect to the proposed merger or any other matter.

Delisting and Deregistration of Our Common Stock (page 28)

If the merger is consummated, our common stock will no longer be listed on the Nasdaq Global Market and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”), and we will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

The Merger Agreement (page 35)

Conditions to the Closing of the Merger (page 42)

Our, Integra’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•       the adoption of the merger agreement and approval of the merger by our shareholders;

•       the absence of any preliminary or permanent injunction, order or decree or judgment or other ruling of any governmental entity preventing the consummation of the merger; and

•       all necessary consents and approvals of any governmental entity required for the consummation of the merger must be obtained and the expiration or termination of the applicable waiting or expiration period under the Hart Scott Rodino Antitrust Act of 1976, as amended (the “HSR Act”), and any other approval under any other applicable antitrust or competition laws of any other applicable jurisdiction shall have been obtained.

Integra’s and Merger Sub’s obligations to consummate the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•       our representations and warranties made pursuant to the merger agreement shall be true and correct as of the date of the merger agreement and at and as of the closing date of the merger with the same effect as if made on and as of the closing date (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not be reasonably expected to have a material adverse effect (as defined in the section of this proxy statement entitled “The Merger Agreement—Representations and Warranties”) on us;

•       the environmental investigation contemplated by the merger agreement shall not have discovered non-compliance with environmental laws or conditions that would reasonably be expected to result in liabilities to us in excess of $2,000,000, excluding any such liabilities for which we are insured as of the date of the merger agreement;

•       the performance by us in all material respects of our obligations under the merger agreement; and

•       since December 31, 2006, no material adverse effect shall have occurred and is continuing with respect to us and no event, development, change or effect shall have occurred and is continuing that would be reasonably likely to have a material adverse effect.

Our obligation to consummate the merger is also subject to the satisfaction by Integra and Merger Sub or waiver by us of the following conditions:

•       Integra’s and Merger Sub’s representations and warranties made pursuant to the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger with the same effect as if made on and as of the closing date (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the ability of Integra or Merger Sub to perform their respective obligations under the merger agreement; and

•       the performance by each of Integra and Merger Sub in all material respects of their obligations under the merger agreement.

No Solicitation Covenant (page 39)

We have agreed that we will not, and will not permit any of our, or our subsidiaries,’ directors, officers or employees, consultants, financial advisors, attorneys, accountants or other advisors or representatives or agents to, directly or indirectly:

•       solicit, initiate or encourage, or take any other action to facilitate (including by furnishing or disclosing information), any takeover proposal;

•       enter into any agreement, arrangement or understanding with respect to any takeover proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the merger or any other transaction contemplated by the merger agreement

•       initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to any takeover proposal; or

•       grant any waiver or release under, or fail to enforce, any standstill or any similar agreement with respect to any class of our equity securities.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our shareholders:

•       furnish information to a person making a bona fide written unsolicited takeover proposal that is or would reasonably be expected to lead to a proposal that is superior to the merger; and

•       participate in discussions or negotiations with such person regarding such takeover proposal.

We may only take these actions if:

•       our board of directors determines in good faith (after consultation with outside counsel and a financial advisor) that the failure to do so would be inconsistent with its fiduciary duties to our shareholders under applicable law;

•       our board of directors determines in good faith (after consultation with outside counsel and a financial advisor) that the takeover proposal is, or would reasonably be expected to lead to, a superior proposal;

•       the takeover proposal was not solicited after the execution of the merger agreement and was made after the execution of the merger agreement;

•       we made or will concurrently make available to Integra any information provided to such bidder; and

•       the bidder has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Integra.

Termination of the Merger Agreement (page 43)

The merger agreement may be terminated under certain circumstances, including:

•       by our and Integra’s mutual written consent;

•       by either Integra or us if:

•        our shareholders do not adopt the merger agreement and approve the merger at the shareholders meeting;

•        the merger has not been consummated by October 31, 2007, provided that Integra may extend the termination date to December 31, 2007, but only if the closing has not occurred as a result of not obtaining the necessary government approvals, not satisfying the waiting period required by the HSR Act, or a court order, decree, judgment, injunction or other ruling that prevents or prohibits consummation of the merger;

•        any final non-appealable order, decree, ruling or other action issued by a governmental entity, as defined in the merger agreement, permanently restraining, enjoining or otherwise prohibiting consummation of the merger; provided, however, that the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

•       by us if:

•        Integra or Merger Sub breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by the sooner of October 31, 2007 or 20 business days after Integra or Merger Sub receives notice of such breach;

•        before approval of the merger by our shareholders, and under certain circumstances, we receive an unsolicited superior proposal in accordance with the merger agreement and we pay any required termination fee, provided that we may only terminate the merger agreement pursuant to this clause after providing an opportunity to Integra to negotiate a better offer as provided in the merger agreement; or

•        if Integra fails to consummate the merger within 60 days of satisfaction of the last condition required by the merger agreement.

•       by Integra if:

•        we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by the sooner of October 31, 2007 or 20 business days after Integra or Merger Sub receives notice of such breach;

•        prior to the adoption of the merger agreement by our shareholders, our board adversely changes its recommendation regarding the merger, we shall have failed to include in the proxy statement the recommendation of our board of directors that our shareholders vote in favor of the merger and the transactions contemplated hereby, the board fails publicly to reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by this merger agreement within ten (10) days after Integra requests in writing that such recommendation or determination be reaffirmed, a tender or exchange offer relating to any shares of common stock will have been commenced and we will not have sent to our shareholders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that we recommend the rejection of such tender or exchange offer, a takeover proposal is publicly announced, and we fail to issue, within ten (10) days after such takeover proposal is announced, a press release that reaffirms the recommendation of the board that our shareholders vote in favor of the merger and the transactions contemplated thereby or we have breached any of our obligations under the merger agreement to call, give notice of, convene and hold the shareholders’ meeting and timely mail the proxy statement as contemplated thereby, which has not been cured (or is not capable of being cured) within 20 business days following receipt by us of written notice of such breach.

Termination Fees and Expenses (page 43)

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will also be required to pay a termination fee of $16,770,000 million to Integra, plus reimbursement of Integra’s fees and expenses not to exceed $2,000,000, under certain circumstances, including if:

•       we terminate the merger agreement to accept a superior proposal;

•       Integra terminates the merger agreement because, prior to the adoption of the merger agreement by the shareholders, our board adversely changes its recommendation regarding the merger or the board fails publicly to reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by this merger agreement within ten (10) days after Integra requests in writing that such recommendation or determination be reaffirmed, a tender or exchange offer relating to any shares of common stock will have been commenced and we will not have sent to our stock holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that we recommend the rejection of such tender or exchange offer, a takeover proposal is publicly announced, and we fail to issue, within ten (10) days after such takeover proposal is announced, a press release that reaffirms the recommendation of the board that our shareholders vote in favor of the merger and the transactions contemplated thereby or we have breached any of our obligations under the merger agreement to call, give notice of, convene and hold the shareholders’ meeting and timely mail the proxy statement as contemplated thereby, which has not been cured (or is not capable of being cured) within 20 business days following receipt by us of written notice of such breach; or

•       a takeover proposal (other than the merger) has been publicly announced, or a takeover proposal otherwise becomes publicly communicated to our board of directors; and thereafter the merger agreement is terminated:

•        by either us or Integra because the merger has not been consummated by October 31, 2007; or our shareholders do not adopt the merger agreement and approve the merger at the special meeting (or any adjournment or postponement of the meeting); or by Integra because we breached a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by October 31, 2007; and

•        within nine months of termination of the merger agreement, we enter into a definitive agreement with another party relating to our acquisition.

Integra will be required to pay a termination fee of $16,770,000 million to us if:

•       Integra or Merger Sub breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by the sooner of October 31, 2007 or 20 business days after Integra or Merger Sub receives notice of such breach; or

•       if Integra fails to consummate the merger within 60 days of satisfaction of the last condition required by the merger agreement.

Certain Material U.S. Federal Income Tax Consequences (page 30)

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in “The Merger—Certain Material U.S. Federal Income Tax Consequences”) who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. In addition, payments made to U.S. holders in the merger generally will be subject to information reporting and may be subject to backup withholding. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

A non-U.S. holder (as defined in “The Merger—Certain Material U.S. Federal Income Tax Consequences”) generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for shares of our common stock in the merger unless: (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or (ii) the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States. In addition, payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger to U.S. and non-U.S. holders. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 31)

Antitrust (page 31)

Under the HSR Act, we cannot consummate the merger until we and Integra have notified the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. We and Integra filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on              , 2007. The initial waiting period under the HSR Act will expire at 11:59 p.m. on                        , 2007, the 30th day following the filing, unless the Antitrust Division or the FTC requests additional information before that time. We may, under certain circumstances, withdraw and re-file the notification.

Federal Communications Commission

Under the Federal Communications Act of 1934, we must obtain approval from the Federal Communications Commission in order to transfer control of certain licenses and authorizations issued by the FCC. Eschelon and Integra filed a streamlined application for joint domestic and international Section 214 transfer of control on April 5, 2007. If the FCC does not receive any objections to a domestic transfer, or remove it on its own from streamlined treatment, it is automatically approved on the 30th day after the FCC public notice of the filing; and if the FCC does not receive any objections to an international transfer or remove it on its own from streamlined treatment, it is automatically approved on the 14th day after the FCC public notice of the filing. Interested third parties have 30 days from the date of the public notice announcing the grant of the approvals of the transfer of control applications to file for reconsideration of the FCC’s grants.  Further, the FCC, upon its own authority, has up to 40 days from the date of each public notice to reconsider the grants of transfer of control authority.

State Regulatory Approvals

Eschelon and Integra hold certificates, licenses and service authorizations issued by the state public utility commissions of various states, which we refer to as “state PUCs.” Eschelon and Integra have filed applications seeking approval of the mergers and notifications of the merger with PUCs in various states where they hold authorization to provide competitive local exchange services. In addition, Eschelon and Integra hold long distance certificates in a number of states and have filed applications seeking approval of the merger with various of these states. Applications for state PUC approvals are subject to public comment and objections of third parties. In addition to these applications, Eschelon and Integra have filed notifications of the merger in additional states in which they operate their respective telecommunications businesses. In some of these states, the state PUC could initiate proceedings in response to the notification.

Paying Agent

                                          is expected to act as the paying agent for the payment of the merger consideration.

Dissenters’ Rights (page 32)

The following is a brief summary of the rights under Delaware law of holders of common stock to dissent from the merger and receive cash payment of the “fair value” of their shares. This summary is not a complete discussion of the law pertaining to dissenters’ rights and you should carefully read all of Section 262 of the Delaware General Corporations Law (the “DGCL”), which sets forth dissenters’ rights under Delaware law and is attached to this proxy statement as Annex D.

If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the DGCL, you will lose your dissenters’ rights.

Under Delaware law, holders of our common stock who do not vote in favor of approving and adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and the merger, if they continuously hold their common stock from the date they make a demand for appraisal through the effective time of the merger, and if they comply with Delaware law procedures applicable to such appraisal rights. This amount could be more, the same or less than the value that our shareholders are entitled to receive under the terms of the merger agreement. See section entitled “The Merger—Dissenters’ Rights.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items and statements of belief and assumptions. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements. In addition, our results of operations, financial condition and cash flows also may be adversely impacted by the recent announcement of the merger, which may impact our ability to attract and retain customers, management and employees. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise, except as we are required to do by law.

Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements, including, without limitation, statements regarding the timing and consummation of the merger, government consents and approvals and the outcome of the contingencies are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results relating to the merger to differ materially from those described in the forward-looking statements:

•       our ability to obtain the shareholder and regulatory approvals required for the merger;

•       the occurrence or non-occurrence of the other conditions to the closing of the merger;

•       the timing of the consummation of the merger;

•       legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•       uncertainty concerning the effects of our pending transaction with Integra; and

•       additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

ESCHELON TELECOM, INC. SPECIAL MEETING

We are furnishing this proxy statement to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at                               , on May 18, 2007, at                    [a][p].m. local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on April 10, 2007, to consider and vote on the following proposals:

1.      To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 19, 2007, by and among Eschelon Telecom, Inc. (“Eschelon”), Integra Telecom Holdings, Inc. (“Integra”), and ITH Acquisition Corp, a wholly owned subsidiary of Integra (“Merger Sub”), and approve the merger contemplated by the merger agreement. Pursuant to the terms of the merger agreement, Integra will acquire all of the outstanding stock of Eschelon for a purchase price of $30.00 per share in cash, without interest, and ITH Acquisition Corp., a wholly-owned subsidiary of Integra, will merge with and into Eschelon, with Eschelon continuing as the surviving corporation and a wholly-owned subsidiary of Integra.

2.      To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3.      To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms of the merger agreement, the merger, and the other transactions contemplated by the merger are fair to and in the best interests of our shareholders and has unanimously approved the merger agreement.

Our board of directors unanimously recommends that our shareholders vote “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to solicit additional proxies, if necessary. See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Shareholders Entitled to Vote; Record Date; Vote Required

A quorum of shareholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

You may vote at the special meeting if you owned shares of our common stock at the close of business on April 10, 2007, the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to adopt the merger agreement and approve the merger is based on the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement and approve the merger.

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

A list of our shareholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of April 10, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately [  ] shares of common stock, or approximately [  ]% of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to adopt the merger agreement and approve the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the adoption of the merger agreement and will have no effect on the proposal to adjourn the special meeting to solicit additional proxies, if necessary. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement and approve the merger and no effect on the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment may be made without notice (if the adjournment is not for more than one hundred-twenty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The Voting Agreement

This section of the proxy statement describes the material provisions of the voting agreement but does not purport to describe all the provisions of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the voting agreement.

Voting Agreement

In connection with the execution of the merger agreement, several officers, directors and other major shareholders entered into a stockholder voting agreement with us and Integra. Each of the signing shareholders has agreed to (1) appear at any meeting or otherwise cause his, her or its shares to be counted as present for purposes of calculating a quorum, (2) to vote in favor of the adoption of the merger agreement and any other transactions contemplated by the merger agreement, (3) to vote against any action or agreement in opposition to or competitive or materially inconsistent with the merger agreement, and (4) to vote against any takeover proposal or other action that would reasonably interfere with the merger agreement or related transactions.

The shareholders signing the voting agreement own approximately [41%] of the shares of our common stock outstanding on the record date for the special meeting.

The shareholders signing the voting agreement covenant that, except for the voting agreement, (a) they will not sell or otherwise transfer any of his, her or its Eschelon shares or any interest in the shares, (b) will not enter into any voting agreement or voting trust, or grant a proxy, consent or power of attorney with respect to the Eschelon shares and (c) will not at any meeting of the shareholders of the company, vote (or cause to be voted) the shares for any competing transaction.

Representations and Warranties

The voting agreement contains customary representations and warranties made by the shareholders. Some of the more significant of these relate to corporate or other authority to enter into and perform obligations under the voting agreement, absence of any breach or violation of organizational documents, applicable law or contractual obligations as a result of entering into and performing obligations under the voting agreement, and ownership of Eschelon stock.

Termination

The voting agreement automatically terminates upon the earlier to occur or (1) the consummation of the merger, (2) the date of termination of the merger agreement, (3) the occurrence of a Company Adverse Recommendation Change (as that term is defined in the merger agreement), and (4) the delivery of written notice of termination by the shareholder to Integra following an amendment to the merger agreement that would be materially adverse to the shareholder.

Revocation of Proxies

A shareholder of record may revoke a proxy at any time before it is voted by delivering written notice of revocation to the Company, Attention:  J. Jeffery Oxley; delivering a duly executed proxy bearing a later date to the Company; delivering a proxy via the Internet or by telephone following the date of your original proxy relating to the same shares, or attending the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We and our proxy solicitation firm, [   ], are soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders, including the payment of a fee of $[   ], plus reasonable expenses, to [   ] for its services. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our executive officers and regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, telegram, facsimile, special delivery letter or other electronic means.

Other Business

We do not expect that any matter other than the proposal to adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Dissenters’ Rights

Under applicable Delaware law, our shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of common stock. The fair value of the shares of common stock of dissenting shareholders may be more than, less than or equal to the value of the merger consideration. Each shareholder seeking to preserve statutory dissenters’ rights must:

•       deliver to us, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment of fair value for such shareholder’s common stock if the merger becomes effective;

•       not vote the shareholder’s shares of common stock in person or by proxy in favor of the merger proposal; and

•       follow the statutory procedures for perfecting dissenters’ rights under Delaware law, which are described in the section entitled “The Merger—Dissenters’ Rights” on page 43, and included as Annex D to this proxy statement.

Merely voting against the merger proposal will not preserve your dissenters’ rights. Chapter 8, Section 262 of Delaware General Corporation Law is reprinted in its entirety and attached to this proxy statement as Annex D. Failure by a shareholder to precisely comply with all procedures required by Delaware law will result in the loss of dissenters’ rights for that shareholder.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Eschelon Telecom, Inc.
Attn: Investor Relations
730 Second Avenue
Minneapolis, MN 55402
(612) 376-4400

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our shareholders to adopt the merger agreement and approve the merger contemplated therein. If we consummate the merger, we will become a wholly-owned subsidiary of Integra, and our shareholders will have the right to receive $30.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

Eschelon
730 Second Avenue South, Suite 900
Minneapolis, MN 55402
(612) 376-4400

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 45 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,400 telecommunications/ Internet professionals, serves over 60,000 business customers and has approximately 600,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.

For additional information about Eschelon and its business, see “Where You Can Find More Information” on page [51].

Integra Telecom Holdings, Inc.
1201 NE Lloyd Blvd.
Portland, OR 97232
(503) 453-8000

Integra provides voice, data and Internet communications to thousands of business and carrier customers in eight Western states, including: Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah and Washington. The company owns and operates a fiber-optic network comprised of eight metropolitan access networks, a tier one Internet and data network and a 4,700-mile high-speed long haul network.

ITH Acquisition Corp.
1201 NE Lloyd Blvd.
Portland, OR 97232
(503) 453-8000

ITH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Integra, was organized solely for the purpose of entering into the merger agreement with us and consummating the merger and has not conducted any business operations.

Background of the Merger

The telecommunications industry is highly competitive and is characterized by frequent merger and acquisition activity in order to enhance efficiencies. Prior to this merger, we focused on growing our business by strategically acquiring other similarly-situated competitive local exchange carriers. Since

December 2004, we acquired Advanced TelCom, Inc., Oregon Telecom, Inc., OneEighty Communications, Inc. and Mountain Telecommunications, Inc. and we expect to consummate the acquisition of United Communications, Inc., or UNICOM, in the second quarter of 2007.

From time to time between 2001 and January 2007, we and Integra have discussed various strategic alternatives for combining the companies, either by one company acquiring the other or by a merger of the ownership of the companies. The reason for this mutual interest in a combination was the high degree of market and revenue overlap, which would allow significant synergies in the areas of network, associate headcount, information technology, and other administrative functions. None of those discussions resulted in either company agreeing to sell to the other.

In January 2007, an investment bank independently initiated contact with us and provided an acquisition analysis to us, indicating that Integra could be interested in selling their company. After discussion with the investment bank and significant analysis, we indicated a price at which we might be interested in pursuing a transaction. However, Integra indicated it was not interested in an offer at the valuation we proposed, indicating that our proposal fell materially short of their valuation of their company.

On February 2, 2007, we received an unsolicited, written offer from Integra to acquire our company at $27.00 per share in cash and to assume our debt. The offer also included two executed commitment letters from Deutsche Bank Securities, Inc. stating that it would finance the transaction.

Richard A. Smith, our Chief Executive Officer, immediately forwarded Integra’s offer and the financing commitments to our board of directors, Jeffery Oxley, our Secretary and General Counsel, and our outside counsel, Latham & Watkins LLP. At that same time, Mr. Smith provided preliminary financial analysis to the board in order to assist it to meaningfully consider Integra’s offer.

On February 3, 2007, our Board met via teleconference to consider Integra’s offer. Mr. Smith provided a financial analysis of the transaction. Mr. Smith recommended that the board decline the offer as insufficient in several regards, principally price, lack of secure financing on Integra’s part, and uncertainty on the transaction closing. In light of the absence of one director who was abroad, the board declined to take action on the offer.

On February 4, 2007, Mr. Smith contacted Jefferies regarding an engagement to prepare an analysis regarding the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock pursuant to a merger agreement that may be negotiated with Integra. Jefferies was familiar with Eschelon through its participation in a number of our prior financing transactions.

On February 6, 2007, when all of our directors could participate, the board met telephonically to review Integra’s offer. Mr. Smith and Geoffrey Boyd, our Chief Financial Officer, provided additional detailed financial analysis of the terms Integra proposed to the board along with information from the Lehman Brothers Global Trading Comparables Update for February 2, 2007. This report includes various trading multiples for telecommunications companies, including us. Mr. Smith relayed to the board his conversation with outside regulatory counsel on regulatory and legislative trends affecting the telecommunications industry. The board discussed the identity and likelihood of other potential buyers and discussed the merits of commencing a solicitation of such potential buyers. The board also discussed the potential negative impact on our business that would likely arise from premature disclosure of the discussions with Integra. Latham & Watkins advised the board on disclosure issues potentially arising out of the Integra proposal. The board rejected Integra’s offer for the following reasons:

•       The all cash price of $27.00 per share was insufficient;

•       The financing commitments contained certain unacceptable conditions, including conditioning the commitment on continued due diligence;

•       The length of time Integra wanted to conduct due diligence was too long; and

•       The lack of additional, but possibly material, details that would be contained in a purchase or merger agreement that had not been provided.

Mr. Smith communicated the board’s rejection of Integra’s February 2, 2007 purchase offer to Dudley R. Slater, Integra’s Chief Executive Officer, on February 6, 2007. Mr. Slater requested that we provide a financial forecast for the next several years in order to re-evaluate the transaction. Mr. Smith responded that he would review that request with his board.

Between February 6, 2007 and February 8, 2007, Mr. Smith communicated with a number of board members regarding Mr. Slater’s request.

On February 8, 2007, Mr. Smith called Mr. Slater and indicated that he would not be providing our financial forecasts until Integra revised its offer to address the concerns highlighted above.

On February 9, 2007, Mr. Slater called Mr. Smith to provide a status update. Mr. Slater stated his Board would reconvene to consider additional analysis that Mr. Slater would provide. Mr. Slater said he would contact Mr. Smith with a revised proposal should his board determine to do so.

On February 12, 2007, Integra provided a revised offer with a price of $28.50 per share and an acknowledgement that the due diligence financing condition in the financing commitment letters would be removed from the letters prior to the execution of a definitive agreement. Integra also provided revised financing commitment letters based on the revised offer. Integra also agreed to provide a draft of a merger agreement so that our board could determine if all of the terms and conditions of the offer would be acceptable.

On February 15, 2007, the board met to discuss the revised offer and discussed the terms upon which the board may agree to approve a transaction with Integra. Principally, the board discussed the following: the minimum acceptable purchase price; financing contingencies; the scope of what constitutes a material adverse effect that could allow Integra to not close the merger; the need to minimize closing risks in light of possible losses of business if the merger did not close; a termination fee in the event Integra did not obtain financing or otherwise breached its obligations; post-closing indemnification obligations; flexibility with respect to terminating the merger agreement to accept a superior proposal; and limitations on due diligence to minimize risks associated with disclosure of a possible transaction to customers.

The board convened to consider possible proposals discussed at the board meeting.

Between February 15, 2007 and February 18, 2007, the board communicated amongst themselves, with Mr. Smith ensuring discussion with every member of the board and with outside counsel. As a result of these discussions, the board developed a response to Integra’s revised offer, with Mr. Smith to clearly state the importance of each term and that without substantial agreement on all terms, the board would not recommend the transaction to our shareholders. The response included the following factors:

1)              The price to be at least $30.75 per share.

2)              Integra’s financing must be committed and contain narrow limitations on the kinds of circumstances that would allow Integra to fail to close the transaction. Integra would be required to pay a fee, or “reverse break up fee,” of 3% of the equity value of the transaction if it failed to close the transaction in order to increase certainty of closing;

3)              The definitive agreement would not contain any post-closing liabilities to our shareholders;

4)              The definitive agreement must permit our board flexibility to exercise its fiduciary duties to accept another superior takeover offer if one was presented to us after announcement of the merger with Integra; and

5)              Due diligence would be limited in order to minimize the potential impact on customer relationships and on employees if information concerning a possible transaction was leaked.

On February 19, 2007, Mr. Smith called Mr. Slater and discussed the board’s requirements for a transaction. Mr. Slater indicated that he would communicate this information to his company’s board.

On February 21, 2007, Integra provided a revised offer that increased its offer from $28.50 to $30.00 per share. Other terms to which Integra agreed were to:

1)              Provide for definitive documentation that would provide for minimal closing conditions, including narrowing the scope of the material adverse effect closing condition in the financing commitment letters;

2)              Provide an appropriate fiduciary out in the event of a superior proposal, given the fact Eschelon had not contacted other potential purchasers, with a termination fee of 4% of the equity value of the transaction if our board exercised its right to terminate the merger agreement in light of a superior proposal;

3)              Undertake to complete due diligence within a 14 day period; and

4)              Pay to us a “reverse breakup fee” of 3% of equity value of the transaction.

In addition, Mr. Slater indicated that Integra would proceed to draft a merger agreement and that it would not provide for any post-closing liabilities to our shareholders. Mr. Slater also clearly stated Integra was in no event willing to increase its purchase price above $30.00 per share.

Our board met on February 22, 2007 for a regular board meeting. A portion of the meeting was devoted to discussing the Integra offer and was attended telephonically by Latham & Watkins. The board discussed the 4% breakup fee and 3% reverse breakup fee and were advised that these fees were not out of line with the fees in other similar transactions occurring in the marketplace. However, the board discussed a lower break-up fee to facilitate the ability to accept a superior proposal, and suggested setting the fee at 3% to equal the reverse breakup fee. Following the board meeting, Mr. Smith contacted Mr. Slater, in which Mr. Slater agreed to the 3% break-up fee, and the parties agreed to move forward with due diligence and definitive documentation.

On February 23, 2007, Integra provided us a draft of the merger agreement.

On February 26, 2007, Integra executed a confidentiality agreement, which contained standstill and non-solicitation provisions. At Integra’s insistence, we also entered into an agreement to negotiate exclusively with Integra for 14 days while Integra conducted its due diligence.

We and Latham & Watkins negotiated the terms of the proposed merger agreement with Integra and its legal counsel between February 26, 2007 and March 3, 2007. On March 3, 2007, we provided a then current draft of the merger agreement to the board for its review and consideration.

On February 27, 2007, a number of executives from Integra came to Minnesota to conduct due diligence. Through the end of the week, our management and Integra’s management met on a daily basis. Following a series of presentations by our executives providing department overviews, executives from both companies met in small groups to provide specific information about our operations. Following the face to face meetings, our executives responded to questions and document requests from Integra.

On March 4, 2007, Mr. Slater and Mr. Smith reviewed the status of the merger agreement and the financial model of the combined companies that Integra had created.

On March 5, 2007, Mr. Smith provided the executed copies of the financing commitments that Integra had received from Deutsche Bank to our board and provided a summary of those agreements.

On March 8, 2007, our board held a special meeting to consider the terms of the merger agreement and financing commitment letters, including, among other things: the firm $30.00 per share price; the “fiduciary out” provisions; the absence of any post-closing indemnification obligations; the closing conditions, including the financing condition that relates only to a material adverse effect on our performance and not on Integra’s financial performance; a breakup and reverse breakup fee of 3%, plus expenses capped at $2,000,000 that we may have to pay in the event of a breakup; and the quality of the financing commitments.

The board discussed the likelihood of other bidders emerging upon announcement of the transaction. Mr. Smith stated that Integra had rejected our request for an opportunity to solicit other buyers for our company post-announcement. Integra indicated that it would not go forward with the transaction if we were to insist on such a provision based on its belief that the purchase price premium and increases in purchase price through negotiations were given on the basis of a privately negotiated transaction. The board accepted this position based on its ability to negotiate and accept a superior proposal, at what it believed to be a relatively nominal and customary termination fee of 3%, should one be made after execution of the merger agreement.

The board considered it essential to obtain a fairness opinion by a nationally recognized financial institution as to the purchase price prior to accepting Integra’s proposal. Mr. Boyd discussed his progress towards obtaining a fairness opinion. He related that Jefferies would provide an analysis with respect to the fairness, from a financial point of view, of the $30.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement. He also related Jefferies’ terms and that Jefferies had commenced work pending negotiation of its engagement letter.

The board instructed management and legal counsel to continue negotiations on the remaining open issues in the merger agreement.

On March 11, 2007, Mr. Smith provided a draft of the fairness opinion and a draft of the valuation analysis for the equity of our company to the board.

On March 13, 2007, we formally engaged Jefferies to provide an analysis with respect to the fairness, from a financial point of view, of the $30.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement, and management had a conference call with Integra’s management, which also included outside counsel of both parties, to discuss certain terms of the merger agreement, primarily relating to the material adverse effect closing condition, the fiduciary out and the voting agreement. The parties decided to resume negotiations the next day after considering further the remaining open issues.

On March 14, 2007, the board met telephonically to discuss the open items on merger agreement discussed on March 13, namely, the material adverse effect closing condition and the voting agreement. Immediately following the board call, the same parties as the previous day participated in a conference call to continue negotiations. The parties ended negotiations with the understanding that they had basic agreement on all the substantial points, except the voting agreement.

On March 15, 2007, Mr. Smith provided a revised draft of the fairness opinion and a revised draft of the valuation analysis for the equity of our company to the board.

On March 15, 2007 and March 16, 2007, the voting agreement was negotiated by outside counsel for the parties, including counsel for certain of the shareholders to be party to the voting agreement.

On March 16, 2007, the Eschelon Board met to review the following items:

1)              The draft of the merger agreement;

2)              The draft of the voting agreement;

3)              The draft of the fairness opinion;

4)              The draft of the valuation analysis; and

5)              The Jefferies engagement letter.

Mr. Smith conveyed to the board that Integra had reported that they had completed their diligence. Integra expected to receive updated financial commitments guaranteeing their financing that day. Mr. Smith reported that Integra’s board would meet on Monday, March 19 to vote on whether to proceed with the transaction and requested that our board also meet on that day.

Jefferies addressed the board on the analysis underlying the fairness opinion Jefferies was preparing to deliver on Monday, March 19. Jefferies was thoroughly familiar with us through its participation in a number of prior financing transactions. The analysis principally focused on the valuations of comparable companies and comparable transactions through trailing, current, and projected financial results. Jefferies stated that subject to certain assumptions, qualifications and limitations contained in its draft of fairness opinion, the analysis indicated that the consideration of $30.00 in cash per share was fair, from a financial point of view, to the holders of our common stock receiving such consideration pursuant to the merger agreement.

On March 19, 2007, the Eschelon Board met in special session to review the following:

1)              The fairness opinion and supporting analysis provided by Jefferies;

2)              The voting agreement;

3)              The final terms of the merger agreement; and

4)              The board resolutions to approve our merger with Integra for a price of $30.00 per share on a fully diluted basis to our shareholders and all related documents, agreements and actions.

After discussions with its financial and legal advisors, our board unanimously determined it to be in our best interest and the best interest of our shareholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board resolved unanimously to approve and adopt the merger agreement, and resolved unanimously to recommend that our shareholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement was executed by the parties on the evening of March 19, 2007. On March 20, 2007, before the opening of the U.S. stock markets, we and Integra issued press releases announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•       approved and adopted the merger agreement and other transactions contemplated by the merger agreement; and

•       determined that it was in our best interest and the best interests of our shareholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

Accordingly, our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Reasons for the Merger

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that you vote in favor of the proposal to adopt the merger agreement and approve the merger, our board of directors consulted with our management, as well as our legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices for our common stock, our past and current business operations and financial condition, our future prospects, the potential merger with Integra and alternatives to the merger with Integra.

Our board of directors considered a number of positive factors in its deliberations:

•       the merger consideration of $30.00 per share of our common stock represents a meaningful premium to recent historical trading prices of our common stock. The per share common stock merger consideration represents a 17.23% premium over the closing price of our common stock on March 19, 2007, the last trading day prior to the announcement of the transaction; a 48% premium over our average closing common stock price for the 90-day period ending March 19, 2007; and a 109% premium over our price for the one year period ending March 19, 2007;

•       management’s assessment that this merger is in the best interests of the shareholders in light of certain regulatory risks and uncertainties in the telecommunications industry, which are discussed in more detail in our regulatory risk factors in our SEC filings;

•       the potential shareholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

•       the merger consideration consists solely of cash, which provides immediate liquidity and certainty of value to our shareholders compared to a transaction in which shareholders would receive stock or a stock component;

•       management’s assessment after consultation with its financial advisors, of the likelihood that Integra would complete the financing on the terms of the financing commitment;

•       that Integra’s obligation to consummate the merger is not subject to any financing contingencies;

•       our ability under the merger agreement to furnish information to and conduct negotiations with a third party in certain circumstances if the failure to do so by our board of directors would be inconsistent with its fiduciary obligations, as more fully described under “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page [39];

•       our board of directors’ ability to modify and change its recommendation of the transaction in certain circumstances if the failure to do so would be inconsistent with its fiduciary obligations to the shareholders;

•       the fact that we can terminate the merger agreement if an unsolicited superior proposal for an alternative transaction were made by a third party consistent with our board of directors’ fiduciary obligations, provided that we comply with certain requirements including payment of the $16,770,000 termination fee in addition to reimbursement of fees and expenses not to exceed $2,000,000;

•       the view of our board of directors, after receiving advice of management and after consultation with our legal counsel, that regulatory approvals necessary to consummate the merger are likely to be obtained;

•       the fact that the merger would be subject to the approval of our shareholders and that if a higher offer were to be made prior to the consummation of the merger, our shareholders would be free to reject the merger (subject to the voting agreement discussed below);

•       the entry into a voting agreement by certain sophisticated shareholders who have a significant stake in us (Bain Capital Fund VI, L.P. and Wind Point Partners IV, L.P.), and several other shareholders, which voting agreement terminates upon the board of directors withdrawing its recommendation for the merger;

•       our board considered the presentation by Jefferies on March 16, 2007, and its opinion that, as of March 19, 2007, and based on and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Jefferies, as set forth in its opinion, the consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders; and

•       the fact that the merger agreement provides sufficient operating flexibility for us to conduct our business generally in the ordinary course between the signing of the merger agreement and the consummation of the merger.

Our board of directors also considered potential drawbacks or risks relating to the merger, including the following:

•       we will no longer exist as an independent company and our shareholders will no longer participate in our growth;

•       our stock price appreciating consistently since August 2006;

•       the merger agreement precludes us from actively soliciting alternative proposals;

•       we are obligated to pay Integra a termination fee of $16,770,000 in addition to reimbursement of fees and expenses not to exceed $2,000,000 if we or Integra terminate the merger agreement under certain circumstances, which may discourage others from proposing an alternative transaction that might be more advantageous to our shareholders;

•       while the merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if the merger agreement is adopted by our shareholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•       the potential impact of the transaction on our employees, including the probability that some jobs will be eliminated;

•       the risk that the merger will not be approved by the appropriate governmental authorities; and

•       the merger will be a taxable transaction and, therefore, our common shareholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other shareholders. See “—Interests of Our Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweighed the drawbacks and risks and that the transactions contemplated by the merger agreement, including the merger, are in the best interests of our shareholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our shareholders vote to adopt the merger agreement and the merger at the special meeting.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principal factors considered by our board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of Jefferies

Our board of directors engaged Jefferies to render an opinion as to whether the consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructuring and other financial services.

On March 19, 2007, Jefferies delivered its opinion to our board of directors to the effect that, as of that date, and based upon and subject to the assumptions made, matters considered, qualifications and limitations set forth in the written opinion (which are described below), the consideration of $30.00 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of such shares.

The full text of the written opinion of Jefferies, which sets forth assumptions made, matters considered and, qualifications and limitations on the scope of review undertaken by Jefferies, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The following summary of the Jefferies opinion is qualified in its entirety by reference to the full text of the Jefferies opinion. Shareholders are urged to read and should read the entire Jefferies opinion carefully.

The Jefferies opinion is addressed to our board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by the holders of our common stock pursuant to the merger agreement. The Jefferies opinion does not address the merits of the underlying business decision by us to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any holder of common stock as to how the holder of such common stock should vote with respect to the proposed merger or any other matter. Jefferies was not requested to and did not provide us with advice concerning the structure, the specific amount of the consideration, or any other aspects of the merger. Jefferies was not authorized to and did not solicit any expression of interest from any other parties with respect to the sale of all or any part of Eschelon or any other alternative transaction. In addition, Jefferies was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Eschelon, other than the holders of our common stock. Jefferies did not participate in negotiations among the parties to the merger agreement. Consequently,

Jefferies has assumed that the terms of the merger agreement are the most beneficial terms from our perspective that could, under the circumstances, be negotiated among the parties to the merger agreement.

In its review, Jefferies made no independent investigation of any legal or accounting matters affecting Eschelon, and Jefferies assumed the correctness in all respects material to our analysis of all legal and accounting advice given to us and our Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to us and our shareholders. In addition, in preparing its opinion, Jefferies did not take into account any tax consequences of the merger to any holder of our common stock. Jefferies assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the final form of the merger agreement would be substantially similar to the last draft reviewed by Jefferies. Jefferies has also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us, Integra or the contemplated benefits of the merger.

In arriving at its opinion, Jefferies, among other things:

i.                   Reviewed a draft of the Merger Agreement dated March 14, 2007;

ii.               Reviewed certain publicly available financial and other information about us, including registration statements and periodic reports filed with the SEC;

iii.           Reviewed certain information furnished to Jefferies by our management, including financial forecasts and analyses, relating to our business, operations and prospects;

iv.             Held discussions with members of our senior management concerning the matters described in clauses (ii) and (iii) above and certain other matters Jefferies believed necessary or appropriate to its inquiry;

v.                 Reviewed the share trading price history and valuation multiples for our common stock and compared them with those of certain publicly traded companies that Jefferies deemed relevant;

vi.             Compared our results of operations with that of certain publicly traded companies which Jefferies deemed to be reasonably similar to us;

vii.         Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies deemed relevant; and

viii.     Conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that we supplied or otherwise made available or that was publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies did not obtain any independent evaluation or appraisal of any of our assets or liabilities, nor did it conduct a physical inspection or appraisal of any of our properties, assets or facilities, nor was Jefferies furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted within its opinion that projecting future results of any company is inherently subject to uncertainty. We informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. Jefferies expressed no opinion as to our financial forecasts or the assumptions on which our financial forecasts are made.

The Jefferies opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date of the opinion. Jefferies expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Jefferies’ and our control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the process at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, to the holders of shares of common stock of the merger consideration and were provided to our board of directors in connection with Jefferies’ delivery of its opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that were presented to our board of directors on March 19, 2007 in connection with the delivery of Jefferies’ opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Historical Share Price Performance.   Jefferies reviewed the historical trading performance of our common stock and observed that the closing low and high trading prices for shares of our common stock over the 52 weeks ended March 16, 2007 ranged from $13.41 per share to $25.87 per share and compared this range of trading prices to the $30.00 per share cash merger consideration.

Comparable Company Analysis.   Using publicly available information and information provided by our management, Jefferies reviewed our trading multiples and the corresponding trading multiples of a group consisting of the following companies:

•       ITC^DeltaCom Inc.,

•       PAETEC Holding Corp.

•       Time Warner Telecom Inc., and

•       XO Holdings, Inc.

In its analysis, Jefferies derived and compared our multiples and the multiples of the selected companies, calculated as follows:

•       the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or EBITDA for the latest-twelve-month period, or LTM, which is referred to as Enterprise Value/LTM EBITDA

•       the enterprise value divided by EBITDA for the latest-quarter-annualized period, or LQA, which is referred to as Enterprise Value/LQA EBITDA

•       the enterprise value divided by estimated EBITDA for the calendar year 2007, which is referred to as Enterprise Value/2007E EBITDA, and

•       the enterprise value divided by estimated EBITDA for the calendar year 2008, which is referred to as Enterprise Value/2008E EBITDA.

This analysis indicated the following:

Comparative Public Company Multiples
Benchmark	High	Low	Median	Mean	PAETEC	Transaction
Enterprise Value/LTM EBITDA	13.2x	7.9x	11.4x	10.9x	10.2x	10.8x
Enterprise Value/LQA EBITDA	12.6x	5.9x	8.9x	9.1x	9.0x	9.5x
Enterprise Value/2007E EBITDA*	11.6x	8.1x	9.8x	9.8x	8.1x	8.4x
Enterprise Value/2008E EBITDA*	9.6x	6.6x	8.1x	8.1x	6.6x	6.6x

*                    Based upon our management’s projections.

Using a reference range of 9.5x to 10.5x our LTM EBITDA, 8.5x to 9.5x our LQA EBITDA, 7.5x to 8.5x our estimated 2007 EBITDA and 6.0x to 7.0x our estimated 2008 EBITDA, Jefferies determined our implied enterprise value. Jefferies then subtracted debt from and added cash to the implied enterprise value to determine an implied equity value, and after accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options using the treasury stock method), this analysis indicated a range of our implied equity values per share of $27.38 to $32.87 using the 2008E EBITDA multiples, $26.57 to $30.85 using the 2007E EBITDA multiples, $26.70 to $30.49 using the LQA EBITDA multiples and $26.25 to $29.60 using the LTM EBITDA multiples, in each case compared to the merger consideration of $30.00 in cash per share.

Although none of the selected comparable companies are identical to us, Jefferies believes that PAETEC Holding Corp. is directionally the most relevant comparable public company because PAETEC Holding Corp. (i) provides similar integrated communications services, including local and long distance voice services, data and Internet services and business telephone systems, (ii) focuses on similarly sized business customers, although PAETEC Holding Corp.’s customers are larger and consequently cause PAETEC to experience lower line churn than us, (iii) connects customers to its network by leasing telecommunications lines or transport (including digital T1 telephone and data transmission lines) linking its customers to its own network, (iv) has similar operating metrics and margins, although notably, PAETEC Holding Corp. has a longer history of generating positive EBITDA and net income, and (v) employs a similar approach to sales channels and customer service.

No company utilized in the comparable company analysis is identical to us. In evaluating selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our and Jefferies’ control.

Selected Comparable Transactions Analysis.   Using publicly available information, Jefferies examined the following fifteen transactions involving acquisitions of competitive service providers in the United States since January 1, 2006 with transaction values of less than $1.5 billion. The transactions considered and the month and year each transaction was announced were as follows:

Buyer	Target	Month and Year Announced
Eschelon Telecom, Inc.	United Communications, Inc.	February 2007
Level 3 Communications, Inc.*	Broadwing Corporation	October 2006
Cavalier Telephone & TV	Talk America	September 2006
PAETEC Corp.	US LEC Corp.	August 2006
Eschelon Telecom, Inc.	OneEighty Communications, Inc.	August 2006
Time Warner Telecom Inc.	Xspedius Communications, LLC	July 2006
Eschelon Telecom, Inc.	Mountain Telecommunications, Inc.	June 2006
Level 3 Communications, Inc.	Looking Glass Networks, Inc.	June 2006
Qwest Communications International Inc.	OnFiber Communications, Inc.	May 2006
U.S. TelePacific Corp.	Mpower Communications	May 2006
Level 3 Communications, Inc.	TelCove, Inc.	May 2006
Level 3 Communications, Inc.	ICG Communications, Inc.	April 2006
Integra Telecom, Inc.	Electric Lightwave, Inc.	February 2006
Eschelon Telecom, Inc.	Oregon Telecom, Inc.	January 2006
Level 3 Communications, Inc.	Progress Telecom LLC	January 2006

*                    Excluded from the calculation of Median and Mean, as this transaction is considered an outlier.

Using publicly available information for each of these transactions, Jefferies reviewed the transaction value as a multiple of the target company’s LTM EBITDA (or LQA EBITDA, depending on what information was available) immediately preceding announcement of the transaction, which is referred to below as Transaction Value/LTM EBITDA. This analysis indicated the following:

Selected Comparable Transaction Multiples
Benchmark	High	Low	Median	Mean
Transaction Value/LTM EBITDA	11.8x	3.3x	7.4x	7.3x

Jefferies used a reference range of 9.0x to 10.0x our LTM EBITDA and 8.5x to 9.5x our LQA EBITDA to determine our implied enterprise value. Jefferies then subtracted debt from and added cash to the implied enterprise value to determine an implied equity value, and after accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options using the treasury stock method), this analysis indicated a range of our implied equity values per share of $24.17 to $27.43 using the LTM EBITDA multiples and $26.24 to $29.94 using the LQA EBITDA multiples, compared to the merger consideration of $30.00 in cash per share.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond our and Jefferies’ control.

Discounted Cash Flow Analysis.   Jefferies performed a discounted cash flow analysis, which values us as the sum of our unlevered (before financing costs) free cash flows over a nine year forecasted period and our terminal or residual value at the end of such period. The discounted free cash flow approach assumed a range of discount rates of 13% to 14% and a range of perpetuity growth rates of 1.5% to 2.0% using certain financial projections for us prepared by our management. The discount factor was calculated as the weighted average cost of capital of the comparable public companies. The analysis considered the value of our net operating loss carry-forwards. Based on this analysis, Jefferies determined our implied enterprise value. Jefferies then subtracted debt from and added cash to the implied enterprise value to determine an implied equity value, and after accounting for the outstanding common stock (adjusted for the dilutive effect of the outstanding options using the treasury stock method), this analysis indicated a range of our implied equity values per share of $29.24 to $33.82 per share, compared to the merger consideration of $30.00 in cash per share.

Premiums Paid Analysis.   Jefferies performed a premiums paid analysis based upon its review and analysis of the range of premiums paid in selected announced public acquisition transactions dating from January 1, 2005 through March 16, 2007. Using publicly available information, Jefferies reviewed information relating to the following precedent industry transactions:

Date	Target	Acquiror
10/17/06	Broadwing Corporation	Level 3 Communications, Inc.
09/22/06	Talk America	Cavalier Telephone & TV
08/14/06	US LEC Corp.	PAETEC Corp.
05/05/06	Mpower Communications	U.S. TelePacific Corp.
02/06/06	Raindance Communications Inc.	West Corp.
01/29/06	Intrado Inc.	West Corp.
08/29/05	IWO Holdings Inc.	Sprint Nextel Corp.

Jefferies determined the relevant high, low and median premiums to the trading price of the target’s stock at one day, one week and 20 trading days prior to March 19, 2007. Using the median for comparative purposes, Jefferies calculated our implied equity values per share as follows: (i) a premium of 15.3% to $25.29, the closing price of our common stock one day prior to March 19, 2007, for an implied equity value per share for us of $29.16 per share, (ii) a premium of 15.0% to $25.16, the closing price of our common stock one week prior to March 19, 2007, for an implied equity value per share for us of $28.93 per share, and (iii) a premium of 35.1% to $22.81, the closing price of our common stock 20 trading days prior to March 19, 2007, for an implied equity value per share for us of $30.82 per share. Jefferies compared these values to the $30.00 offer price.

General.   The summary set forth above does not purport to be a complete description of the analyses performed by Jefferies. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Jefferies believes that selecting any portion of its analyses or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying the Jefferies opinion. In arriving at its opinion, Jefferies considered the results of all its analyses. The analyses performed by Jefferies include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those suggested by the Jefferies analyses. The analyses do not purport to be appraisals or to reflect the prices at which our common stock may trade at any time after announcement of the proposed merger. The analyses were prepared solely for purposes of Jefferies providing its opinion to our board of directors. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Jefferies nor any other person assumes responsibility if future results or actual values are materially different from those forecasted.

Our board of directors selected Jefferies as its financial adviser because of Jefferies’ reputation as an internationally recognized investment banking and advisory firm with experience in transactions similar to the proposed merger and Jefferies’ familiarity with us and our business. Jefferies has represented us in various financings and, during the last two years, has received fees from us in the aggregate amount of $2,231,902. In the ordinary course of its business, Jefferies may actively trade shares of our common stock and other of our securities, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Under the terms of a letter agreement dated March 13, 2007, pursuant to which our board of directors engaged Jefferies as to render its fairness opinion, we agreed to pay Jefferies for its services (i) a fee equal to $1,000,000 upon the delivery of its fairness opinion, (ii) a fee equal to $500,000 upon delivery of each subsequent fairness opinion delivered in connection with either a transaction with Integra or a third party, and (iii) a transaction advisory fee of $750,000 upon the closing of the merger or acquisition with Integra or a third party, plus, if we consummate a transaction with a third party or if we consummate a transaction with Integra on terms other than those described herein due to our receipt of a transaction proposal from a third party, the lesser of (A) $3,500,000 or (B) 5.0% of the transaction value that is greater than the transaction value agreed upon by us and Integra prior to any knowledge of a potential third party transaction. In addition to any fees payable to Jefferies under the letter agreement, we have agreed to reimburse Jefferies for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees of its legal counsel. We have also agreed to indemnify Jefferies and related parties against various liabilities, including liabilities arising under United States federal securities laws or relating to or arising out of the merger or the engagement of Jefferies.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our shareholders generally. For instance, our Chief Executive Officer, Richard Smith, will serve on the board of directors of Integra, and understands that Integra board members currently do not receive any compensation. These interests are described below, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our shareholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders vote in favor of the adoption of the merger agreement.

Beneficial Ownership of Directors and Executive Officers

As of April 10, 2007, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately             shares of common stock, or approximately       % of our total common stock outstanding on that date. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Change in Control Severance Plan and Agreements

We are party to several severance agreements that will remain in place after the merger. Specifically, there is an agreement with Richard A. Smith dated May 23, 2005, with Geoffrey M. Boyd, dated November 14, 2002, with Steven K. Wachter, dated January 3, 2006, and with David A. Kunde, dated April 21, 1999. There is also a standard severance pay agreement entered into with other executive officers of the company, including Robert E. Pickens, J. Jeffery Oxley, Arlin B. Goldberg, William D. Markert and other executives.

Severance Payments.   If terminated without cause within 24 months of a change in control, each of Messrs. Smith and Kunde would be eligible for a lump sum cash payment equal to two times his average annual compensation, including bonuses. Messrs. Boyd, Wachter, Pickens, Oxley, Markert and Goldberg

are entitled to a continuation of their then current salary for a period of twelve months after a termination without cause.

Continuation of Benefits.   Messrs. Smith and Kunde would retain coverage under Integra’s group medical, group life, and group long term disability plans, if any, and under any individual policy or policies of life insurance maintained by Integra, with the same rate of employer contributions as for active employees, until the sooner of the expiration of 24 months from the date on which his employment terminates or the day on which he obtains comparable coverage by a new employer. Messrs. Boyd, Wachter, Pickens, Oxley, Markert and Goldberg would be entitled to all benefits on the same terms and conditions as Integra provides benefits to its then current executives, such benefits including but not limited to health care, dental, 401(k), life insurance, group life insurance, disability, and health club reimbursement.

Gross-up Payments.   To the extent that we, any of our subsidiaries, the surviving corporation or Integra is obligated to make any payment or payments as a result of the merger that would constitute an “excess parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar provision of state, local or foreign law), Integra shall cause the surviving corporation to pay the person subject to the excise tax imposed under Section 4999 of the Code an amount necessary to pay such excess tax, taking into account the taxability of the payment; provided that the surviving corporation shall not be required to pay, in the aggregate for all persons, in excess of $900,000.

Assuming a qualifying termination of each executive officer’s employment as of April 9, 2007, each executive officer would be entitled to receive the following severance payments (exclusive of the value of continued insurance benefits, any payments due in respect of accelerated equity awards and any payments to indemnify the executives for excise taxes that may be due by reason of section 4999 of the Code), less applicable withholding taxes:

Executive Officer	Severance Payment(1)
Geoffrey M. Boyd	$277,552
Arlin B. Goldberg	$171,088
David A. Kunde	$487,073
William D. Markert	$172,577
J. Jeffery Oxley	$203,635
Robert E. Pickens	$222,068
Arlin B. Goldberg	$171,088
Richard A. Smith	$1,085,355
Steven K. Wachter	$210,350

(1)          The 2007 salary amounts used by us to calculate potential severance payments are subject to change pending salary increases expected in late May or early June 2007, and may affect the severance payments reflected in the table.

Accelerated Equity Compensation

Stock Options.   All unvested options held by our directors and officers will become fully vested immediately prior to the effective time of the merger and will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the portion of the accelerated option will be cancelled in the merger in exchange for a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the excess, if any, of $30.00 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the portion of the option at such time. As of April 9, 2007, the following directors and officers would be entitled to receive the following amounts with respect to the cancellation of the accelerated portion of their stock options in connection with the merger, less applicable withholding taxes:

Executive Officer	Unvested Options	Amount Due Upon Acceleration
Geoffrey M. Boyd	14,223	$311,269.71
Arlin B. Goldberg	6,195	$131,932.10
David A. Kunde	5,242	$122,531.22
William D. Markert	4,807	$118,308.72
Louis Massaro	11,666	$131,312.44
Marvin C. Moses	6,666	$42,262.44
J. Jeffery Oxley	6,703	$146,229.56
Robert E. Pickens	47,952	$699,891.08
Richard A. Smith	47,508	$1,077,524.78
Steven K. Wachter	7,760	$168,081.23
Clifford D. Williams	33,237	$787,320.83
Total	191,959	$3,736,664.11

Restricted Stock.   All of the unvested shares of restricted stock held by our directors, officers and other employees will be accelerated. The accelerated restricted stock will be treated in the same manner as outstanding shares of our common stock and thus each share will be cancelled in exchange for $30.00 per share, without interest and less applicable withholding taxes. As of April 9, 2007, the following directors and officers would be entitled to receive the following amounts with respect to the cancellation of their accelerated restricted stock in connection with the merger, less applicable withholding taxes:

Executive Officer	Unvested Restricted Stock	Amount Due Upon Acceleration
Geoffrey M. Boyd	60,000	$1,800,000.00
Carol L. Braun	10,000	$300,000.00
Daniel De Hoyos	20,000	$600,000.00
Michael A. Donahue	10,000	$300,000.00
Larry Ehlers	15,000	$450,000.00
Michael L. Evans	20,000	$600,000.00
Arlin B. Goldberg	10,000	$300,000.00
David A. Kunde	15,000	$450,000.00
William D. Markert	25,000	$750,000.00
John J. Oxley	15,000	$450,000.00
Robert E. Pickens	25,000	$750,000.00
Richard A. Smith.	100,000	$3,000,000.00
Steven A. Wachter	30,000	$900,000.00
Daniel Wigger	15,000	$450,000.00
Clifford D. Williams	20,000	$600,000.00
Total	390,000	$11,700,000.00

Vested Equity Compensation

Stock Options.   All vested stock options held by our directors and officers will be cashed out in the merger. For these purposes, “cashed out in the merger” means that the option will be cancelled in the merger in exchange for a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the excess, if any, of the $30.00 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the option at such time. As of April 9, 2007, the following directors and officers would be entitled to receive the following amounts with respect to their vested stock options in connection with the merger, less applicable withholding taxes: $600,000.00

Executive Officer	Vested Options	Amount Due
Geoffrey M. Boyd	26,209	$654,775.23
Arlin B. Goldberg	10,953	$269,076.47
David A. Kunde	19,223	$511,701.71
William D. Markert	6,403	$156,407.59
Louis Massaro	13,334	$199,237.56
Marvin C. Moses	3,334	$21,137.56
J. Jeffery Oxley	6,745	$145,798.90
Robert E. Pickens	21,925	$421,917.89
Richard A. Smith	72,805	$1,744,510.62
Steven K. Wachter	2,400	$42,744.00
Clifford D. Williams	26,173	$594,753.06
Total	209,504	$4,762,060.59

Vested stock options constitute options for which all vesting conditions have been previously satisfied and can be exercised by the employee at any time, including prior to the merger.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance. We describe these provisions in “The Merger Agreement—Indemnification and Insurance.”

Delisting and Deregistration of Our Common Stock

If the merger is consummated, our common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Certain Material U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences expected to result to the holders of shares of our common stock whose shares are converted to cash in the Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, all as in effect as of the date of this proxy statement. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding shares of our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of shares of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights.

In addition, if a partnership holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold shares of our common stock and partners in such partnerships should consult their tax advisors.

WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE MERGER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a U.S. holder is any beneficial owner of shares of our common stock who is treated for U.S. federal income tax purposes as:

•       an individual citizen or resident of the United States;

•       a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (ii) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is any beneficial owner of shares of our common stock who is not a U.S. holder for U.S. federal income tax purposes.

U.S. Holders

Effect of the Merger.   The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares exceeded one year. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Information Reporting and Backup Withholding.   Payments made to U.S. holders in the merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Merger.   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for shares of our common stock in the merger unless:

•       the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•       the gain is effectively connected with the holder’s conduct of a trade or business in the United States, or, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.

Gains described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.

A non-U.S. holder should be aware that any gain realized upon the disposition of shares of our common stock in the merger also may be subject to U.S. federal income tax if, for such purposes, the shares  constitute a U.S. real property interest because Eschelon was a U.S. real property holding corporation (a “USRPHC”) during the relevant statutory period. In general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.

We believe that we are not currently and have not been a U.S. real property holding corporation (a “USRPHC”). However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that Eschelon has not been or does not currently constitute a USRPHC. Nonetheless, since shares of our common stock are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), if Eschelon is a USRPHC with respect to a non-U.S. holder, that non-U.S. holder’s shares will be treated as U.S. real property interests only if that non-U.S. holder owned (actually or constructively) during the relevant statutory period more than five percent of the shares of our common stock. Non-U.S. holders who have owned (actually or constructively) more than five percent of the shares of our common stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Information Reporting and Backup Withholding.   Payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders can avoid backup withholding by providing the [Depositary] with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the holder’s non-U.S. status or by otherwise establishing an exemption, provided that the [Depositary] does not have actual knowledge or reason to know that the holder is a U.S. holder. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

Regulatory Matters

To complete the mergers, we and Integra must obtain approvals or consents from, and make filings with and observe waiting periods in connection with, a number of United States federal and state public utility, antitrust and other regulatory authorities. The material federal and state approvals, consents and filings are described below. We and Integra are not currently aware of any other material governmental consents, approvals or filings that are required before the parties’ completion of the mergers. If additional approvals, consents and filings are required to complete the mergers, Eschelon and Integra contemplate that they will seek or make such consents, approvals and filings.

Although we and Integra believe that they will receive the required consents and approvals and the termination of required waiting periods described below to complete the mergers, there can be no assurance as to the timing of these consents, approvals and waiting period terminations or as to our and Integra’s ultimate ability to obtain these consents, approvals and waiting period terminations or any additional consents or approvals which may otherwise become necessary, or that such consents, approvals, or waiting period terminations will be obtained on terms and subject to conditions satisfactory to Integra, us and Merger Sub.

Antitrust

The mergers are subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that some acquisition transactions may not be completed until required information has been furnished to the Antitrust Division of the Department of Justice and the FTC and until the waiting periods have been terminated or have expired. The termination of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the merger on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed merger or challenge the completed merger. Neither we nor Integra believes that the merger will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division or the FTC will not take a different position. If the merger is not completed within 12 months after the termination of the HSR Act waiting period, we and Integra could be required to submit new information to the Antitrust Division and the FTC, and a new HSR Act waiting period could have to expire or be earlier terminated before the merger could be completed.

The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We and Integra filed notification and report forms under the HSR Act on [date], 2007. The initial 30-day waiting period will expire at 11:59 p.m. on                           , 2007, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after we and Integra certify that each of us has substantially complied with the request.

The FTC, the Antitrust Division or other similar regulatory authority could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking the divestiture by Integra of all or part of our shares or assets, or of other business conducted by Integra, or its affiliates, or seeking to subject us, Integra or our respective affiliates to operating conditions, before or after we consummate the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Federal Communications Commission

Under the Federal Communications Act of 1934, we must obtain approval from the Federal Communications Commission in order to transfer control of certain licenses and authorizations issued by the FCC.  Eschelon and Integra filed a streamlined application for joint domestic and international Section 214 transfer of control on April 5, 2007. If the FCC does not receive any objections to a domestic transfer, or remove it on its own from streamlined treatment, it is automatically approved on the 30th day after the FCC public notice of the filing; and if the FCC does not receive any objections to an international transfer or remove it on its own from streamlined treatment, it is automatically approved on the 14th day after the FCC public notice of the filing. Interested third parties have 30 days from the date of the public notice announcing the grant of the approvals of the transfer of control applications to file for reconsideration of the FCC's grants. Further, the FCC, upon its own authority, has up to 40 days from the date of each public notice to reconsider the grants of transfer of control authority.

State Regulatory Approvals

Eschelon and Integra hold certificates, licenses and service authorizations issued by the state public utility commissions of various states, which we refer to as “state PUCs.” Eschelon and Integra have filed applications seeking approval of the mergers and notifications of the merger with PUCs in various states where they hold authorization to provide competitive local exchange services. In addition, Eschelon and Integra hold long distance certificates in a number of states  and have filed applications seeking approval of the merger with various of these states. Applications for state PUC approvals are subject to public comment and objections of third parties. In addition to these applications, Eschelon and Integra have filed notifications of the merger in additional states in which they operate their respective telecommunications businesses. In some of these states, the state PUC could initiate proceedings in response to the notification.

Commitment to Obtain Approvals

We and Integra have agreed to use commercially reasonable efforts to obtain all necessary consents and approvals of governmental entities and all necessary consents, approvals and waivers from any other person and to take, or cause to be taken, and to do, or cause to be done, all actions that are necessary, proper or advisable under applicable laws and regulations to consummate the merger.

Each of the parties agreed to use all commercially reasonable efforts to (i) make the required applications or filings with respect to the HSR Act or with respect to the FCC consents, state PUC consents, and municipal franchising authority consents and to pay the associated fees, and (ii) comply as expeditiously as practicable with any request under or the HSR Act or with respect to the FCC consents and state PUC consents for additional information, documents or other materials received from the Federal Trade Commission, the Department of Justice, the FCC or any state PUC in connection with such applications or filings or the merger and the transactions related thereto. Integra is under no obligation to make any divestiture of any asset or agree to any type of behavioral relief that a governmental entity may request if such divestiture or behavioral relief would reasonably be expected to have a material and adverse effect on the benefits expected to be derived from the merger or on Integra’s ability to obtain the financing.

Dissenters’ Rights

The following summary of dissenters’ rights is qualified in its entirety by the full text of Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their dissenters’ rights under Section 262 of the DGCL.

All of the shares our common stock outstanding immediately prior to the effective time of the merger and that are held by our shareholders who have neither voted in favor of the merger agreement and the merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of our common stock in accordance with Section 262 of the Delaware General Corporation Law shall not be converted into, or represent the right to receive, the merger consideration. Strict compliance with the various technical requirements will be required. Failure to follow precisely any of the statutory requirements may result in the loss of a shareholder’s appraisal rights. A copy of Section 262 is attached hereto as Appendix D and is incorporated herein by reference.

This description is only a brief summary of the material provisions of the Delaware statutory procedures a shareholder must follow in order to seek and perfect appraisal rights. If you wish to consider exercising your appraisal rights, you should carefully review the accompanying text of Section 262, because failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires each shareholder electing to demand the appraisal of such shareholder’s shares of our common stock to deliver to the Company, before the special meeting, a written demand for appraisal of such shares. Such demand must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of common stock. A proxy or vote against the proposal to adopt and approve the merger agreement and the merger shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand.

If a shareholder fails to properly and timely demand appraisal and the merger is consummated, then such shareholder will be entitled to receive payment for such shareholder’s shares of our common stock as provided in the merger Agreement, and such shareholder will have no appraisal rights with respect to such shareholder’s shares of our common stock.

A shareholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Eschelon Telecom, Inc., 730 Second Avenue, Minneapolis, MN 55402; Attention: J. Jeffery Oxley, Secretary, before the taking of the vote on the merger agreement and the merger at the special meeting. To be effective, a demand for appraisal by a shareholder must be made and executed by and on behalf of, and in the name of, the registered shareholder, fully and correctly, as the shareholder’s name appears on the shareholder’s stock certificate(s). The demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in some cases, have the registered owner submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee of others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners while not exercising the right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If a shareholder holds shares of our common stock in a brokerage account or in other nominee form and the shareholder wishes to exercise appraisal rights, the shareholder should consult with his or her broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the Surviving Corporation will send a notice to each shareholder who has demanded appraisal of such holder’s shares of our common stock (so long as such holder is entitled to appraisal rights) informing such holder of the effective time of the merger. At any time within 60 days after the effective time of the merger, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration set forth in the merger agreement for that shareholder’s shares of our common stock. Within 120 days after the effective time of the merger, either the Surviving Corporation or any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. The Surviving Corporation has no obligation to file such a petition if there are dissenting shareholders. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to us as the Surviving Corporation, then we will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares. After notice to shareholders who have demanded appraisal, the Court of Chancery is empowered to conduct a hearing upon the petition and to determine those shareholders who have complied with Section 262 and have therefore become entitled to appraisal under Section 262. The Court of Chancery may require shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that shareholder.

After determination of the shareholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When that fair value is determined, the Court of Chancery will direct the payment of such value upon surrender by those shareholders of the certificates representing their shares. The Court of Chancery may determine to direct the Surviving Corporation to pay interest on the fair value accrued while the appraisal proceeding was pending to shareholders who exercised their appraisal rights.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. A shareholder should be aware that the fair value of such shareholder’s shares as determined under Section 262 could be more or less than, or the same as, the value that the shareholder is entitled to receive under the merger agreement (without appraisal).

Costs of the appraisal proceeding may be imposed on the Surviving Corporation and the shareholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a shareholder, the Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to appraisal.

Any shareholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to such shares, other than with respect to payment as of a record date prior to the effective time of the merger, or the shareholder delivers a written withdrawal of that shareholder’s demand for appraisal within 60 days after the effective time of the merger, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the merger consideration for shares of our common stock pursuant to the merger agreement (without interest), subject to the terms and conditions of the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time of the merger.

In view of the complexity of Section 262, shareholders who may wish to pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Shareholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides that Merger Sub, a Delaware corporation and wholly-owned subsidiary of Integra, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Integra.

The closing date for the merger is expected to be not later than the second business day after the satisfaction or waiver of all conditions to closing in the merger agreement. We anticipate that the merger will be consummated around August 2007. However, we cannot assure you when, or if, all of the conditions to the closing of the merger will be satisfied. See “—Conditions to the Merger”.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, as required by applicable law, or at such later time as we and Integra specify in the articles of merger and certificate of merger. We expect to make these filings at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by Integra or any subsidiary of Integra or by holders properly exercising dissenters’ rights under Delaware law) will be converted at the effective time of the merger into the right to receive $30.00 in cash, without interest and less any applicable withholding taxes.

If any of our shareholders perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “—Dissenters’ Rights”.

Dissenters’ Rights

Holders of shares of our capital stock that are outstanding immediately prior to the effective time of the merger will be entitled to appraisal rights in accordance with Section 262 of the DGCL. The shares of our capital stock held by a holder who properly elects appraisal will not be converted into the right to receive the same per share consideration paid to the holders of our shares pursuant to the merger, and holders of such dissenting shares will be entitled to receive payment of the appraised value of such dissenting shares in accordance with the provisions of Section 262 of the DGCL, provided if any such holder fails to perfect or effectively withdraws or loses such right, such dissenting shares will then be treated as if they had been converted into the right to receive the merger consideration, without interest.

Financing of the Merger

The total amount of funds necessary to pay our shareholders and optionholders the amounts due to them under the merger agreement will be approximately $560 million. Funds will also be required to refinance our debt and for fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions. In addition, Integra is required to refinance its debt in connection with obtaining the financing for this transaction.

These funds for the payments and re-financing are expected to be provided by the proceeds of debt financing commitments, the available cash of Integra and the unrestricted cash, cash equivalents and marketable debt investments of us and our subsidiaries. The following arrangements are in place for the financing for the merger, including the payment of related transaction costs, charges, fees and expenses:

Note Financing.   Integra has received a senior note commitment letter from Deutsche Bank Securities Inc. and CIBC World Markets Corp., which we refer to as the note purchasers, to purchase from Integra debt securities equal to 60% and 40%, respectively, of $215 million.

Debt Financing.   Integra has received a debt commitment letter from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., and CIBC Inc., which we refer to as the debt lenders, to provide $915 million in senior secured credit facilities. In addition, the debt lenders have commitment to provide Integra a $50 million first-lien revolving credit facility for use following the closing of the transaction. The commitment of each debt lender pursuant to the debt commitment letter is as follows:

• Deutsche Bank Trust Company Americas	50%
• Morgan Stanley Senior Funding, Inc.	30%
• CIBC Inc.	20%

The obligations of the debt lenders under the debt commitment letter are subject to (1) there not having occurred since December 31, 2006 a material adverse effect with respect to us, (2) the negotiation, execution and delivery of definitive documentation for the facilities and (3) the satisfaction of conditions precedent set forth in the debt commitment letter, including the consummation of the merger, us and Integra having at least $39.9 million in cash on hand at closing, the consummation of the note financing and the receipt by the debt lenders of certain of our financial statements, financial data and pro forma financial statements.

Integra has agreed to use its commercially reasonable efforts to negotiate and enter into definitive agreements with respect to the financings contemplated by the commitment letters as soon as practicable after the date of the merger agreement and prior to the closing.

Integra has agreed to keep us reasonably informed with respect to the status of the financings contemplated by the commitment letters and give us prompt notice of any material breach or termination of any commitment letter.

Integra has agreed that, without our prior written consent, it will not amend or alter, or agree to amend or alter, the commitment letters in any manner that would materially impair, materially delay or prevent the transactions contemplated by the merger agreement.

If any portion of the financing becomes unavailable for any reason, Integra will use its commercially reasonable efforts to obtain a new financing commitment that provides for an amount of financing (when taken together with all other sources of financing) sufficient to consummate the transactions contemplated by the merger agreement and on the same or substantially similar terms and conditions.

Subject to certain limitations, we and our subsidiaries are obligated to cooperate with Integra in connection with the arrangement of the financings contemplated by the commitment letters as reasonably requested by Integra, including:

•       upon reasonable prior notice, participating in meetings, presentations, road shows and due diligence sessions;

•       assisting with the preparation of materials for offering documents, bank information memoranda, business projections and similar documents required in connection with financings contemplated by the commitment letters, including execution and delivery of customary representation letters in connection with bank information memoranda;

•       furnishing Integra and its debt financing sources with financial and other documents, materials and information regarding us and our subsidiaries as may be reasonably requested by Integra, including financial statements, pro forma financial information, financial data, audit reports and audit opinions; and

•       facilitating the guarantees, security and pledging of collateral contemplated by the debt financing, including the loan, guaranty, security and collateral documentation.

Treatment of Stock Options and Restricted Stock

If the merger occurs, stock options and restricted stock will be treated as described below:

•       All options, whether then exercisable or not, to purchase shares of our common stock held by our employees (including officers), directors and other service providers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $30.00 over the applicable per share exercise price and (ii) the number of shares subject to the option; and

•       All unvested shares of restricted stock held by our employees (including officers), directors and other service providers will become fully vested prior to the consummation of the merger and will be treated in the same manner as outstanding shares of our common stock.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Prior to the consummation of the merger, Integra will designate a paying agent and, as of or promptly after the effective time of the merger, Integra will deposit funds with the paying agent in amounts as necessary for the payment of the merger consideration.

As soon as reasonably practical after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $30.00 in cash, less any withholding taxes, for each share of our common stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate. The cash paid upon conversion of our common stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by the paying agent, the posting by such person of a bond in such amount as the paying agent may direct as indemnity against any claim that may be made with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors and officers of Merger Sub immediately before the effective time of the merger will be the directors and officers of the surviving corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Representations and Warranties

The merger agreement contains representations and warranties that we, on the one hand, and Integra and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule provided by us to Integra and Merger Sub in connection with signing the merger agreement. While we do not believe that this disclosure schedule contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to our representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, Integra and Merger Sub and are modified in important part by the confidential disclosure schedule.

We have made a number of representations and warranties to Integra and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•       our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;

•       our corporate power and authority to enter into the merger agreement and consummate the merger, the enforceability of the merger agreement against us, the due execution and delivery;

•       our and our subsidiaries’ capital structure;

•       the lack of violation of our charter documents, certain contracts, or any government order or law as a result of entering into the merger agreement and consummation of the merger;

•       consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities required as a result of our entering into and performing the merger agreement;

•       the filing of required company reports and other documents with the SEC, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations, the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents, and the absence of undisclosed liabilities;

•       the preparation of our financial reports in compliance with GAAP and the absence of any material changes in our accounting methods or principles and undisclosed liabilities;

•       the continuation of our business and our subsidiaries’ businesses in the ordinary course of business, in each case since December 31, 2006;

•       the absence of any event or events that would be reasonably likely to have a material adverse effect since December 31, 2006;

•       the absence of certain changes, events or actions since December 31, 2006;

•       our and our subsidiaries’ tangible assets and material properties, network facility and network facility agreements;

•       material contracts;

•       environmental matters;

•       certain outstanding, pending and threatened litigation as of the date of the merger agreement;

•       our compliance with legal and regulatory requirements, including licenses and permits;

•       our intellectual property;

•       tax matters;

•       matters relating to our benefit plans and agreements and the Employee Retirement Income Security Act;

•       the accuracy of the information supplied in connection with this proxy statement;

•       our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger;

•       our insurance policies;

•       the absence of outstanding or threatened dispute with suppliers and customers;

•       that the company and its subsidiaries will have at least the number of “access lines in service” as set forth in our Form 10-K for the year ended December 31, 2006;

•       applicability of the state takeover statutes’ requirements and the satisfaction of those statutes;

•       our receipt of a fairness opinion from Jefferies;

•       compliance with order on remand of the TRO adopted by the FCC in December 2004; and

•       the absence of related party transactions.

Integra and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•       their organization and good standing;

•       their corporate power and authority to enter into the merger agreement and consummate the merger, the due execution and delivery of the merger agreement and the enforceability of the merger agreement against them;

•       the lack of violation of their charter documents or certain contracts as a result of entering into the merger agreement and consummation of the merger;

•       consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities required as a result of our entering into and performing the merger agreement;

•       accuracy of information supplied by Integra or Merger Sub in connection with this proxy statement;

•       engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger;

•       absence of litigation which would reasonably be expected to impair the ability of Integra or Merger Sub to perform their obligations under the merger agreement, or prevent or materially delay the consummation of the merger;

•       operations of Merger Sub, as a wholly owned subsidiary of Integra formed solely for the purpose of engaging in the merger; and

•       Integra’s sufficiency of funds to consummate the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger or the termination of the merger agreement.

Material Adverse Effect

The merger agreement defines a “company material adverse effect” to include any event, development, change or effect that individually or when considered with all other events, developments, changes or effects, is materially adverse to the business, results of operation, financial condition or liabilities of us and our subsidiaries, taken as a whole, or which would prevent or materially delay the closing of the merger, other than any event, development, change or effect arising out of or resulting from (a) a decrease in the market price of the shares of common stock (but not any event, development, change or effect underlying such decrease to the extent that such event, development, change or effect would otherwise constitute a company material adverse effect), (b) changes in conditions in the U.S. or global economy generally, (c) changes that generally affect the industries in which we and our subsidiaries conduct our business, (d) changes in GAAP after the date of the merger agreement, which were not announced prior to the date of the merger agreement, (e) the execution, announcement or performance of the merger agreement or the transactions contemplated by the merger agreement including the impact thereof on relationships with customers, suppliers and others, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, (g) earthquakes, hurricanes, floods, or other natural disasters (except, in each case, other than (a) or (e), to the extent such event, development, change or effect affects us or our subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which we or our subsidiaries conduct our business and that operate in the geographic regions affected by such effect, event, development or change). In addition to the foregoing, our consolidated annualized EBITDA for the most recent quarter ending prior to closing of the merger being less than 94% of our budgeted consolidated annualized EBITDA for such quarter (as delivered to Integra prior to the date of the merger agreement), shall be deemed a company material adverse effect.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, we will (i) conduct our, and we will cause each of our subsidiaries to conduct their, business in the ordinary course, and (ii) use reasonable efforts to preserve intact our and our subsidiaries’ business organizations, keep available the services of our and our subsidiaries’ present officers and employees and preserve our and our subsidiaries’ relationships with customers, suppliers and others having business dealings with us and our subsidiaries.

In addition we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries’ ability to:

•       cause or knowingly permit any act, event or change which would reasonably be expected to have a material adverse effect;

•       adopt, terminate or materially amend any employee benefit plan or enter into or extend any collective bargaining agreement;

•       subject to certain exceptions, increase the compensation or benefits payable to our directors, officers, consultants, shareholders and employees, commit to or pay and bonus or similar payment other than as specifically set forth, or take any action to materially increase or decrease the total number of employees of the company or its subsidiaries;

•       incur indebtedness or enter into any other type of financing arrangement;

•       amend or otherwise change our certificates of incorporation or bylaws or similar organizational documents;

•       declare, set aside, make or pay any dividends on, or other distributions in respect of, our capital stock;

•       split, combine or reclassify our capital stock, or issue any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•       acquire any shares of our capital stock or that of our subsidiaries with certain exceptions relating to existing equity awards;

•       issue, deliver, sell, pledge or otherwise encumber any of our or our subsidiaries’ equity securities;

•       sell, lease, license or dispose of any assets;

•       acquire any interest in any person or assets other than in the ordinary course of business or as specifically disclosed;

•       incur any capital expenditures or commitments, subject to certain exceptions;

•       change our independent public accountants or change our methods of accounting, except as required by changes in generally accepted accounting principles or as may be required by law;

•       make any tax election inconsistent with past practice, change any material tax election already made, file or cause to be filed any amended tax return, or settle or compromise any material tax liability, except to the extent required by law;

•       enter into, amend, modify, or consent to the termination of, or fail to perform any obligation under, or amend, waive, or consent to the termination of any of the company’s or subsidiaries’ material rights or claims under,  certain material contracts or network facility agreements, with certain exceptions in the ordinary course of business;

•       commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court, arbitration tribunal or other governmental entity;

•       enter into any new line of business;

•       take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any state public utility commission, or PUC, or any other governmental entity other than in the ordinary course of the operation of the business, or discontinue or withdraw any authorized service or voluntary relinquish any permits or communications licenses or institute any proceeding with respect to, or otherwise materially change, amend, or supplement any of its tariffs on file with the FCC or any state PUC, except as required by law;

•       pay any customer’s or prospective customer’s early termination fees or similar fees or penalties, other than in the ordinary course of business;

•       make any material change in the operation, function or components of the network or operations of the company or its subsidiaries from the present operation, function or components; or

•       take or agree or otherwise commit to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

We have agreed that we will not, and will not permit any of our, or our subsidiaries’, directors, officers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives or agents to, directly or indirectly:

•       solicit, initiate or encourage, or take any other action to facilitate (including by furnishing or disclosing information), any takeover proposal;

•       enter into any agreement, arrangement or understanding with respect to any takeover proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the merger or any other transaction contemplated by this Agreement;

•       initiate or participate in any way in any discussions or negotiations regarding, or furnish or disclose to any person any information with respect to any takeover proposal; or

•       grant any waiver or release under any standstill or any similar agreement with respect to any class of our equity securities.

Despite these general prohibitions, subject to certain conditions, we may, at any time prior to the adoption of the merger agreement by our shareholders:

•       furnish information to a person making a bona fide written unsolicited takeover proposal that is or would reasonably be expected to lead to a proposal that is superior to the merger; and

•       participate in discussions or negotiations with such person regarding such takeover proposal.

We may only take these actions if:

•       our board of directors determines in good faith (after consultation with outside counsel and a financial advisor) the failure to do so would be inconsistent with its fiduciary duties to our shareholders under applicable law;

•       our board of directors determines in good faith after consultation with outside counsel and a financial advisor that the takeover proposal is, or would reasonably be expected to lead to, a superior proposal;

•       the takeover proposal was not solicited after the execution of the merger agreement and was made after the execution of the merger agreement;

•       we made or will concurrently make available to Integra any information provided to such bidder; and

•       the bidder has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and Integra.

Board Recommendation

The merger agreement provides that neither our board of directors nor any committee of our board will:

•       withdraw (or modify in a manner adverse to Integra), or propose to withdraw (or modify in a manner adverse to Integra), the approval, recommendation or declaration of advisability by the board of, the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•       recommend, adopt or approve, or propose to recommend, adopt or approve, any takeover proposal (any action described in this clause being referred to as a “Company Adverse Recommendation Change”); or

•       approve or recommend, or propose to approve or recommend, or allow us or any of our subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any takeover proposal (other than a confidentiality agreement referred to in and as permitted by the merger agreement) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the merger or any other transaction contemplated by the merger agreement.

Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by the shareholders, the board may make a Company Adverse Recommendation Change (and not solicit proxies) in response to a superior proposal if the board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties to the shareholders of the company under applicable law; provided, however, that:

•       no such recommendation change may be made if we failed to comply with the requirements in the merger agreement;

•       no such recommendation change may be made until after the third business day following Integra’s receipt of written notice from us advising Integra that the board intends to take such action and specifying the reasons therefore, including the terms and conditions of any superior proposal that are the basis of the recommendation change;

•       during such three day period, we shall negotiate with Integra in good faith to make such adjustments in the terms and conditions of the merger agreement as would enable us to proceed with our recommendation of the merger agreement and not make a company adverse recommendation change; and

•       the company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three business day period, Integra makes a proposal to adjust the terms and conditions of the merger agreement that the board determines in good faith (after consultation with its financial advisors) to be at least as favorable as the superior proposal.

We agree that in addition to our obligations set forth above, we will promptly on the date of receipt (and in any event, within 24 hours) advise Integra orally and in writing of any request for information or any takeover proposal, or any inquiry, discussions or negotiations with respect to any takeover proposal and the terms and conditions of such request, takeover proposal, inquiry, discussions or negotiations (including the identity of the person making such takeover proposal) and we shall promptly provide to Integra copies of any written materials received by us in connection with any of the foregoing, and the identity of the person or group making any such request, takeover proposal or inquiry or with whom any discussions or negotiations are taking place. We agree that we shall timely keep Integra fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry and keep Integra timely and fully informed as to the details of any information requested of or provided by us and as to the details of all discussions or negotiations with respect to any such request, takeover proposal or inquiry. In any event, we shall within 24 hours notify Integra orally and in writing of the occurrence and substance of any material developments, discussions and negotiations or material amendments or proposed material amendments thereto and will within 24 hours notify Integra orally and in writing of any determination by the board that such takeover proposal constitutes a superior proposal.

State Anti-Takeover Statutes

Prior to the date of the merger agreement, the company board has taken all actions required to be taken by it in order to exempt the merger agreement, the voting agreement and the transactions contemplated thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the merger, the voting agreement or any of the transactions contemplated thereby. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under Delaware state law apply to the merger agreement or the voting agreement or any of the transactions contemplated thereby.

Shareholder Meeting

Pursuant to the merger agreement, we have agreed to convene and hold a shareholders’ meeting as promptly as reasonably practicable following the execution of the merger agreement for purposes of considering and voting upon the approval of the merger agreement by our shareholders.

Efforts to Consummate the Merger; Regulatory Matters

We and Integra have each agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement as expeditiously as practicable and to ensure that the conditions set forth in the merger agreement are satisfied, insofar as such matters are within the control of any of them, including, but not limited to, obtaining all material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations as are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations. These efforts relate to (1) HSR filings, (2) FCC filings, (3) state public utility commission filings, and (4) municipal franchising authority applications. Each party will furnish necessary information and reasonable assistance to the other. The parties have also agreed to maintain all material communications licenses, and to cooperate to develop and implement a business integration plan.

Conditions to the Merger

Our, Integra’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•       The merger agreement shall have been adopted by our shareholders;

•       No court of competent jurisdiction or other governmental entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the merger;

•       Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; and

•       All consents, approvals or orders of, authorizations of, or actions by the FCC, including the FCC consents, and (ii) all state PUC approvals, in each case required to consummate the merger and the other transactions contemplated thereby, including the state PUC consents, shall have been obtained and shall have become final orders; provided, however that no FCC consent or state PUC consent shall impose or be conditioned upon Integra’s, Merger Sub’s or their Affiliates’ agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Integra, the surviving corporation or any of their affiliates in the reasonable judgment of Integra.

Integra’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       Our representations and warranties made pursuant to the merger agreement shall be true and correct as of the date of the merger agreement and at and as of the closing date of the merger with the same effect as if made on and as of the closing date (except that the accuracy of representations and warranties that address matters as of an earlier date will be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not be reasonably expected to have, a material adverse effect on us, or where the disclosure schedules are incomplete merely due to our consummation of the acquisition of Unicom;

•       The performance by us in all material respects of our obligations under the merger agreement by the closing date;

•       Since December 31, 2006, no material adverse effect shall have occurred and be continuing and no event, development, change or effect shall have occurred and be continuing that would reasonably be expected to have a material adverse effect;

•       Integra and Merger Sub shall have received opinions of regulatory counsel to the company regarding telecommunications regulatory matters, substantially in form and substance as set forth in the exhibits to the merger agreement; and

•       The environmental investigation contemplated by the merger agreement shall not have discovered non-compliance with environmental laws or conditions, including the presence of or release of any hazardous substances, that would reasonably be expected to result in liabilities to the company for remediation or other compliance requirements in excess of $2,000,000.

Our obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•       Each of Integra’s and Merger Sub’s representations and warranties contained in the merger agreement (without giving effect to any “material” or “materiality” qualification on such representations and warranties) shall be true and correct on and as of the date of the merger agreement and on and as of the closing date with the same effect as though such representations and warranties were made on and as of the closing date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Integra and Merger Sub to perform their respective obligations under the merger agreement;

•       Integra and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in the merger agreement that are required to be performed or complied with by them prior to or at the closing; and

•       We shall have received a closing certificate dated the closing date and signed by an authorized officer of Integra, certifying that the two above conditions have been satisfied.

Termination

The merger agreement may be terminated under certain circumstances, including:

•       by our and Integra’s mutual written consent;

•       by either Integra or us if:

•        our shareholders do not adopt the merger agreement and approve the merger at the shareholders meeting;

•        the merger has not been consummated by October 31, 2007, provided that Integra may extend the termination date to December 31, 2007, but only if the closing has not occurred as a result of not obtaining the necessary government approvals, not satisfying the applicable waiting or expiration period required by the HSR Act, or a court order, decree, judgment, injunction or other ruling that prevents or prohibits consummation of the merger;

•        any final non-appealable order, decree, ruling or other action issued by a governmental entity, as defined n the merger agreement, permanently restraining, enjoining or otherwise prohibiting consummation of the merger; provided, however, that the right to terminate the merger agreement pursuant to this provision shall not be available to any party whose failure to fulfill any obligation under the agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

•       by us if:

•        Integra or Merger Sub breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by the sooner of October 31, 2007 or 20 business days after Integra or Merger Sub receives notice of such breach;

•        Before approval of the merger by our shareholders, and under certain circumstances, we receive an unsolicited superior proposal in accordance with the merger agreement and we pay any required termination fee, provided that we may only terminate the merger agreement pursuant to this clause after providing an opportunity to Integra to negotiate a better offer as provided in the merger agreement; or

•        if Integra fails to consummate the merger within 60 days of satisfaction of the last condition required by the merger agreement.

•       by Integra if:

•        we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by the sooner of October 31, 2007 or 20 days after Integra or Merger Sub receives notice of such breach;

•        prior to the adoption of the merger agreement by our shareholders, our board adversely changes its recommendation regarding the merger, we shall have failed to include in the proxy statement the recommendation of our board that our shareholders vote in favor of the merger and the transactions contemplated hereby, our board fails publicly to reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within ten (10) days after Integra requests in writing that such recommendation or determination be reaffirmed, a tender or exchange offer relating to any shares of common stock will have been commenced and we will not have sent to our security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer, a takeover proposal is publicly announced, and we fail to issue, within ten (10) days after such takeover proposal is announced, a press release that reaffirms the recommendation of our board that our shareholders vote in favor of the merger and the transactions contemplated thereby or we have breached any of our obligations under the merger agreement to call, give notice of, convene and hold our shareholders’ meeting and timely mail the proxy statement as contemplated thereby, which has not been cured (or is not capable of being cured) within 20 business days following receipt by us of written notice of such breach.

Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will also be required to pay a termination fee of $16,770,000 million to Integra, plus reimbursement of Integra’s fees and expenses not to exceed $2,000,000 if:

•       a takeover proposal (other than the merger) has been publicly announced, or a takeover proposal otherwise becomes publicly communicated to our board of directors; and

thereafter the merger agreement is terminated:

•        by either us or Integra because the merger has not been consummated by October 31, 2007; or our shareholders do not adopt the merger agreement and approve the merger at the special meeting (or any adjournment or postponement of the meeting); or

•        by Integra because we breached a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by October 31, 2007; and

•        within nine months of termination of the merger agreement, we enter into a definitive agreement with another party relating to our acquisition.

•       we terminate the merger agreement because (a) we receive an unsolicited superior proposal, (b) our board of directors resolves to accept such proposal; (c) our board of directors determines in good faith (after consultation with a financial advisor) the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the company; and (d) we have complied with certain procedures contained in the merger agreement with regard to takeover proposals and have not breached the no solicitation provisions of the merger agreement; or

•       Integra terminates the merger agreement because, prior to the adoption of the merger agreement by our shareholders, our board adversely changes its recommendation regarding the merger, we shall have failed to include in the proxy statement the recommendation of our board that our shareholders vote in favor of the merger and the transactions contemplated hereby, our board fails publicly to reaffirm its recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within ten (10) days after Integra requests in writing that such recommendation or determination be reaffirmed, a tender or exchange offer relating to any shares of common stock will have been commenced and we will not have sent to our security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that we recommend rejection of such tender or exchange offer, a takeover proposal is publicly announced, and we fail to issue, within ten (10) days after such takeover proposal is announced, a press release that reaffirms the recommendation of our board that our shareholders vote in favor of the merger and the transactions contemplated thereby or we have breached any of our obligations under the merger agreement to call, give notice of, convene and hold our shareholders’ meeting and timely mail the proxy statement as contemplated thereby, which has not been cured (or is not capable of being cured) within 20 business days following receipt by us of written notice of such breach.

Integra will be required to pay a termination fee of $16,770,000 million to us if:

•       Integra or Merger Sub breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by the sooner of October 31, 2007 or 20 business days after Integra or Merger Sub receives notice of such breach; or

•       if Integra fails to consummate the merger within 60 days of satisfaction of the last condition required by the merger agreement.

Indemnification and Insurance

Integra has agreed that, for not less than six years from and after the effective time, Integra will and will cause the surviving corporation to indemnify and hold harmless, and advance defense costs to, all past and present directors and officers of the company to the same extent such persons are indemnified as of the date of the merger agreement by the company pursuant to the company’s certificate of incorporation and by-laws for acts or omissions occurring at or prior to the effective time.

We will purchase, prior to the effective time, a four-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of facts or events which occurred on or before the effective time, provided that the premium for such policy is reasonably acceptable to Integra. It is understood that a policy with a one-time premium not in excess of 300% of the current annual premium shall be deemed to be reasonably acceptable to Integra.

Additional Agreements

The initial press release by Integra and us with respect to the execution of the merger agreement shall be acceptable to Integra and us. Neither we nor Integra (nor any of their respective affiliates) shall issue any other press release or make any other public announcement with respect to the merger agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements. Without limiting the foregoing, we shall cooperate in good faith with Integra to develop our communications strategy with respect to the merger and transactions contemplated by the merger agreement, including communications to employees, customers and suppliers (including the first announcement to those persons). Cooperation shall include providing Integra with communication materials (whether to be distributed via email, voice mail, by memo or otherwise) reasonably prior to its use and including Integra’s comments in the communication. We and our subsidiaries shall communicate publicly, internally and with customers and suppliers in a manner consistent with the mutually developed communication strategy.

We have agreed to give prompt notice to Integra and Integra has agreed to give prompt notice to us of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement, (ii) we or Integra, as the case may be, becoming aware of any facts, matters or circumstances that would cause any condition to the obligations of the company, Integra or Merger Sub to effect the merger and the other transactions contemplated by the merger agreement not to be satisfied or (iii) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained in the merger agreement  (without giving effect to any exception or qualification contained therein relating to materiality or a material adverse effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this portion of the merger agreement shall not limit or otherwise affect the remedies available hereunder to us or Integra. Further, we shall give prompt notice to Integra of any material adverse effect or the occurrence of any event or events which would reasonably be expected to have, individually or in the aggregate, a material adverse effect.

We have agreed to give Integra notice and copies of any comments on this proxy statement or other filings received from the SEC, and shall promptly respond to SEC comments after consultation with Integra. Integra shall use all commercially reasonable efforts to respond as promptly as practicable to us regarding such SEC comments.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of shareholders the number of shares of our common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our shareholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the shareholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, will be approved if the votes cast in favor of the proposal by shares of common stock, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

We consummated an initial public offering of our common stock on August 9, 2005. Our common stock is traded on the Nasdaq Global Market under the symbol “ESCH.”

The following table sets forth the high and low prices during the periods indicated since trading began:

	High	Low
2005
Third quarter	14.14	11.63
Fourth quarter	14.25	11.50
2006
First quarter	15.87	11.63
Second quarter	17.18	15.02
Third quarter	17.04	13.72
Fourth quarter	19.94	16.68
2007
First quarter	29.51	19.07
Second quarter(1)	28.96	28.83

(1)          Represents high and low trading prices through April 5, 2007.

As of April 5, 2007, the closing price of our common stock was $28.86 per share.

On March 1, 2007, there were 230 holders of record of our common stock. “Security Ownership of Certain Beneficial Owners and Management,” for a discussion of the ownership of our company. We have not declared any cash dividends on our common stock. Our outstanding notes restrict our ability to pay dividends on our capital stock. Following the merger there will be no further market for our common stock.

The following table sets forth the closing per share sales price of our common stock, as reported on the Nasdaq Global Market on March 19, 2007, the last full trading day before the public announcement of the proposed merger, and on               , 2007, the latest practicable trading day before the printing of this proxy statement:

	Eschelon Telecom, Inc. Common Stock Closing Price
March 19, 2007		$25.59
April [ ], 2007	$

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of our outstanding capital stock as of March 1, 2007, for:

•       each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•       each of the executive officers named in the Summary Compensation Table;

•       each of our directors and nominees to become a director; and

•       all of our directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock held by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after March 1, 2007, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and executive officer is c/o Eschelon Telecom, Inc., 730 Second Avenue South, Suite 900, Minneapolis, MN 55402.

Name of Beneficial Owner	Number		Percentage
5% Stockholders:
Bain Capital Fund VI, L.P.	3,718,919	(1)	20.66%
Wind Point Partners IV, L.P.	2,998,070	(2)	16.66%
Schroder Investment Management North America, Inc.	1,135,800	(3)	6.31%
Wells Fargo & Company	985,300	(4)	5.47%
Directors and Executive Officers:
Clifford D. Williams	271,910	(5)	1.51%
Richard A. Smith	195,716	(6)	1.08%
Marvin C. Moses	73,778	(7)	*
James P. TenBroek	3,018,070	(8)	16.66%
Mark E. Nunnelly	3,718,919	(9)	20.66%
Ian K. Loring	3,718,919	(10)	20.66%
Louis L. Massaro	13,334	(11)	*
Geoffrey M. Boyd	92,303	(12)	*
Robert E. Pickens	60,988	(13)	*
David A. Kunde	46,325	(14)	*
All current directors and executive officers as a group (16 persons)	7,629,042	(15)	41.74%

                 * Denotes less than 1% beneficial ownership

       (1) Includes 401,975 shares of stock owned by BCIP Associates II, 151,649 shares of stock owned by BCIP Associates II-C, 68,812 shares of stock owned by BCIP Trust Associates II, 87,106 shares of stock owned by BCIP Associates II-B, 41,778 shares of stock owned by BCIP Trust Associates II-B, and

1,243 shares of stock owned by Sankaty High Yield Asset Partners, L.P., affiliates of Bain Capital Fund VI, L.P.  Also includes 9,730 shares of stock owned by PEP Investments PTY Ltd. and 37,552 shares of stock owned by RGIP, LLC.  Bain Capital Fund VI. L.P. disclaims beneficial interest in those shares except to the extent of its pecuniary interest in each entity.  Bain Capital’s address is Two Copley Place, 7th Floor, Boston, MA 02116.

       (2) Includes 10,980 shares of stock owned by Wind Point Associates IV, L.P. and 22,277 shares of stock owned by Wind Point Executive Advisor Partners, L.P., affiliates of Wind Point Partners IV, L.P. Wind Point Partners IV, L.P. disclaims beneficial interest in those shares except to the extent of its pecuniary interest in each entity.  Wind Point Partners’ address is One Towne Square, Suite 780, Southfield, MI 48076.

       (3) Includes 8,800 shares of common stock owned by Schroder Investment Management Ltd., an affiliate of Schroder Investment Management North America Inc.  Schroder Investment Management North America Inc.’s address is 875 Third Avenue, 21st Floor, New York, NY  10022.

       (4) Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, CA  94104.

       (5) Includes 49,903 shares of common stock issuable upon exercise of vested options, 20,000 shares of unvested restricted stock and 202,007 shares of common stock.

       (6) Includes 95,716 shares of common stock issuable upon exercise of vested options and 100,000 shares of unvested restricted stock.

       (7) Includes 3,334 shares of common stock issuable upon exercise of vested options, 61,427 shares of stock beneficially owned by the Marvin C. Moses Trust and 9,017 shares of stock beneficially owned by the Moses Family Limited Partnership.  Mr. Moses, a director, shares voting and dispositive control over those shares beneficially owned by the Marvin C. Moses Trust and the Moses Family Limited Partnership and disclaims beneficial interest in those shares except to the extent of his pecuniary interest.  The address of Mr. Moses is P.O. Box 6506, Snowmass Village, CO 81615.

       (8) Includes 2,998,070 shares of stock beneficially owned by Wind Point Partners IV, L.P. and 20,000 shares of stock in his own name.  Mr. TenBroek, a director, is a managing director of Wind Point Partners IV, L.P.  Mr. TenBroek shares voting and dispositive control over shares beneficially owned by Wind Point Partners IV, L.P. and disclaims beneficial interest in those shares except to the extent of his pecuniary interest.  Mr. TenBroek’s address is c/o Wind Point Partners, One Towne Square, Suite 780, Southfield, MI 48076.

       (9) Includes 3,718,919 shares of stock beneficially owned by Bain Capital Fund VI, L.P.  Mr. Nunnelly, a director, is a managing director and member of Bain Capital Investors, LLC.  Bain Capital Investors serves as the general partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P.  Bain Capital Investors is also managing partner of each of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C.  Mr. Nunnelly shares voting and dispositive control over shares owned by these entities and disclaims beneficial interest in such shares except to the extent of his pecuniary interest.  Mr. Nunnelly’s address is c/o Bain Capital Fund VI, L.P., Two Copley Place, 7th Floor, Boston, MA 02116.

(10) Includes 3,718,919 shares of stock beneficially owned by Bain Capital Fund VI, L.P.  Mr. Loring, a director, is a managing director of Bain Capital Investors, LLC.  Bain Capital Investors serves as the general partner of Bain Capital Partners VI, L.P., which is the general partner of Bain Capital Fund VI, L.P.  Bain Capital Investors is also managing partner of each of BCIP Associates II, BCIP Trust Associates II, BCIP Associates II-B, BCIP Trust Associates II-B and BCIP Associates II-C.  Mr. Loring shares voting and dispositive control over shares owned by these entities and disclaims beneficial interest in such shares except to the extent of his pecuniary interest.  Mr. Loring’s address is c/o Bain Capital Fund VI, L.P., Two Copley Place, 7th Floor, Boston, MA 02116.

(11) Includes 13,334 shares of common stock issuable upon the exercise of vested options.

(12) Includes 32,142 shares of common stock issuable upon exercise of vested options and 35,474 shares of common stock, 60,000 shares of unvested restricted stock and 161 shares of common stock..

(13) Includes 24,798 shares of common stock issuable upon the exercise of vested options, 25,000 shares of unvested restricted stock and 11,190 share of common stock.

(14) Includes 23,200 shares of common stock issuable upon the exercise of vested options, 15,000 shares of unvested restricted stock and 8,125 shares of common stock.

(15) The aggregate number of options exercisable within 60 days of March 1, 2007, for all executive officers and directors is 278,947.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we will hold an annual meeting of stockholders in 2008. Proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders must be received by J. Jeffery Oxley, Executive Vice President, Law & Policy, General Counsel and Secretary, Eschelon Telecom, Inc., 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, no later than December 2, 2007 for inclusion in the proxy statement for that meeting.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 120 calendar days in advance of the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 calendar days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

You may also read reports, proxy statements and other information relating to us at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

If you have questions about the special meeting or the merger with Integra after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Eschelon Telecom, Inc.
Attn: Investor Relations
730 Second Avenue
Minneapolis, MN 55402
(612) 376-4400

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTEGRA TELECOM HOLDINGS, INC.

ITH ACQUISITION CORP.

AND

ESCHELON TELECOM, INC.

DATED AS OF MARCH 19, 2007

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 19, 2007, is by and among INTEGRA TELECOM HOLDINGS, INC., an Oregon corporation (“Parent”), ITH ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ESCHELON TELECOM, INC., a Delaware corporation (the “Company”).

INTRODUCTION

A.         The respective boards of directors of Parent, Merger Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth herein.

B.         As a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have concurrently herewith entered into certain Voting Agreements with Parent in the form attached hereto as Exhibit A (the “Voting Agreements”).

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1
THE MERGER

SECTION 1.1           The Merger.

Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company and Merger Sub shall consummate a merger (the “Merger”) pursuant to which (i) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the Company, as the surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company shall continue unaffected by the Merger.

SECTION 1.2           Effective Time; Closing Date.

(a)        Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Delaware for filing as provided in the DGCL, and shall make all other deliveries, filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective on the date on which the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or on such other later date as is agreed upon by the parties and specified in the Certificate of Merger, and at the time specified in the Certificate of Merger or, if not specified therein, by the DGCL, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

(b)        The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than  two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

SECTION 1.3           Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

SECTION 1.4           Certificate of Incorporation; By-laws.

(a)        The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall at the Effective Time be amended and restated in full so as to read in its entirety in the form of the certificate of incorporation of the Surviving Corporation, except as to the name set forth therein, which shall be “Eschelon Telecom, Inc.”, until thereafter amended as provided by Law and such certificate of incorporation.

(b)        The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be “Eschelon Telecom, Inc.”, until thereafter amended as provided by Law and such by-laws.

SECTION 1.5           Board of Directors and Officers.

The board of directors and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the board of directors and officers, respectively, of the Surviving Corporation, each to hold office until his or her respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

SECTION 1.6           Further Assurances.

If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of either the Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the properties, rights, privileges, powers, franchises or assets of the Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2
EFFECTS OF THE MERGER; CONSIDERATION

SECTION 2.1           Conversion of Shares.

(a)        At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 2.1(c) and Dissenting

Shares) shall be converted into the right to receive $30.00 in cash (the “Merger Consideration”) without any interest thereon.

(b)        At the Effective Time, by virtue of the Merger and without any action on the part of Parent, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Corporation.

(c)        At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holder thereof, each share of Common Stock that is owned by (i) the Company as treasury stock, (ii) Parent, (iii) Merger Sub, (iv) any other wholly owned Subsidiary of Parent or (v) any wholly owned Subsidiary of the Company, shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)        All shares of Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall cease to be outstanding, and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented shares of Common Stock shall thereafter cease to have any rights with respect to such shares, except the right to receive the Merger Consideration to be issued in consideration therefor upon the surrender of such certificate.

(e)        Each Option issued and outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be converted into the right to receive, at the Effective Time, a sum in cash equal to such Option’s Option Cancellation Payment, without interest, and all such Options shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each former Option Holder shall cease to have any rights with respect thereto, other than the right to receive the consideration set forth herein. Notwithstanding anything to the contrary contained in this Agreement, if the exercise price per share of Common Stock of any Option is equal to or greater than the Merger Consideration, such Option shall be cancelled without any cash payment being made in respect thereof. The Company shall use its commercially reasonable efforts to take all actions necessary to effectuate the foregoing. Any payments made pursuant to this Section 2.1(e) shall be net of all applicable withholding taxes, which shall be properly and timely remitted to the appropriate Governmental Entity. As of the Effective Time, the Option Plan shall terminate and all rights under any provision of any other plan, program or arrangement of the Company or any Subsidiary of the Company providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled.

(f)         The restrictions on each share of Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each share of Common Stock not subject to any restrictions as provided in Section 2.1.

SECTION 2.2           Exchange Procedures.

(a)        Prior to the Effective Time, Parent shall appoint the Paying Agent to act as agent for the holders of shares of Common Stock in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to this Article II. At or prior to the Closing, Parent shall deliver, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to Section 2.1(a).

(b)        Promptly following the Effective Time, the Surviving Corporation shall cause to be mailed, or otherwise make available, to each holder of record of Certificates entitled to receive consideration pursuant to Section 2.1 the form of Letter of Transmittal. After the Effective Time, each holder of certificates or other instruments formerly evidencing shares of Common Stock (the “Certificates”), upon surrender of such Certificates to the Paying Agent, together with a properly completed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent, shall be entitled to receive from the Paying Agent, in exchange therefor, the aggregate consideration for such shares of Common Stock, in cash as contemplated by this Agreement, and the Certificates so surrendered shall be cancelled. The Surviving Corporation, the Paying Agent and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock, such amounts as the Surviving Corporation, the Paying Agent or Parent is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Paying Agent or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock, in respect of which such deduction and withholding was made by the Surviving Corporation, the Paying Agent or Parent, as the case may be, and the Surviving Corporation, the Paying Agent or Parent, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity. Until surrendered as contemplated by this Section 2.2 (other than Certificates representing Dissenting Shares), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate consideration for such shares of Common Stock, in cash as contemplated by this Agreement, without interest thereon. All cash consideration delivered upon the surrender of Certificates in accordance with the terms of this Section 2.2 shall be deemed to have been paid in full satisfaction of all rights pertaining to shares of Common Stock theretofore represented by such Certificates. At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

(c)        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to such lost, stolen or destroyed and, if required by the Parent, the posting by such Person of a bond or other surety in such amount as the Parent may reasonably direct as indemnity against any claim that may be made with respect to such Certificate and subject to such other reasonable conditions as the Parent may impose, the Paying Agent shall deliver in exchange for such Certificate the consideration into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to this Article II.

(d)        If any payment under this Article II is to be made to a Person other than the Person in whose name any Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.

(e)        None of Parent, Merger Sub or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall, in its sole discretion, be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and that has not been disbursed to holders of Certificates, and such funds shall thereafter become the property of the Surviving Corporation. Such funds may be commingled with the general funds of the Surviving Corporation and shall be free and clear of any claims or interests of any Person. Thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar Law) only as general creditors thereof with respect to the applicable consideration payable as contemplated by this Agreement (net of any amounts that would be subject to withholding) upon due surrender of their Certificates, without any interest thereon.

(f)         At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer in the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

(g)        Promptly following the Effective Time, but in no event later than ten (10) days following the Effective Time, the Surviving Corporation shall, in exchange for the Options that became entitled to receive the consideration specified in Section 2.1, make the Option Cancellation Payment in respect of each such Option to each Option Holder. The Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Option Holder such amounts as the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law or with respect to the making of other payments hereunder in connection with other equity interests in the Company held by such Option Holder (provided that such amounts have not been previously deducted and withheld). To the extent that amounts are so withheld by the Surviving Corporation or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be, and the Surviving Corporation or Parent, as applicable, shall properly and timely remit any such withheld amounts to the appropriate Governmental Entity.

SECTION 2.3           Dissenting Shares.

(a)        Notwithstanding any provision of this Agreement to the contrary, shares of the Company’s capital stock that are outstanding immediately prior to the Effective Time and which are held by holders who shall not have voted in favor of the Merger or consented thereto in writing and who shall be entitled to and have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the consideration set forth in Section 2.1. Such holders shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by holders not entitled by Section 262 of the DGCL, or who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration specified in Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such Dissenting Shares.

(b)        The Company shall give Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to the Parent and Merger Sub on the date hereof (the “Disclosure Schedule”), which Disclosure Schedule identifies the section and subsection numbers of this Article 3 to which the disclosures pertain, the Company hereby represents and warrants to the Parent and Merger Sub as follows:

SECTION 3.1           Organizational Matters.

(a)        Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Section 3.1 of the Disclosure Schedule lists (i) the jurisdictions of incorporation, (ii) foreign qualifications and (iii) officers and directors of the Company and each of its Subsidiaries.

(c)        The Company has made available to Parent true, complete and correct copies of the constitutive documents of each of the Company and its Subsidiaries, in each case as amended to the date of this Agreement, and has made available to Parent each such entity’s minute books and stock records. Neither the Company nor any of its Subsidiaries is in violation of any provision of its respective certificate of incorporation, by-laws or similar constitutive document.

SECTION 3.2           Authority; Approvals.

(a)        The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for shareholder approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by the application of general principles of equity.

(b)        The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) resolved that the Merger is fair to, and in the bests interests of, the Company and its stockholders and declared this Agreement and the Merger to be advisable, (iii) approved this Agreement and (iv) recommended that this Agreement be presented to the Company’s stockholders for approval and that the Company’s stockholders adopt this Agreement (the “Company Recommendation”), and, as of the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

SECTION 3.3           Capitalization; Equity Interests.

(a)        The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 125,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 18,065,141 shares of Common Stock were issued and outstanding (of which 582,255 are shares of Restricted Stock), (ii) no shares of Common Stock are held in the treasury of the Company, (iii) no shares of Common Stock are held by Subsidiaries of the Company and (iv) no shares of Preferred Stock are outstanding.

(b)        Section 3.3(b) of the Disclosure Schedule sets forth a true and correct list of all of the Company’s Subsidiaries, together with their respective authorized capital stock, number of shares issued and outstanding and record ownership of such shares. The Company does not have any Subsidiaries or own or hold, directly or indirectly, any equity or other security interest, or has made any investment, in any other Person. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights and are directly or indirectly owned beneficially and of record by the Company, free and clear of all Encumbrances, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock).

(c)        Except for (i) issued and outstanding Common Stock referenced in Section 3.3(a)(i), and (ii) 798,068 shares of Common Stock reserved for issuance upon exercise of Options granted and outstanding under the Option Plan, as described in Section 3.3(d) of the Disclosure Schedule, at the time of execution of this Agreement and at Closing, no shares of capital stock or other voting securities of the Company or any of its Subsidiaries (whether or not vested) are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company have been duly authorized, were validly issued, are fully paid and nonassessable and subject to no preemptive rights. Except for the Common Stock, there are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or such Subsidiary may vote. Except for the Options and the Restricted Stock, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of the Company or any Subsidiary. Except for the Options and the Restricted Stock, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any such Person is bound obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating such Person to issue, grant, extend or enter into any such security, option, warrant, call right, commitment, agreement, arrangement or undertaking. Except for the Restricted Stock or as set forth in Section 3.3(c) of the Disclosure Schedule, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or any of its Subsidiaries or any securities of the type described in this Section 3.3(c).

(d)        The names of the optionee of each Option, the date of grant of each Option, the number of shares subject to each such Option, the expiration date of each such Option, and the price at which each such Option may be exercised under the Option Plan are set forth in Section 3.3(d) of the Disclosure Schedule.

(e)        The name of each holder of Restricted Stock, the date of issuance, the number of shares of Restricted Stock and the vesting schedule are set forth in Section 3.3(e) of the Disclosure Schedule.

SECTION 3.4           Conflicts; Consents.

(a)        The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, (ii) materially conflict with, result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, modification, cancellation, right of redemption or repurchase or acceleration), under any material Permit or Material Contract to which any of the Company or its Subsidiaries is a party, or by which any such Person or its properties or assets are bound, (iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.4(b) have been obtained and all filings and obligations described in Section 3.4(b) have been made, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) result in the creation or imposition of any Encumbrance upon any property or assets used or held by the Company or any of its Subsidiaries except, with respect to clauses (iii) and (iv), such triggering of payments, Liens, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        Except for (1) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (2) any filings as may be required under the DGCL or the Exchange Act or Nasdaq regulations in connection with the Merger, (3) any consent or approval of or registration or filing with the Federal Communications Commission (“FCC”), any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Company or any of its Subsidiaries (each, a “State PUC”) as is listed in Section 3.4(b) of the Disclosure Schedule, and (4) any municipal franchising authority (each, a “Municipal Franchising Authority”) having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction and that is listed in Section 3.4(b) of the Disclosure Schedule, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)        The affirmative vote of the holders of a majority of outstanding shares of Common Stock (the “Required Company Stockholders”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger.

SECTION 3.5           Financial Information and SEC Reports; Undisclosed Liabilities.

(a)        The Company and its Subsidiaries have timely filed with the Securities and Exchange Commission (the “SEC”) and made available to Parent all forms, reports, schedules, statements and other documents required to be filed by it on or since March 31, 2005 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Reports”). The Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. To the Company’s knowledge, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review.

(b)        The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(c)        The Company has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to Parent and the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

SECTION 3.6           Financial Information; Undisclosed Liabilities.

(a)        The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Reports, as of the date filed with the SEC (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Reports amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied with published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may otherwise be indicated in a note thereto), and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Company and its consolidated Subsidiaries as of the date of such financial statements and the consolidated results of their operations and cash flows for each of the periods then ended. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP.

(b)        Except as reflected in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2006, which balance sheet was filed with the SEC by the Company in its Annual Report on Form 10-K on March 12, 2007 (the “2007 10-K”), the Company and its Subsidiaries do not have, and as a result of the transactions contemplated by this Agreement, will not have, any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)        Except as reflected in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2006, neither the Company nor any of its Subsidiaries has any (i) obligation for borrowed money or for the deferred purchase price of property or services, including capital leases (other than trade payables on ordinary trade terms incurred in the ordinary course of business), (ii) obligation in respect of letters of credit or payment or performance bonds or other credit support of any obligations, (iii) interest rate or currency protection agreements or (iv) guarantees issued by it in respect of the foregoing obligations or otherwise for the obligations of any Person.

(d)        Section 3.6(d) of the Disclosure Schedule sets forth the prepayment penalties or redemption fees associated with the Company’s or its Subsidiaries outstanding debt.

(e)        The Company has accounted for its stock options in accordance with GAAP and does not have any program or practice in place to (i) time stock option grants to employees or directors with the release of material non-public information in a manner intended to improperly favor employees or directors or (ii) set the exercise prices in coordination with such release in a manner intended to improperly favor employees or directors.

SECTION 3.7           Absence of Changes.

Except as set forth in Section 3.7 of the Disclosure Schedule, since December 31, 2006, the Company and its Subsidiaries have been operated in the ordinary course consistent with past practice and there has not been (i) any Company Material Adverse Effect or (ii) any action taken by the Company or its Subsidiaries not in the ordinary course of business, consistent with past practice, that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b).

SECTION 3.8           Assets and Properties; Network Facility and Network Facility Agreements.

(a)        Neither the Company nor any of its Subsidiaries owns any real property. Section 3.8(a) of the Disclosure Schedule sets forth a true and complete list of all real property leased by the Company or any of its Subsidiaries, including all collocation agreements to which the Company or any of its Subsidiaries is a party, where the Company’s executive offices are located or where any material Network Facility is located, except for lease and collocation agreements, the failure to hold, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided Parent with correct and complete copies of all leases set forth in Section 3.8(a) of the Disclosure Schedule and all other material leases.

(b)        Except in any such case as would not be material to the operation of the Company and its Subsidiaries in the ordinary course of business, the Company and its Subsidiaries owns and had good title to, or have a valid right to use, all material items of personal property used in the conduct of their business. To the knowledge of the Company, the personal property materially necessary to operate the business, including the structural elements, are in good operating condition and repair, ordinary wear and tear excepted, and, the knowledge of the Company, are free of any material defect and have been properly maintained in all material respects.

SECTION 3.9           Material Contracts.

(a)        As of the date hereof and other than as filed as an exhibit (including exhibits incorporated by reference) to the 2007 10-K or as set forth in Section 3.9(a) of the Disclosure Schedule, the Company is not a party to or bound by any note, bond, mortgage, indenture, lease, license, contract, agreement or other obligation (including any amendment, modification, waiver or extension) that:

(i)         is required to be filed by the Company or any Subsidiary in accordance with Item 601(b)(1), (2), (4) or (10) of Regulation S-K under the Securities Act;

(ii)       materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, or the ability of any such Person to operate in any geographic area or industry or grants exclusive rights to a third Person;

(iii)      relates to the borrowing of money or any guarantee, reimbursement or indemnity in respect of any indebtedness in excess of $100,000 of any Person (other than any guarantee made by the Company in respect of any obligation of any Subsidiary);

(iv)       extends “most favored nations” or similar pricing to the counterparty to such contract;

(v)        is with an officer, director, consultant who is a natural person, employee receiving compensation from the Company in excess of $100,000 or a stockholder beneficially owning 5% or more of the Common Stock;

(vi)       creates an obligation on the part of the Company or any of its Subsidiaries to pay another Person an amount in excess of $500,000;

(vii)     creates an obligation on the part of another Person to pay the Company or a Subsidiary an amount in excess of $500,000;

(viii)    relates to partnerships or joint ventures;

(ix)       relates to any irrefutable or indefeasible right to use or similar agreement (“IRU”) or peering arrangement;

(x)        has resulted in any prepaid revenues in excess of $100,000;

(xi)       is an interconnection agreement, E911 agreement or material carrier agreement to which the Company or any of its Subsidiaries is a party (“Interconnection or Carrier Agreement”);

(xii)     has “take or pay,” minimum order or purchase or similar commitments;

(xiii)    relates to an acquisition or sale of a business or material amount of assets that has any material continuing or contingent obligations by the Company or its Subsidiaries or by any other Person;

(xiv)     relates to the provisions by a third Persons of Network Facilities, including leases, collocations, licensings and Right-of-Way Agreements (each, a “Network Facility Agreement”); or

(xv)      prevents or materially delays the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated hereby on a timely basis.

Each contract, agreement, commitment or lease of the type described in this Section 3.9(a), whether or not set forth in Section 3.9(a) of the Disclosure Schedule, is referred to herein as a “Material Contract.” True, correct and complete copies of all Material Contracts (including any amendments or supplements thereto) have previously been made available to Parent.

(b)        Each Material Contract is a valid and binding obligation of the Company or its applicable Subsidiary, enforceable against the Company or the applicable Subsidiary in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company or the applicable Subsidiary. To the knowledge of the Company, no other party is in material breach or violation of, or material default under, any Company Material Contract. Neither the Company nor any of its Subsidiaries has received notice, or has knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.

(c)        Section 3.9(c) of the Disclosure Schedule sets forth each Interconnection and Carrier Agreement that, as of the date of this Agreement, is month-to-month or pursuant to which the Company or one of its Subsidiaries is receiving services on an “evergreen” basis.

SECTION 3.10          Environmental Matters.

(a)        Each of the Company and its Subsidiaries is in possession of all material permits and other governmental authorizations required for their operations under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Company or any of its Subsidiaries is or has been in violation of, or received any notice or assertion of being in violation of, or, to the knowledge of the Company, under investigation with respect to a possible violation of, any requirements of any

Environmental Laws in connection with the conduct of its business or in connection with the use, maintenance or operation of any real property owned or leased by the Company or any of its Subsidiaries, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, there are no conditions relating to the Company or any of its Subsidiaries or the operation of their businesses, or relating to any real property used, leased or formerly owned, used or leased by the Company or any of its Subsidiaries that in any such case would reasonably be expected to lead to any material liability of the Company or any of its Subsidiaries under any Environmental Law. To the Company’s knowledge, all batteries are in sound condition and not leaking, and no underground and/or above ground storage tanks exist on any real property leased by the Company or any of its Subsidiaries.

(b)        Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have not caused, and the Company is not aware of, any Release of Hazardous Substances, or that any Hazardous Substances had been Released, at any property currently or formerly owned, used or operated by the Company, and, except in compliance with Environmental Laws, the Company has not caused or arranged for any Release of Hazardous Substances at any off-site disposal location in connection with the current or past operations of Company. To the Company’s knowledge, no property owned, leased or used by the Company or its Subsidiaries contains or had contained asbestos in any form, lead paint, urea-formaldehyde foam insulation or any polychlorinated biphenyls (including transformers, capacitors, ballasts or other equipment which contain dielectric fluid containing polychlorinated biphenyls).

(c)        The Company and its Subsidiaries have furnished to Parent copies of all environmental audits and other material documents in their possession or under their control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or compliance by the Company or any of its Subsidiaries with Environmental Laws.

(d)        Notwithstanding any other provision of this Agreement, this Section 3.9 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

SECTION 3.11          Litigation.

Except as set forth in Section 3.11 of the Disclosure Schedule, there are no actions, suits, complaints, investigations, proceedings, arbitrations, claims or disputes pending or, to the knowledge of the Company, threatened by any Person or before any court, arbitration tribunal or other Governmental Entity against the Company or any of its Subsidiaries, and that (a) bring into question the validity of this Agreement, (b) would prevent or materially delay consummation of the Merger or (c) would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, no injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Entity relating to the Company or any of its Subsidiaries or seeking or purporting to enjoin or restrain the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries has received any written notice of any condemnation or eminent domain proceeding affecting any owned or leased real property, and, to the knowledge of the Company, no such action or proceeding has been threatened.

SECTION 3.12          Compliance; Licenses and Permits.

(a)        Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with all Laws applicable to the Company, any of its Subsidiaries or their respective businesses (including (i) the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates; (ii) the rules, regulations, orders, and policies of the FCC and State PUCs and requirements of their FCC and State PUC licenses, permits and authorizations, (iii) any and all Universal Service Fund obligations and (iv) the Communications Assistance for Law Enforcement Act).

(b)        Each of the Company and its Subsidiaries holds all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights required by Governmental Entities and other third Persons (collectively, “Permits,” a true, correct and complete list of which is contained in Section 3.12(b) of the Disclosure Schedule) that are necessary or required to conduct their respective businesses as presently being conducted, except for such Permits the failure to hold would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect; (i) such Permits are in full force and effect, (ii) no violations are or have been alleged in respect of any thereof, (iii) no proceeding is pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries in connection with the right to operate under the Permits. Provided that the consents set forth in Section 3.4(b) are obtained, the consummation of the transactions contemplated herein will not violate or impair the Communications Licenses.

(c)        The Company and its Subsidiaries are the authorized legal holders or otherwise have rights to all Permits issued by the FCC, State PUCs, Municipal Franchising Authorities (permits issued by the FCC, State PUCs, and Municipal Franchising Authorities referred to as “Material Communications Licenses” or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction held by the Company or its Subsidiaries (collectively, “Communications Licenses,” a true, correct and complete list of which is contained in Section 3.12(c) of the Disclosure Schedule), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs, Municipal Franchising Authorities or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction that are necessary or required for the operation of the businesses of the Company and its Subsidiaries as now conducted other than any such licenses (other than Material Communications Licenses), the absence of which would not reasonably be expected to have a Company Material Adverse Effect. All the Communications Licenses are valid and in full force and effect, unimpaired by any material condition, except those conditions that may be contained within the terms of such Communications Licenses. No action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the knowledge of the Company, threatened in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or material modification or refusal to renew any of the Communications Licenses, or (ii) material fines and/or forfeitures. The Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against the Company or its Subsidiaries and, to the knowledge of the Company, no such actions are threatened which, in each case, would reasonably be expected to have a Company Material Adverse Effect, if not cured or otherwise responded to in the ordinary course of business.

SECTION 3.13          Intellectual Property.

(a)        Section 3.13(a) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property registrations and applications for registration owned by the Company or its Subsidiaries (such Intellectual Property, “Company Registered IP”). All Company Registered IP is valid, enforceable, in full force and effect and has not been abandoned or canceled, and no claims are pending or, to the knowledge of the Company, have been threatened challenging the validity of Company Registered IP or the Company’s and its Subsidiaries’ ownership thereof.

(b)        Section 3.13(b) of the Disclosure Schedule sets forth a complete and accurate list of all material agreements granting to the Company or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any such Subsidiary (other than commercially available standard software applications used in the Company’s or any such Subsidiary’s operations not material to the operation of Network Facilities), indicating for each the title and the parties thereto. Each material agreement granting to the Company or any of its Subsidiaries any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company or any such Subsidiary is either paid-up in full or all right-to-use fees have been paid and are current. The consummation of the transactions contemplated by this Agreement will not result in (i) the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any Intellectual Property material to the operation of the business by the Company and its Subsidiaries or (ii) the payment of any material amounts with respect to the right of the Company or any of its Subsidiaries to own or use any Intellectual Property.

(c)        Either the Company or a Subsidiary owns, licenses or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), other than as would not be material to the operation of the business in the ordinary course. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any Subsidiaries for their use of the Company Intellectual Property, (b) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries does not infringe any Intellectual Property rights of any person, (c) neither the Company nor any Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property, and (d) to the knowledge of the Company, no person is infringing any Company Intellectual Property.

SECTION 3.14          Tax Matters.

Except as set forth in Section 3.14 of the Disclosure Schedule:

(a)        Each of the Company and its Subsidiaries has timely filed (taking into account applicable extensions) all Tax Returns required to be filed by it and paid all Taxes (whether or not shown to be due on such Tax Returns) required to be paid by it except to the extent such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. As of the time of filing, all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries has made adequate provision (or adequate provision has been made on its behalf), in accordance with GAAP, for all accrued Taxes not yet due and payable.

(b)        The Company and its Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with the rules and regulations relating to the withholding or remittance of Taxes.

(c)        There are no outstanding waivers, extensions or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course). There are no audits, written claims, deficiencies, administrative proceedings or court proceedings relating to material Taxes or Tax Returns of the Company or any Subsidiary currently pending, or, to the knowledge of the Company, threatened or asserted against the Company or any of its Subsidiaries. There are no Liens on any assets of the Company or any Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes being contested in good faith. To the knowledge of the Company, no written claim is pending by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(d)        Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); has any liability for the Taxes of any Person (other than a member of the Company Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor by contract or agreement; or currently is a party to any Tax indemnification, allocation, sharing or similar agreement (other than an obligation in any customary agreement with customers, vendors, lessors or the like entered into in the ordinary course of business, an obligation in a credit agreement, or an obligation in any lease of leased property or an obligation in any agreement between the Company and any of its Subsidiaries).

(e)        None of the Company or any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Neither the Company nor any Subsidiary will be required to include any item of income in taxable income as result of any (i) adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing, or (iii) installment sale or open transaction disposition made on or prior to the Closing. Neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(e) of the Code within the past 2 years.

SECTION 3.15          Employees; Benefit Plans.

(a)        To the knowledge of the Company: (i) the Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any act or practice which constitutes or would reasonably be expected to constitute an unfair labor practice as defined in the National Labor Relations Act, (ii) there is no unfair labor practice charge or complaint against the Company pending or threatened in writing before the National Labor Relations Board or any similar state or foreign agency, (iii) there is no material labor strike, dispute, slowdown, stoppage or lockout pending, affecting or threatened in writing against the Company, (iv) except as set forth in Section 3.15(a) of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining or similar agreement and (v) there are no union organizing activities among the employees of the Company.

(b)        Section 3.15(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans. None of the Company, any of its Subsidiaries or any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan, other than as required by applicable Law. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any of its Subsidiaries or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or in the aggregate, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Company Financials. Under the terms of each Employee Benefit Plan, the Surviving Corporation will be able to amend or terminate such Employee Benefit Plan at any time and in any way (subject to applicable Law) after the Effective Time without material liability or expense (other than for benefits accrued as of the time of termination).

(c)        The Company has delivered or made available to Parent with respect to each Employee Benefit Plan (to the extent applicable thereto) true, correct and complete copies of (i) such Employee Benefit Plan (including all material amendments thereto) or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan, (ii) the last annual report (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit

Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (iv) the most recent employee handbook distributed to Employees; (v) all material contracts and agreements (and any material amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (vi) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (vii) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (viii) all written communications to Employees, or to any other individuals, to the extent that the provisions of such Employee Benefit Plan as described therein differ materially from such provisions as set forth or described in the other information or materials furnished under this subsection (c); and (ix) all material correspondence to or from any Governmental Entity, within the past three years, relating to such Employee Benefit Plan.

(d)        Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan was properly and legally established; (ii) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable Laws, including, without limitation, ERISA and the Code; (iii) the Company, each of its Subsidiaries, each ERISA Affiliate and, to the Company’s knowledge, all other Persons (including, without limitation, all fiduciaries) have, at all times and in all respects, properly performed all of their duties and obligations (whether arising by operation of Law, by contract or otherwise) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iv) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Entity or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner; (v) none of the Company, any of its Subsidiaries, any ERISA Affiliate or, to the Company’s knowledge, any other fiduciary of such Employee Benefit Plan has engaged in any transaction or acted in a manner that violates, or failed to act if such failure would violate the fiduciary requirements of ERISA or any other applicable Law; (vi) none of the Company, any of its Subsidiaries, any ERISA Affiliate or, to the Company’s knowledge, any other Person has engaged or is about to engage in a transaction that constitutes (or could constitute) a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) neither the Company nor any of its Subsidiaries has incurred, and there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries, Merger Sub, the Surviving Corporation or Parent could incur, directly or indirectly, any liability or expense (except for routine contributions, benefit payments and administrative expenses) under ERISA, the Code or any other applicable Law with respect to such Employee Benefit Plan.

(e)        Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by that legislation commonly referred to as “GUST” and “EGTRRA” and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or is reasonably expected by the Company, any of its Subsidiaries or any ERISA Affiliate to occur, that could reasonably be expected to adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract.

(f)         Since 2000, all contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued, in all material respects, as a liability on the Company Financials.

(g)        None of the Company, any of its Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has, in the past six years, sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (iv) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (v) an Employee Benefit Plan covering or benefiting current or former officers, employees, directors, agents or independent contractors of the Company or any of its Subsidiaries who provide (or, at the relevant time, provided) services to the Company or any of its Subsidiaries outside of the United States.

(h)        None of the Company, any of its Subsidiaries, any ERISA Affiliate or any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) severance or post-employment or post-termination welfare benefits, within the meaning of Section 3(1) of ERISA, of any kind (including, without limitation, health, medical, death or long-term disability benefits) to (or with respect to) any current or former officer, employee, agent, director or independent contractor of the Company or any of its Subsidiaries or to any other individual (other than continuation coverage mandated by COBRA or similar state statute, the premiums for which are paid exclusively by the individual receiving such coverage).

(i)         There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Entity, and, to the Company’s knowledge, no such action is contemplated or under consideration by any Governmental Entity.

(j)         Neither the Company nor any of its Subsidiaries has made any payment or payments, is obligated to make any payment or payments or is a party to (or a participating employer in) any agreement or Employee Benefit Plan that could obligate the Company, any of its Subsidiaries, the Surviving Corporation or Parent to make any payment or payments that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign law) or that would otherwise not be deductible under Section 162 or Section 404 of the Code.

(k)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, any of its Subsidiaries, any ERISA Affiliate, the Surviving Corporation, Parent or any Employee Benefit Plan, (ii) otherwise increase the amount of compensation due to any individual or forgive indebtedness owed by any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit (including, without limitation, with regard to Options), under any Employee Benefit Plan, or (iv) require the Company, any of its Subsidiaries, the Surviving Corporation or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(l)         Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) sponsored, maintained or participated in by the Company or any of its Subsidiaries (or to which the Company or any of its Subsidiaries is (or was) a party) at any time since January 1, 2005 has been operated and administered since January 1, 2005, in all material respects, in good faith compliance with Section 409A of the Code and any guidance issued by the United States Treasury Department or the IRS thereunder (including, without limitation, IRS Notice 2005-1 and the proposed Treasury regulations issued on September 29, 2005), to the extent applicable to such plan. No such plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation Section 1.409A-6(a)(4)) at any time after October 3, 2004.

SECTION 3.16          Proxy Statement.

The Proxy Statement (including any amendments or supplements thereto) will not, at the date the Proxy Statement is filed with the SEC or first mailed to stockholders of the Company, or at the time immediately following any amendment or supplement to the Proxy Statement or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no representations regarding any information furnished in writing by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

SECTION 3.17          Brokers.

No agent, broker, investment banker, Person or firm acting on behalf of the Company or any of its Subsidiaries or under the authority of the Company or any of its Subsidiaries, other than Jefferies & Company, Inc., the fees and expenses of which will be paid by the Company (as reflected in the agreements between such firms and the Company, copies of which have been delivered to Parent), is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.18          Insurance.

Section 3.18 of the Disclosure Schedule contains a list of each material insurance policy maintained with respect to the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any material insurance policy maintained by them except for such default that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of termination, exhaustion of limits, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers.

SECTION 3.19          Suppliers; Customers.

(a)        Neither the Company nor any of its Subsidiaries (i) has received any written notice of, or has any reason to believe that there are, any outstanding or threatened dispute with, or has received any request for audit, accounting or review from, any Person (including local and long distance carriers), which dispute could reasonably involve the payment by or to the Company or any Subsidiaries of an amount exceeding $100,000 individually or $250,000 in the aggregate, or (ii) has any reason to believe that there exist any reasonable grounds for any such dispute. There are no material unresolved complaints, claims or disputes, or litigation or threatened litigation, between the Company or any of its Subsidiaries and any inter-exchange carrier, local exchange carrier, wireless carrier or Voice over Internet Protocol provider, including those challenging any access charges or other inter-carrier compensation billed, allegedly owed, or paid, by or to the Company or any of its Subsidiaries for the origination or termination of any interstate, intrastate, or local telecommunications traffic, including any traffic received from or delivered to any third-party carrier or provider or its end user(s) that would reasonably be expected to result in a Company Material Adverse Effect.

(b)        Neither (i) the Company nor any of its Subsidiaries has received notice from any customer, or group of customers that are under common ownership or control, that (x) accounted for at least $250,000 of the aggregate products and services furnished by the Company and its Subsidiaries in the fiscal year ended December 31, 2006 or (y) is expected, to the knowledge of the Company, to account for at least $250,000 of the aggregate products and services to be furnished by the Company and its Subsidiaries in the fiscal year ending December 31, 2007, in each case, that such customer (or such group of customers) has stopped or intends to stop purchasing, or has materially reduced or shall materially reduce purchases of, or has sought or is seeking to materially reduce the price it shall pay for, the products or services of the Company or its Subsidiaries, nor (ii) has the Company or any of its Subsidiary received notice from any supplier, or group of suppliers that are under common ownership or control, that (x) accounted for at least $500,000 of the aggregate goods and services purchased by the Company or any of its Subsidiary in the fiscal year ended December 31, 2006 or (y) is expected, to the knowledge of the Company, to account for at least $500,000 of the aggregate goods and services purchased by the Company and its Subsidiaries in the fiscal year ending December 31, 2007, in each case, that such supplier (or such group of suppliers) has stopped or intends to stop providing goods or services to the Company or any of its Subsidiary, or has materially reduced or will materially reduce the supply of, or has sought or is seeking to materially increase the price it charges for, goods or services supplied to the Company or any of its Subsidiaries. Section 3.19(b) of the Disclosure Schedule sets forth each agreement with a customer generating in excess of $250,000 in revenues in any 12 month period that is not currently in term.

(c)        Except as set forth in Section 3.19(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or was a party to any agreement or arrangement by which the Company or its Subsidiaries has since January 1, 2007 or will pay any customer’s or prospective customer’s early termination fees or similar fees or penalties under any agreement with another Person.

(d)        The Company and its Subsidiaries have, and will have at Closing, at least the number of “access lines in services” (as described in the 2007 10-K) as set forth in the 2007 10-K.

SECTION 3.20          Takeover Statutes.

Prior to the date of this Agreement, the Company Board has taken all actions required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from the provisions of Section 203 of the DGCL, and accordingly, that section does not apply to the Merger, the Voting Agreements or any of the transactions contemplated hereby and thereby. No other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under Delaware state law apply to this Agreement or the Voting Agreements or any of the transactions contemplated hereby and thereby.

SECTION 3.21          Opinion of Financial Advisor.

The Company has received the opinion of Jefferies & Company, Inc. that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Stock is fair, from a financial point of view, to the holders of the Common Stock, and such opinion has not been withdrawn or revoked or otherwise modified as of the date of this Agreement.

SECTION 3.22          Compliance with TRRO.

The Company has accrued in its financial statements included in its 2007 10-K for all expenses that may result from a change in circuit availability and/or price based on the implementation of the Order on Remand of the TRO adopted by the FCC in December 2004.

SECTION 3.23          Transactions with Related Parties.

Since January 1, 2006 and prior to the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1                 Organization; Standing and Power.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (for jurisdictions recognizing such concept) under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing, for jurisdictions recognizing such concept, in each jurisdiction in which such qualification or licensing is necessary because of the property and assets owned, leased or operated by it or because of the nature of its business as now being conducted, except for any failure to so qualify or be licensed or in good standing which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

SECTION 4.2                 Authority; Approvals.

Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by the application of general principles of equity.

SECTION 4.3                 Conflicts; Consents.

(a)        The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws or other organizational documents of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration), under any note, bond, lease, mortgage, indenture, license, franchise, permit, agreement, contract or other instrument to which either Parent or Merger Sub is a party, or by which any such Person or its properties or assets are bound, or (iii) violate any Law applicable to Parent or Merger Sub or any of their properties or assets, except where the occurrence of any of the foregoing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b)        Except for (A) the filing of a premerger notification and report form under the HSR Act and the expiration or early termination of the applicable waiting period thereunder, (B) any filings as may be required under the DGCL in connection with the Merger, (C) any consent or approval of or registration or filing with the FCC, any State PUC and any Municipal Franchising Authority having regulatory authority over the business of the Company and its Subsidiaries as conducted in any given jurisdiction, and (D) such consents, approvals, notifications, registrations or filings the failure to obtain which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger, no consent or approval by, or notification of or registration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.4                 Proxy Statement.

None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the date the Proxy Statement is filed with the SEC or first mailed to shareholders of the Company, or at the time immediately following any amendment or supplement to the Proxy Statement or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5                 Brokers.

Except for Deutsche Bank Securities Inc., no agent, broker, investment banker, person or firm acting on behalf of Parent or Merger Sub or under the authority of Parent or Merger Sub is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the Merger or any of the transactions contemplated hereby.

SECTION 4.6                 Litigation.

There is no action, suit, investigation or proceeding pending against, or to the knowledge of Parent, threatened against or affecting, Parent or Merger Sub or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations hereunder, or prevent or materially delay the consummation of the Merger.

SECTION 4.7                 Operations of Merger Sub.

Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.8                 Financing.

Parent has, or shall have at the Closing and at the Effective Time, sufficient funds available to permit Parent and Merger Sub to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated hereby. Parent has received executed commitment letters (the “Commitment Letters”) from Deutsche Bank Trust Company Americas, Morgan Stanley Senior Funding, Inc., CIBC Inc, and from Deutsche Bank Securities Inc., CIBC World Markets Corp., collectively “Lenders,” pursuant to which Lenders have committed to provide Parent, Merger Sub and certain existing or future subsidiaries of the Parent with a credit facility and notes in an aggregate amount necessary to consummate the transactions contemplated hereby (the “Financing”). The Financing is adequate to pay in full in cash (a) the aggregate Merger Consideration and the aggregate Option Cancellation Payment (in each case in accordance with the terms of this Agreement), (b) all fees and expenses of Parent and Merger Sub associated with the transactions contemplated hereby and (c) any other payments necessary to consummate the transactions contemplated hereby, and to refinance the existing indebtedness of the Company disclosed in the Disclosure Schedules. Parent has delivered a true, correct and complete copy of the Commitment Letters to the Company prior to the date hereof. The Commitment Letters, in the form so delivered, are valid and in full force and effect as of the date hereof. None of the Commitment Letters has been amended, supplemented or otherwise modified as of the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Commitment Letters. Neither Parent nor Merger Sub has reason to believe that the conditions to the Financing contemplated by the Commitment Letters will not be satisfied or that any portion of the Financing to be made thereunder will not otherwise be made available to Parent or Merger Sub on the Closing Date. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Parent under the Commitment Letters. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid as of the date hereof and shall in the future pay any such fees as they become due. Parent will provide to the Company any amendments to the Commitment Letters or any notices from the other parties thereto related to proposed material changes in the terms or conditions in the Commitment Letters, as promptly as possible (but in any event within twenty-four (24) hours).

ARTICLE 5
CERTAIN COVENANTS

SECTION 5.1                 Conduct of Business.

(a)        From the date of this Agreement until the Closing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly permitted, required or otherwise contemplated by this Agreement, as required by applicable Law or as otherwise consented to by Parent in writing (provided that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after request for such consent is delivered by the Company to Parent), the Company shall, and shall cause each of its Subsidiaries to, operate its business only in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable Laws, including the Communications Act of 1934, as amended, and the communications-related statutes of each state in which the Company or any of its Subsidiaries operates, and the implementing rules, regulations, orders, and policies of the FCC and each State PUC, and, without limiting the generality of the foregoing, shall use its commercially reasonable efforts to:

(i)         Preserve intact the present organization of the Company and its Subsidiaries;

(ii)       keep available the services of the present officers and key employees of the Company and its Subsidiaries;

(iii)      preserve the Company’s and its Subsidiaries’ goodwill and relationships with customers, suppliers, licensors, licensees, contractors, lenders and other Persons having significant business dealings with the Company and its Subsidiaries;

(iv)       continue all current sales, marketing and other promotional policies, programs and activities of the Company and its Subsidiaries;

(v)        maintain the assets of the Company and its Subsidiaries in good repair, order and condition, and maintain or cause their Network Facilities to be maintained in good working order and condition and in compliance, in all material respects, with generally accepted standards for the U.S. telecommunications industry, performance requirements in service agreements with customers and all Laws;

(vi)       prepare, in the ordinary course (except as otherwise required by Law), and timely file all material Tax Returns required to be filed by it (or them) and fully and timely pay all Taxes shown due and payable in respect of such Tax Returns that are so filed; and

(vii)     maintain the Company’s and its Subsidiaries’ insurance policies and risk management programs, and in the event of casualty, loss or damage to any assets of the Company or any of its Subsidiaries, repair or replace such assets with assets of comparable quality, as the case may be.

(b)        Without limiting the generality of the foregoing, except as set forth on Section 5.1 of the Disclosure Schedule, as expressly permitted, required or otherwise contemplated by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (provided that consent of Parent shall be deemed to have been given if Parent does not object within three (3) Business Days after request for such consent is delivered by the Company to Parent), directly or indirectly:

(i)         cause or knowingly permit any act, event or change which would reasonably be expected to have a Company Material Adverse Effect;

(ii)       adopt, terminate or materially amend any Employee Benefit Plan (or any plan that would be a Employee Benefit Plan if adopted) or enter into any collective bargaining agreement or other agreement with any labor organization, union or association or amend, modify or extend any collective bargaining agreement, except in each case as required by Law;

(iii)      (x) directly or indirectly (1) increase or commit to increase the compensation of employees of the Company or any of its Subsidiaries, (2) increase or commit to increase any compensation to any officer, stockholder, director, consultant or agent of the Company or any of its Subsidiaries (3) commit to or pay any bonus, profit sharing, severance, change of control or other similar payment to any officer, stockholder, director, employee, consultant or agent of the Company or any of its Subsidiaries, in each case other than as required by Law or as specifically set forth in Section 5.1(iii) of the Disclosure Schedule, or (y) take any action reasonably within its control to materially increase or decrease the total number of employees of the Company and its Subsidiaries in any functioning department of the Company and its Subsidiaries;

(iv)       except as specifically set forth in Section 5.1(iv) of the Disclosure Schedule, (x) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, or (y) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person or enter into any other type of financing arrangement, including any sale-leaseback;

(v)        amend or otherwise change its certificate of incorporation or by-laws or other organizational documents;

(vi)       declare, set aside, make or pay any dividend, distribution, transfer or other distribution of any cash or assets of the Company or its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries;

(vii)     (x) split, combine or reclassify any shares of its capital stock, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (y) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any of its Subsidiaries, except as may be provided in an agreement governing Restricted Stock; or (z) issue or sell, or enter into any contract for the issuance or sale, of any shares of capital stock or securities convertible into or exercisable for shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares of

Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their terms in existence as of the date of this Agreement);

(viii)    sell, lease, pledge, license, assign, swap, grant a right to use, transfer or otherwise dispose of any of its material assets, except inventory and obsolete or excess equipment sold in the ordinary course of business and consistent with past practice;

(ix)       acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets, other than (a) acquisitions of inventory, equipment and supplies in the ordinary course of business, (b) the acquisition of United Communications, Inc. pursuant to and in accordance with the terms of (without waiver of any conditions) the Stock Purchase Agreement, dated as February 20, 2007, among the Company, certain of its subsidiaries, United Communications, Inc. and its stockholders (as such agreement is exists on the date of the of this Agreement, the “Unicomm Acquisition Agreement”);

(x)        incur any capital expenditures or commitments or additions to property, plant or equipment of the Company and its Subsidiaries (including IT Expenditures), except for any such capital expenditures or commitments or additions that (y) are set forth in the Company Board approved 2007 capital expenditure plan set forth in Section 5.1(b)(x) of the Disclosure Schedule (such capital expenditures to be made only with respect to the specific items to which such capital expenditure relates), or (z) are not in excess of $500,000 in the aggregate (except, in the case of clauses (y) and (z), as otherwise noted in Section 5.1(b)(x) of the Disclosure Schedule);

(xi)       change the independent public accountants of the Company and its Subsidiaries or, except as required by GAAP or applicable Law, change the accounting methods or accounting practices followed by the Company;

(xii)     with respect to the Company or any of its Subsidiaries, (w) make any Tax election inconsistent with past practice, (x) change any material Tax election already made, (y) file or cause to be filed any amended Tax Return or (z) settle or compromise any material federal, state, local or foreign Tax liability, except to the extent required by Law;

(xiii)    (x) enter into, amend, modify or consent to the termination of, or fail to perform any obligation under, any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any such Material Contract, or (y) enter into, amend, modify or consent to the termination of, or fail to perform any obligation under, any Network Facility Agreement, or amend, waive, modify or consent to the termination of the Company’s or any Subsidiary’s material rights with respect to any Network Facility Agreement, except the case of (x) with respect to customer contracts and in the case of (y), in the ordinary course of business consistent with past practice and disclosed to Parent where the effect of which is not materially adverse to the Company or would result in a material payment by the Company or any of its Subsidiaries.

(xiv)     commence or settle any material action, suit, proceeding, claim or dispute pending or threatened by or before any court, arbitration tribunal or other Governmental Entity;

(xv)      enter into any new line of business;

(xvi)     take any action that will create a requirement to make a filing, registration or application with, or seek the waiver, consent or approval of, the FCC, any State PUC or any other Governmental Entity other than in the ordinary course of the operation of the business, or discontinue or withdraw any authorized service or voluntary relinquish any Permits or Communications Licenses or institute any proceeding with respect to, or otherwise materially change, amend, or supplement any of its tariffs on file with the FCC or any State PUC, except as required by Law;

(xvii)   other than in the ordinary course of business consistent with past practice, agree to pay any customer’s or prospective customer’s early termination fees or similar fees or penalties under any agreement with another Person;

(xviii)  make any material change in the operation, function or components of the network or operations of the Company or its Subsidiaries from the present operation, function or components; or

(xix)     take or agree or otherwise commit to take any of the actions described in (i) through (xviii) above.

SECTION 5.2                 Access and Information; Confidentiality.

(a)        From the date of this Agreement until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VII, the Company shall allow Parent and its financing parties and their respective representatives to make such reasonable investigation of the business, operations and properties of the Company and its Subsidiaries as Parent deems reasonably necessary. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and its Subsidiaries and their respective properties, books, records and commitments. The Company shall promptly furnish Parent and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company and its Subsidiaries or any of the transactions contemplated by this Agreement as Parent shall from time to time reasonably request. All access pursuant to this Section 5.2 shall be permitted reasonably promptly following notice by Parent (but in any event within three (3) Business Days’), but only during normal business hours, and shall be conducted at Parent’s expense and in such a manner as not to interfere with the normal operations of the business of the Company and its Subsidiaries. Parent shall include in such notice the inspection or materials that Parent or its representatives intend to conduct or review, as applicable. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or contravene any Law. During the period prior to the Closing Date, the Company shall provide Parent consolidated monthly balance sheets, statements of operations, stockholders’ equity and cash flow within thirty calendar days after the end of each month.

(b)        The parties hereto will hold any non-public information regarding the other parties, their Subsidiaries and their respective businesses in confidence in accordance with the terms of the Confidentiality Agreement.

SECTION 5.3                 Proxy Statement.

(a)        As soon as practicable after the date hereof, but in no event later than twenty (20) days after the date hereof, the Company shall prepare and file with the SEC a preliminary proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and Delaware Law. Each of the Company, Parent and Merger Sub shall use all commercially reasonable efforts to cooperate to prepare and file with the SEC the Proxy Statement and all other documents that may be required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”).

(b)        Promptly after its preparation and prior to its filing with the SEC, the Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement or Other Filings, and any amendment or supplement to the Proxy Statement or Other Filings, and shall include in such documents comments reasonably proposed by Parent to the extent such comments relate specifically to statements made with respect to Parent or its Affiliates, and otherwise shall give reasonable consideration to such comments.

(c)        The Company shall give Parent notice and copies of any comments on the Proxy Statement or Other Filings received from the SEC, and shall promptly respond to SEC comments after consultation with Parent. Parent shall use all commercially reasonable efforts to respond as promptly as practicable to the Company regarding such SEC comments.

(d)        If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates, officers or directors, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company.

SECTION 5.4                 Company Stockholders’ Meeting.

The Company shall (a) duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as reasonably practicable after the SEC clears the Proxy Statement (and, in any event, within ten (10) Business Days after filing if no comments are given by the SEC or ten (10) calendar days after the SEC has no further review), and shall hold the Company Stockholders’ Meeting within 25 Business Days after the Proxy Statement is mailed to its stockholders, for the purpose of voting upon the adoption of this Agreement, (b) use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and take all other action reasonably requested by Parent that is reasonably necessary or advisable to secure the vote or consent of the Required Company Stockholders, and (c) recommend to the Company’s stockholders that they adopt this Agreement and include the Company Recommendation in the Proxy Statement, subject, in the case of (b) and (c), to Section 5.5(b).

SECTION 5.5                 Acquisition Proposals.

(a)        The Company shall, and shall cause its Affiliates, Subsidiaries, and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be immediately terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, encourage or take any other action to facilitate (including by way of furnishing or disclosing information) any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent, memorandum of understanding or agreement in principle) or enter into any agreement, arrangement or understanding (including any letter of intent, memorandum of understanding or agreement in principle) which requires, or is intended to or which could reasonably be expected to result in, the abandonment, termination or the failure to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than a party to this Agreement) any information with respect to any Takeover Proposal or (iv) grant any waiver or release under, or fail to enforce, any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to the adoption of this Agreement by the Required Company Stockholders, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 5.5, the Company may, if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.5(b), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement and containing a standstill agreement; provided that all such information has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person, and (B) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b)        Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of, this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 5.5(a)) (an “Acquisition Agreement”) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing or Section 5.5(b) and (c), at any time prior to the adoption of this Agreement by the Required Company Stockholders, the Company Board may make a Company Adverse Recommendation Change(and not solicit proxies) in response to a Superior Proposal if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if the Company failed to comply with this Section 5.5, (ii) no such Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following Parent’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period) and representing that the Company has complied with this Section 5.5, (iii) during such three (3) Business Day period, the Company shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make a

Company Adverse Recommendation Change and (iv) the Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, Parent makes a proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal.

(c)        The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.5, promptly on the date of receipt thereof (and in any event, within 24 hours), the Company shall advise Parent orally and in writing of any request for information or any Takeover Proposal, or any inquiry, discussions or negotiations with respect to any Takeover Proposal and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations (including the identity of the Person making such Takeover Proposal) and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall timely keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep Parent timely and fully informed as to the details of any information requested of or provided by the Company and as to the details of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry. In any event, the Company shall within 24 hours notify Parent orally and in writing of the occurrence and substance of any material developments, discussions and negotiations or material amendments or proposed material amendments thereto and will within 24 hours notify Parent orally and in writing of any determination by the Company Board that such Takeover Proposal constitutes a Superior Proposal.

(d)        Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.5(b).

SECTION 5.6                 Reasonable Efforts; Further Assurances.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, including Section 5.6(b), each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of any of them, including, but not limited to, obtaining all material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations as are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of all such material consents, clearances, waivers, licenses, registrations, permits, approvals, orders and authorizations, including (i) making the requisite filings pursuant to the HSR Act, (ii) making all necessary notifications required by and filing all necessary applications with the FCC seeking the consent of the FCC to the transfer or assignment of the Permits and Communications Licenses issued by the FCC to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “FCC Consents”) and (iii) making all necessary notifications required by and filing all necessary applications with the State PUCs seeking the consent of the applicable State PUC to the transfer or assignment of the Permits and Communications Licenses issued or granted by such State PUC to the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “State PUC Consents”); and (iv) making all necessary notifications required by and filing all necessary applications with each Municipal Franchising Authority seeking the consent of the Municipal Franchising Authority to the transfer or assignment of the Permits and Communications Licenses issued by the Municipal Franchising Authority to the Company and each of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (the “Municipal Franchising Authority Consents”). Without limiting the generality of the foregoing, and subject to Section 5.2, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall each furnish to the other such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing. The Company shall defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including promptly seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

(b)        In furtherance and not in limitation of the foregoing, each of the parties hereto will use all commercially reasonable efforts to (i) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or with respect to the FCC Consents, PUC Consents, and Municipal Franchising Authority Consents, and to pay any fees due of it in connection with such applications or filings, within 20 Business Days after the date hereof, and (ii) comply as expeditiously as practicable with any request under or with respect to the HSR Act or with respect to the FCC Consents and PUC Consents for additional information, documents or other materials received from the Federal Trade Commission, the Department of Justice, the FCC or any State PUC in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement. Each party hereto shall keep the other reasonably informed of communications from any Governmental Entity regarding any of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.6, Parent shall be under no obligation to make any divestiture of any asset or agree to any type of behavioral relief that a Governmental Entity may request if such divestiture or behavioral relief would reasonably be expected to have a material and adverse effect on the benefits expected to be derived from the Merger, or Parent, or if such divestitures or behavioral relief would adversely affect the ability to obtain the Financing.

(c)        Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries to, maintain the validity of all Material Communications Licenses and all other material Communications Licenses and comply in all material respects with all requirements of the Communications Licenses and the Laws and the rules and regulations of the FCC and State PUCs. The Company shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to (a) refrain from taking any action which may jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or failure to renew under regular terms, any of the Communications Licenses, (b) prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, make all filings and reports and pay all fees necessary or reasonably appropriate for the continued operation of the businesses of the Company and its Subsidiaries, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate.

(d)        Between the date hereof and the Closing Date, the Company shall, and shall cause its Subsidiaries, and their respective officers, employees, agents, consultants and other representatives to reasonably cooperate with Parent to develop and implement a business integration plan (including with respect to network integration, customer relationship management and personnel deployment).

(e)        Subject to Section 5.6(b), in case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by any party hereto for such purposes or otherwise to complete or perfect the transactions contemplated by this Agreement.

SECTION 5.7                 Communications.

The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements. Without limiting the foregoing, the Company shall cooperate in good faith with Parent to develop the Company’s communications strategy with respect to the Merger and transactions contemplated by this Agreement, including communications to employees, customers and suppliers (including the first announcement to those Persons). Cooperation shall include providing Parent with communication materials (whether to be distributed via email, voice mail, by memo or otherwise) reasonably prior to its use and including Parent’s comments in the communication. The Company and its Subsidiaries shall communicate publicly, internally and with customers and suppliers in a manner consistent with the mutually developed communication strategy.

SECTION 5.8                 Indemnification of Directors and Officers.

(a)        For not less than six years from and after the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and by-laws with any Covered Persons for acts or omissions occurring at or prior to the Effective Time. Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder in accordance with the Company’s certificate of incorporation and by-laws in existence on the date of this Agreement, provided that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

(b)        The Company shall purchase, prior to the Effective Time, a four-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of facts or events which occurred on or before the Effective Time; provided that the premium for such policy are reasonably acceptable to Parent (it being understood that a policy with a one-time premium not in excess of 300% of the current annual premium shall be deemed to be reasonably acceptable to Parent).

(c)        The obligations under this Section 5.8 shall not be terminated or modified in such a manner as to affect adversely any indemnitee to whom this Section 5.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 apply and their respective heirs, successors and assigns shall be express third-party beneficiaries of this Section 5.8). In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9                 Fees and Expenses.

Except for expenses arising out of the filing of a premerger notification and report form under the HSR Act with respect to the Merger (which such expenses shall be shared equally by Parent and the Company) and as otherwise provided in Section 7.3, each party hereto shall bear its own fees, costs and expenses incurred in the pursuit of the transactions contemplated by this Agreement, including the fees and expenses of its respective counsel, financial advisors and accountants.

SECTION 5.10          Section 16 Compliance.

Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of shares of Common Stock (including derivative securities with respect to shares of Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

SECTION 5.11          Supplemental Information.

The Company shall give prompt notice to Parent and Parent shall give prompt notice to Company of (i) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (ii) the Company or the Parent, as the case may be, becoming aware of any facts, matters or circumstances that would cause any condition to the obligations of the Company, Parent or Merger Sub to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (iii) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) untrue in any material respect; provided, however, that the delivery of notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the Company or Parent. Further, the Company shall give prompt notice to Parent of any Company Material Adverse Effect or the occurrence of any event or events which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.12          United Communications Acquisition.

The Company and its Subsidiaries shall use its commercially reasonable efforts to consummate the acquisition of United Communications, Inc. as contemplated by, and in accordance with the terms of, the Unicomm Acquisition Agreement. The Company shall not waive any closing condition or amend the Unicomm Acquisition Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed.

SECTION 5.13          State Takeover Statutes.

Parent, the Company and their respective board of directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

SECTION 5.14          Employee Benefits Matters.

(a)        As of the Effective Time, and for a period of at least one (1) year thereafter, Parent agrees to provide or cause its Subsidiaries (including the Surviving Corporation) to provide each employee of the

Company or its Subsidiaries as of the Effective Time (the “Affected Employees”) with compensation and benefits that are not less favorable, in the aggregate, than those, at Parent’s discretion, provided to similarly situated employees of Parent or its Subsidiaries or as provided to employees on the date of this Agreement pursuant to Employee Benefit Plans set forth in the Disclosure Schedule. Nothing in this Section 5.14 shall be deemed to be a guarantee of employment for any employee, or to restrict the right of the Surviving Corporation or any of its Subsidiaries to terminate any employee. Nothing contained in this Section 5.14, whether express or implied, (i) shall be treated as an amendment or other modification of any Employee Benefit Plan, or (ii) shall limit the right of the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Employee Benefit Plan following the Closing. To the extent that service is relevant for purposes of eligibility to participate or vesting (but not for any other purpose) under any employee benefit plan of Parent or any of its subsidiaries (including the Surviving Corporation) extended to Affected Employees, Affected Employees shall receive full credit for their service with the Company and its Subsidiaries prior to the Effective Time. To the extent Parent does not satisfy its obligations under this Section 5.14(a) by maintaining, or causing the Surviving Corporation to maintain, Employee Benefit Plans, Parent shall use commercially reasonable efforts to cause its relevant insurance carrier(s) (i) to waive any preexisting condition limitations and any eligibility waiting periods with respect to each of the Affected Employees to the extent such limitations and waiting periods did not apply or had been satisfied with respect to similar coverage under the corresponding Employee Benefit Plan, and (ii) to recognize for purposes of annual deductible and out-of-pocket limits under any medical or dental plan any deductible and out-of-pocket expenses paid by Affected Employees under the corresponding Employee Benefit Plan during the calendar year in which such Employee Benefit Plan is discontinued.

(b)        Parent hereby agrees that for a period of one year immediately following the Effective Time it shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide all employees of the Company and the Subsidiaries who are employed thereby as of immediately prior to the Effective Time (other than employees who, as of the Effective Time, are party to severance agreements identified in Section 5.14(b)(1) of the Disclosure Schedule) who are Terminated Without Cause with a minimum level of severance benefits equal to, and calculated in accordance with, the severance policy set forth in Section 5.14(b)(2) to the Disclosure Schedule. For purposes of determining the amount of their minimum severance benefits under this Section 5.14(b), employees of the Company and its Subsidiaries shall receive credit for all service accrued or deemed accrued prior to the Effective Time with the Company or any of its Subsidiaries (including, without limitation, any current or former Affiliate of the Company or any of its Subsidiaries or any predecessor, to the extent previously recognized under any Employment Benefit Plan). No Affected Employee shall have any obligation to mitigate the amount of any payments provided for in this Section 5.14(b) by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5.14(b) be reduced by any compensation earned by the Affected Employee as the result of employment by another employer or self-employment or by retirement benefits. For purposes of this Section 5.14(b), “Termination Without Cause” will generally be defined as an Affected Employee’s termination of employment by Parent or one of its Subsidiaries other than for (i) the commission of an act of fraud, embezzlement or dishonesty by the Affected Employee that has material adverse impact on the Parent or any successor or Affiliate thereof, (ii) the Affected Employee’s conviction of, or guilty plea or plea of nolo contendere to, a felony or misdemeanor resulting in a jail sentence or any crime involving dishonesty or moral turpitude; (iii) the refusal or failure by the Affected Employee to substantially perform his or her duties with his or her employer, after a demand for such performance has been delivered to the Affected Employee by such employer and such refusal or failure continues for a period of thirty (30) days following such demand; or (iv) any unauthorized use or disclosure by the Affected Employee of confidential information or trade secrets of Parent or any successor or Affiliate thereof that has a material adverse impact on any such entity.

(c)        The Company and each of its Subsidiaries shall terminate each Employee Benefit Plan that constitutes a “Code Section 401(k) plan” (each such Employee Benefit Plan, a “Company 401(k) Plan”)

effective prior to the Closing Date, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain (or cause the Surviving Corporation to sponsor and maintain) such plan by providing the Company with written notice of such election not less than ten (10) days prior to the Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence reasonably satisfactory to Parent that each Company 401(k) Plan with respect to which Parent has not provided the notice specified in the immediately preceding sentence (i) has been terminated pursuant to resolutions of the Company’s or Subsidiary’s Board of Directors, effective not later than the day immediately preceding the Closing Date, and (ii) an executed amendment to each such Company 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The form and substance of such resolutions and amendment shall be subject to the prior review and approval of Parent. Parent also agrees that, in the event Parent requires the Company to terminate any and all Company 401(k) Plans, Parent shall either (i) allow any Affected Employees who have accounts under the Company’s 401(k) Plans to rollover the amounts in such accounts (including outstanding loans) into Parent’s 401(k) plan or a 401(k) plan of one of Parent’s Subsidiaries or (ii) cause the Surviving Corporation to adopt a 401(k) plan and allow any Affected Employees who have accounts under the Company’s 401(k) Plans to rollover the amounts in such accounts (including outstanding loans) into the Surviving Corporation’s 401(k) plan; provided, however, that neither Parent’s nor any of its Subsidiaries’ 401(k) plan shall be required to accept such rollover if Parent or such Subsidiary reasonably determines that the acceptance of any such rollover would reasonably be expected to jeopardize the qualified status of such plan.

(d)        To the extent the Company, any of its Subsidiaries, the Surviving Corporation or Parent is obligated to make any payment or payments as a result of the Merger (“Parachute Payments”) that would constitute an “excess parachute payment,” as defined in Section 280G of the Code (or any similar provision of state, local or foreign law), the Parent shall cause the Surviving Corporation to pay the Person subject to the excise tax imposed under Section 4999 of the Code an amount necessary to pay such excess tax, taking into account the taxability of the payment; provided that the Surviving Corporation shall not be required to pay, in the aggregate for all Persons, in excess of $900,000.

SECTION 5.15          Financing.

(a)        Parent shall use its commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Commitment Letters, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) satisfy or obtain the waiver of all conditions applicable to Parent and Merger Sub in such definitive agreements. In the event any portion of the Financing becomes unavailable, Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources as soon as reasonably practicable on the same or substantially similar terms. Parent shall give the Company prompt notice of any material breach by any party of the Commitment Letters or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Commitment Letters without first consulting the Company. Neither Parent nor Merger Sub shall agree to any amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Commitments Letters if such amendment would materially and adversely affect or delay in any material respect Parent’s ability to consummate the transactions contemplated by this Agreement, without first obtaining the Company’s prior written consent.

(b)        The Company shall, to the extent Parent may reasonably request in connection with any third-party financing Parent and Merger Sub may seek to obtain in order to fund the transactions contemplated by this Agreement and to refinance the existing indebtedness of the Company, use its commercially reasonable efforts to, and shall cause the Subsidiaries and its and their respective officers, employees and advisors to use their respective commercially reasonable efforts to assist the completion of the Financing, including: (i) cooperating in the preparation of any offering memorandum, private placement memorandum, prospectuses or similar documents, (ii) providing all audited and unaudited financial statements and financial data of the type required by Regulation S-X and Regulation S-K and of type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or senior notes, (iii) making senior management of the Company reasonably available for meetings and due diligence sessions, (iv) cooperating with prospective lenders, placement agents, initial purchasers and their respective advisors in performing their due diligence, (v) entering into customary agreements with underwriters, initial purchasers or placement agents and providing and executing customary closing documents as may be reasonably requested by Parent, (vi) entering into or help procure pledge and security documents, landlord waivers, other definitive financing documents or other requested certificates or documents, including, without limitation, documents relating to the release of liens in connection with the Company’s existing indebtedness, (vii) providing reasonable assistance with respect to obtaining a customary certificate of the chief financial officer of the Company with respect to solvency matters, and (viii) obtaining customary comfort letters of accountants, audit reports, legal opinions and real estate title documentation as may be reasonably requested by Parent; provided that none of the Company or any Subsidiary shall be required to pay any commitment or similar fee or incur any other liability in connection with any such third-party financing prior to the Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall require the Company Board to take any action to approve any third party financing provided in connection with the Merger.

SECTION 5.16          Resignations.

The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors and officers of the Company or any Subsidiary designated by Parent to the Company in writing at least three (3) Business Days prior to the Closing; provided that such resignation shall be structured to preserve, or not waive, the rights of any such director or officer of his or her rights under any written severance or change of control agreement in effect as of the date of this Agreement and set forth in Section 3.9(a) of the Disclosure Schedule.

SECTION 5.17          Environmental Investigation.

For 50 days after the date of this Agreement, Parent shall have the right, at its sole cost and expense, to (a) inspect non-privileged records, reports, permits, applications, monitoring results, studies, correspondence data and any other information or documents relevant to the compliance or noncompliance of the Company and its Subsidiaries with Environmental Laws and (b) conduct or have conducted environmental audits regarding the facilities of the Company and its Subsidiaries and conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the facilities of the Company, and to conduct such other procedures, in each case, as may be reasonably recommended by an environmental consultant engaged by Parent based on its professional judgment, in a manner consistent with good engineering practice; provided that Parent, with the reasonable assistance of Company, shall seek and obtain appropriate permission to conduct such tests on third-party property; provided that in each case, such tests and inspections shall be conducted only (i) during regular business hours and upon reasonable prior notice to the Company and any relevant third-party and (ii) in a manner that will not materially interfere with the operation of the business of the Company or its Subsidiaries and/or the use of,

access to or egress from the facilities of the Company or its Subsidiaries. If after the forging inspection or audit, an environmental consultant engaged by Parent based on its professional judgment, in a manner consistent with good engineering practice, reasonably recommends further inspection or audit, Parent shall have an additional 30 days to conduct such further investigation or audit. In any event, Parent shall keep the Company reasonably informed as to any material results of the investigations that may reasonably likely indicate that the condition set forth in Section 6.2(f) would not to be satisfied, and shall, at the request of the Company, meet with the Company at or prior to 30 days from the date of this Agreement to provide the status of Parent’s investigation.

ARTICLE 6
CONDITIONS PRECEDENT

SECTION 6.1                 Conditions Precedent to Obligations of Each Party.

The respective obligations of each party hereto to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)        Stockholder Approval.   This Agreement shall have been adopted by the Required Company Stockholders.

(b)        No Order.   No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger.

(c)        HSR.   Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

(d)        Other Governmental Approvals.   (i) All consents, approvals or orders of, authorizations of, or actions by the FCC, including the FCC Consents, and (ii) all State PUC approvals, in each case required to consummate the Merger and the other transactions contemplated hereby, including the State PUC Consents, shall have been obtained and shall have become Final Orders; provided, however that no FCC Consent or State PUC Consent shall impose or be conditioned upon Parent’s, Merger Sub’s or their Affiliates’ agreement to or compliance with any term, condition or restriction, or result in the waiver of rights asserted by any of the foregoing, that would reasonably be likely to be materially adverse to Parent, Surviving Corporation or any of their Affiliates in the reasonable judgment of Parent.

SECTION 6.2                 Conditions Precedent to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)        Representations and Warranties.   (i) Each of the Company’s representations and warranties contained in this Agreement other than Sections 3.2, 3.3 and 3.19(d) hereof (without giving effect to any “material,” “materiality” or “Company Material Adverse Effect” qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date), except where the failure or failures to be true and correct, individually or in the aggregate, (x) would not reasonably be expected to have a Company Material Adverse Effect or (y) are a result of certain Disclosure Schedules being incomplete to the extent that the reason for being incomplete is merely due to the consummation of the Unicomm Acquisition Agreement; and (ii) the Company’s representations and warranties contained in Sections 3.2, 3.3 and 3.19(d) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b)        Performance of Obligations.   The Company shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing Date.

(c)        Closing Certificate.   Parent shall have received a certificate dated the Closing Date and signed by an authorized officer of the Company, certifying to the conditions set forth on Section 6.2(c) of the Disclosure Schedule.

(d)        Company Material Adverse Effect.   Since December 31, 2006, no Company Material Adverse Effect shall have occurred and be continuing and no event, development, change or effect shall have occurred and be continuing that would reasonably be expected to have a Company Material Adverse Effect.

(e)        Opinion of Regulatory Counsel.   Parent and Merger Sub shall have received opinions of regulatory counsel to the Company regarding telecommunications regulatory matters, substantially in form and substance as set forth on Exhibit C.

(f)         Environmental Liabilities.   The environmental investigation contemplated by Section 5.17 shall not have discovered non-compliance with Environmental Laws or conditions, including the presence of or Release of any Hazardous Substances, that would reasonably be expected to result in liabilities to the Company for Remediation or other compliance requirements in excess of $2,000,000 (calculated as set forth on Section 6.2(f) of the Disclosure Schedule) excluding any such liabilities for which the Company is insured as of the date hereof.

SECTION 6.3                 Conditions Precedent to Obligations of the Company.

The obligations of the Company to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of each of the following conditions precedent, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.4 and applicable Law:

(a)        Representations and Warranties.   Each of Parent’s and Merger Sub’s representations and warranties contained in this Agreement (without giving effect to any “material” or “materiality” qualification on such representations and warranties) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be as of such earlier date, except where the failure to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to perform their respective obligations under this Agreement.

(b)        Performance of Obligations.   Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and conditions contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

(c)        Closing Certificate.   The Company shall have received a certificate dated the Closing Date and signed by an authorized officer of Parent, certifying that the conditions specified in Sections 6.3(a) and 6.3(b) have been satisfied.

ARTICLE 7
TERMINATION

SECTION 7.1                 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Required Company Stockholders:

(a)        by mutual written consent of Parent and the Company;

(b)        by either Parent or the Company:

(i)         if this Agreement is not adopted by the Required Company Stockholders at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon (if, in the case of the Company, it has not violated Sections 5.3, 5.4 or 5.5);

(ii)       if the Merger shall not have been consummated by October 31, 2007 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; provided that Parent may extend the Termination Date to December 31, 2007, but only if the Closing has not occurred as a result of the failure to satisfy the conditions set forth in Section 6.1(b), (c) and (d); or

(iii)      if there shall be any final non-appealable order, decree, ruling or other action issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in any such order, decree, ruling or other action.

(c)        by the Company:

(i)         if Parent or Merger Sub (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 6.3(b) would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.3(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by Parent or Merger Sub within twenty (20) Business Days after Parent or Merger Sub receives written notice of such breach from the Company; provided that the right to terminate this Agreement under this Section 7.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or it is in breach of its representations or warranties in any material respects;

(ii)       if prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) the Company Board has received a Superior Proposal, (B) the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (C) the Company has complied with Sections 5.3, 5.4 and 5.5 and (D) at the time of such termination, Parent has received the fee set forth in Section 7.3; provided that the Company Board shall only be able to terminate this Agreement pursuant to this clause (ii) after three (3) Business Days following Parent’s receipt of written notice advising Parent that the Company Board is prepared to do so, and only if, during such three (3) Business Day period, the Company and its advisors will have negotiated in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms; or

(iii)      if (A)(x) all of the conditions set forth in Sections 6.1, 6.2(a), 6.2(b) and 6.2(d) have been satisfied, (y) the Company has delivered to Parent the certificate set forth in Section 6.2(c) and (z) regulatory counsel agrees in writing it is prepared to render the opinion set forth in Section 6.2(e), and (B) Parent has failed to consummate the Merger prior to the sixtieth (60th) day after the satisfaction of the last condition in (A)(x) through (z) of this subsection to be satisfied:

(d)        by Parent:

(i)         if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 6.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.2(a) would not be satisfied, and, in the case of both (A) and (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Parent or Merger Sub; provided that the right to terminate this Agreement under this Section 7.1(d)(i) shall not be available to the Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement or it is in breach of its representations or warranties in any material respects; or

(ii)       if, prior to the adoption of this Agreement by the Required Company Stockholders at the Company Stockholders’ Meeting, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board that its stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) the Company Board fails publicly to reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten (10) days after Parent requests in writing that such recommendation or determination be reaffirmed, (D) a tender or exchange offer relating to any shares of Common Stock will have been commenced and the Company will not have sent to its security holders, within ten (10) days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, (E) a Takeover Proposal is publicly announced, and the Company fails to issue, within ten (10) days after such Takeover Proposal is announced, a press release that reaffirms the recommendation of the Company Board that its stockholders vote in favor of the Merger and the transactions contemplated hereby or (F) the Company has breached any of its obligations under Sections 5.3 or 5.4 to call, give notice of, convene and hold the Company Stockholders’ Meeting and timely mail the Proxy Statement as contemplated thereby, which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice of such breach.

SECTION 7.2                 Effect of Termination and Abandonment.

In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, written notice thereof shall be given to the other parties hereto, and this Agreement (other than as set forth in this Article VII and other than Sections 5.2(b) (Confidentiality), 5.7 (Public Announcements), 5.9 (Expenses), and Articles VIII and IX) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective directors, officers, employees, Affiliates, stockholders, agents, legal and financial advisors or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement. If this Agreement is terminated and the Merger is abandoned pursuant to this Article VII, all confidential information received by Parent or its representatives and Affiliates with respect to the Company, its Subsidiaries and their respective Affiliates shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.3                 Termination Fees.

(a)        If this Agreement shall be terminated pursuant to:

(i)         Section 7.1(b)(i), 7.1(b)(ii), or 7.1(d)(i) and (x) at any time after the date hereof and before such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Company Board and (y) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with any third party with respect to a Takeover Proposal or any such transaction involving a Takeover Proposal is consummated; or

(ii)       Section 7.1(c)(ii) or 7.1(d)(ii) hereof,

then the Company shall (1) in the case of termination pursuant to clause (i) of this Section 7.3(a), upon the earlier to occur of the execution of such definitive agreement and such consummation, (2) in the case of termination pursuant to Section 7.1(d)(ii), not later than the close of business on the Business Day following such termination or (3) in the case of termination pursuant to Section 7.1(c)(ii), on the date of termination, pay Parent a non-refundable fee in an amount equal to $16,770,000 (the “Parent Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For purposes of this paragraph (a), “Takeover Proposal” shall have the meaning assigned to such term in Section 9.1, except that all references to “20%” shall be changed to “50%.”

(b)        If this Agreement is terminated under any of the circumstances described in Section 7.3(a) (but with respect to Section 7.3(a)(i), without regard to whether any of the circumstances described in clause (y) thereof have occurred), the Company shall reimburse Parent for all its fees and expenses, not to exceed $2,000,000 (including attorney’s fees) incurred in connection herewith and the transactions contemplated hereby (the “Company Expense Reimbursement Amount”), which reimbursement shall be made in cash by wire transfer of immediately available funds to an account designated in writing to the Company by Parent, not later than the close of business on the fifth Business Day following such termination.

(c)        If this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Parent shall pay the Company a non-refundable fee in an amount equal to $16,770,000 (the “Company Termination Fee”), payable by wire transfer of immediately available funds to an account designated in writing to Parent by the Company. The Company Termination Fee shall be paid promptly as possible (but in any event within two Business Days) following such termination by the Company.

(d)        Each of the Company, Parent and Merger Co acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Co would not have entered into this Agreement, and that any amounts payable pursuant to this Section 7.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 7.3 within the time periods specified in this Section 7.3 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 7.3 within the time periods specified in this Section 7.3, the Company or Parent, as applicable, shall pay the actual and reasonably documented costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(e)        Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Company Termination Fee from Parent pursuant to this Section 7.3 shall be the sole and exclusive remedy of the Company and its Subsidiaries and stockholders against Parent, Merger Sub, and any of their respective stockholders, directors, employees, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated, the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement and for any claims or actions arising out of any breach of any representation, warranty, covenant, or the termination or failure to perform under this Agreement, and the Company’s only right shall be to receive the Company Termination Fee as set forth above.

ARTICLE 8
MISCELLANEOUS

SECTION 8.1                 Entire Agreement.

This Agreement (including the annexes, exhibits and schedules hereto) and the Confidentiality Agreement set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and, except as set forth in this Agreement, there are no representations or warranties, express or implied, made by any party to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement. Except for the matters set forth in the Confidentiality Agreement, any and all previous agreements and understandings between or among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement and the agreements referred to or contemplated herein.

SECTION 8.2                 Assignment and Binding Effect; Third Party Beneficiaries.

(a)        This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that Parent shall be permitted to assign this Agreement to any Affiliate of Parent (provided that Parent shall remain liable for all of its obligations hereunder following such assignment). All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

(b)        Except as provided in Section 5.8(c), nothing in this Agreement, express or implied (including the provisions of Section 5.14), is intended or shall be construed to create any third-party beneficiaries.

SECTION 8.3                 Notices.

Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to such party personally (including by overnight courier) or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 8.3) or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Parent, Merger Sub or the Surviving Corporation:

Integra Telecom Holdings, Inc.
1201 NE Lloyd Blvd
Portland, Oregon 97232
Facsimile: 503-453-8221
Attention: General Counsel

with a copy to:

Perkins Coie LLP
1120 NW Couch St
Portland, Oregon 97209
Facsimile: 503-727-2222
Attention: M. Christopher Hall

If to the Company:

Eschelon Telecom, Inc.
730 Second Avenue S.
Minneapolis, Minnesota 55402
Facsimile: 612-436-6797
Attention: Richard A. Smith

with a copy to:

Latham & Watkins LLP
555 Eleventh St, NW
Washington, D.C. 20004
Facsimile: 202-637-2201
Attention: David McPherson

or to such other address or Person as any party hereto may have specified in a notice duly given to the other parties hereto as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given or received as of the date so delivered (if confirmed when sent by facsimile) or mailed.

SECTION 8.4                 Amendment and Modification; Waiver.

(a)        This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made that, by Law, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b)        At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of the Company, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

SECTION 8.5                 Governing Law; Consent to Jurisdiction.

(a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(b)        All actions, suits and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Illinois state or federal court sitting in the city of Chicago. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois for the purpose of any action, suit or proceeding arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such action, suit or proceeding is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

SECTION 8.6                 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 8.7                 Severability.

If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

SECTION 8.8                 Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.9                 Enforcement.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court in the United States or any state having jurisdiction, subject to Section 8.5(b), this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.10          Non-Survival of Representations and Warranties.

Notwithstanding anything to the contrary contained herein, no representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 8.10 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Merger.

SECTION 8.11          Damages.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION PURSUANT TO ARTICLE VII, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

SECTION 8.12          Disclosure Schedule.

The representations and warranties contained in Article III are qualified by reference to the Disclosure Schedule. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to the latter section of the Disclosure Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Schedule to the person to which such disclosure is being made. The parties hereto agree that the Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations and warranties of the Company except to the extent expressly provided in this Agreement. Parent and Merger Sub acknowledge that (i) the Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement, (ii) disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligation of the Company under this Agreement and (iii) inclusion of information in the Disclosure Schedule shall not be construed as an admission that such information is material to the Company.

ARTICLE 9
DEFINED TERMS; INTERPRETATION

SECTION 9.1                 Defined Terms.

As used in this Agreement, the terms set forth below shall have the following meanings:

(a)        “Affiliate” of a Person means any other Person who directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person.

(b)        “Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Minnesota or Oregon.

(c)        “COBRA” means the health care continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (currently reflected in Part 6 of Subtitle B of Title I of ERISA and Section 4980B(f) of the Code), and all Laws promulgated pursuant thereto or in connection therewith.

(d)        “Confidentiality Agreement” means the letter agreement, dated as of February 26, 2007 between Parent and the Company.

(e)        “Code” means the Internal Revenue Code of 1986, as amended, and all the regulations promulgated, and the rulings issued thereunder or in connection therewith.

(f)         “Common Stock” means the common stock of the Company, par value $0.01 per share.

(g)        “Company Financials” means the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the twelve-month period then ended.

(h)        “Company Group” shall mean the affiliated group of corporations filing a consolidated federal income Tax Return of which the Company is the common parent entity.

(i)         “Company Material Adverse Effect” means any event, development, change or effect that individually or when considered with all other events, developments, changes or effects, is materially adverse to the business, results of operation, financial condition or liabilities of the Company and its Subsidiaries, taken as a whole, or which would prevent or materially delay the Closing, other than any event, development, change or effect arising out of or resulting from (a) a decrease in the market price of the shares of Common Stock (but not any event, development, change or effect underlying such decrease to the extent that such event, development, change or effect would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy generally, (c) changes that generally affect the industries in which the Company and its Subsidiaries conduct their business, (d) changes in GAAP after the date of this Agreement, which were not announced prior to the date of this Agreement, (e) the execution, announcement or performance of this Agreement or the transactions contemplated by this Agreement including the impact thereof on relationships with customers, suppliers and others, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (g) earthquakes, hurricanes, floods, or other natural disasters (except, in each case, other than (a) or (e), to the extent such event, development, change or effect affects the Company or its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company or its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change). In addition to the foregoing, the Company’s consolidated annualized EBITDA for the most recent quarter ending prior to Closing being less than 94% of the Company’s budgeted consolidated annualized EBITDA for such quarter (as delivered to Parent prior to the date of this Agreement), shall be deemed a Company Material Adverse Effect.

(j)         “Control” means the direct or indirect possession of the power to elect at least a majority of the Company Board or other governing body of a Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of a Person.

(k)        “EBITDA” means earnings before interest, taxes, depreciation and amortization, calculated in the manner presented in the Company’s budget delivered to Parent prior to the date of this Agreement.

(l)         “Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other compensation or employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (i) sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company or any of its Subsidiaries (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company or any of its Subsidiaries has (or could have) any obligation or liability.

(m)      “Encumbrances” means Liens, security interests, deeds of trust, encroachments, reservations, orders of Governmental Entities, decrees or judgments of any kind.

(n)        “Environmental Laws” means all applicable Laws relating to protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation, Release, Remediation of, or exposure of Persons to Hazardous Substances.

(o)        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(p)        “ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other Person that, together with the Company or any of its Subsidiaries, is (or, at time during the last six years, was) treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(q)        “Final Order” shall mean an action or decision that has been granted by the FCC or any State PUC as to which (a) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) neither the FCC nor the issuing State PUC, as appropriate, has the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending, including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

(r)        “GAAP” means United States generally accepted accounting principles.

(s)        “Governmental Entity” means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

(t)         “Hazardous Substances” means any and all hazardous or toxic substances, wastes or materials, any pollutants, contaminants or dangerous materials (including, without limitation, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions, and any materials which include hazardous constituents or become hazardous, toxic, or dangerous when their composition or state is changed), or any other similar substances or materials which are included under or regulated by any Environmental Laws.

(u)        “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

(v)        “HSR Act” the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(w)       “Intellectual Property” means any and all of the following in the United States or any other jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent rights, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, amendments divisionals, extensions, and reexaminations thereof (collectively, “Patents”); (ii) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof, whether registered or unregistered, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, “Marks”); (iii) all works of authorship, copyrights, and moral rights, and all applications, registrations, and renewals in connection therewith (collectively, “Copyrights”); (iv) all trade secrets and confidential information (including ideas, research and development, know-how, compositions, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), technologies, processes, formulae, algorithms, architectures, layouts, look-and-feel, designs, specifications, and methodologies, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Patents or Copyrights that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) all software, including source code, executable code, data, databases, Web sites, firmware, and related documentation (collectively, “Software”); and (vii) all other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Patents, Marks, Copyrights, Trade Secrets or Software.

(x)        “IRS” means the United States Internal Revenue Service.

(y)        “IT Expenditures” means any capital expenditures or commitments or additions, whether tangible or intangible, relating to or arising out of the Company’s or any of its Subsidiaries’ information technology infrastructure (including, without limitation, network software and hardware, back-office systems and related items).

(z)        “knowledge of the Company” or “to the Company’s knowledge” or similar words means the current actual knowledge, after due inquiry, of any of the individuals listed in Section 9.1(z) of the Disclosure Schedule, provided, however, that such knowledge shall not include any facts or conditions discovered as a result of the investigations contemplated by Section 5.17.

(aa)      “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons.

(bb)     “Leased Network Facilities” mean all of the Network Facilities not owned by the Company or its Subsidiaries but are provided under lease, license, IRUs or other agreements, including Right-of-Way Agreements, between the Company or its Subsidiaries and third Persons

(cc)      “Letter of Transmittal” means (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery to the Paying Agent by a Stockholder of his, her or its Certificates in accordance with the instructions thereto), together with (ii) the instructions thereto for use in effecting the surrender of the Certificates in exchange for the consideration contemplated to be paid pursuant to this Agreement, each in form and substance reasonably acceptable to Parent and the Company.

(dd)     “Liens” means any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claims or interests of third parties of any kind.

(ee)      “Network Facilities” means, with respect to the Company and its Subsidiaries, all material network facilities (including cable, wires, conduits, switches and other equipment and facilities) and related material operating support systems, network operations centers, and land and buildings associated therewith. For purposes of this definition, “material” shall mean any network facility the absence of which would materially and adversely affect the ability of the Company or any of its Subsidiaries to use the Company’s networks in the manner and scope in which such network is being used on the date of this Agreement.

(ff)       “Option Cancellation Payment” means, with respect to each Option, an amount equal to the product of (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) (x) the Merger Consideration, minus (y) the per share exercise price of the Option.

(gg)      “Option Holder” means a Person holding Options.

(hh)     “Option Plan” means the Company’s 2002 Stock Incentive Plan.

(ii)       “Options” means the issued and outstanding options to purchase shares of Common Stock, issued pursuant to the Option Plan.

(jj)        “Paying Agent” means a financial institution selected by Parent, which is reasonably acceptable to the Company, and which has been appointed to act as agent for the holders of shares of Common Stock in connection with the Merger and to receive the funds to which such holders shall become entitled pursuant to Article II.

(kk)     “Person” means any individual, corporation, partnership, limited partnership, limited liability company, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(ll)       “Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. § 9601(22).

(mm)   “Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Entities pursuant to 42 U.S.C. § 6924.

(nn)     “Restricted Stock” means each share of Common Stock granted under the Option Plan or otherwise that is subject to vesting or other ownership or transfer restrictions (other than transfer restrictions pursuant to federal or state securities laws).

(oo)     “Right-of-Way Agreement” each right-of-way agreement, license agreement or other agreement permitting or requiring the Company or any of its Subsidiaries to lay, build, operate, maintain or place cable, wires, conduits or other equipment and facilities over land, underwater or underground.

(pp)     “Securities Act” means the Securities Act of 1933, as amended.

(qq)     “Stockholder” means any holder of record of shares of Common Stock immediately prior to the Effective Time.

(rr)       “Subsidiary” of any Person means another Person under the Control of such Person.

(ss)       “Superior Proposal” shall mean a bona fide written Takeover Proposal (except that references in the definition of “Takeover Proposal” to “20%” should be replaced by “66 2/3%”), on terms which the Company Board determines in good faith (after consultation with its financial advisors and taking into account all relevant factors) are more favorable from a financial point of view to the persons to whom it owes fiduciary duties under applicable Law than the Merger.

(tt)       “Takeover Proposal” shall mean any offer or proposal, or any indication of interest from any Person or group relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company or its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 20% or more of the voting power of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the voting power of the Company or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(uu)     “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any and all taxes, assessments, fees, levies, duties, surcharges, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or other federal, state, local or foreign tax authority, including, without limitation, any net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added transfer, telecommunications, or environmental tax, or any other tax, custom, duty or other like assessment or charge of any kind whatsoever (including telecommunications fees and surcharges); (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

(vv)      “Tax Return” means any return, declaration, report, claim for refund or information return or statement (including any documents, statements or schedules attached thereto and amendment thereof) filed or required to be filed with any Governmental Entity or other federal, state, local or foreign tax authority with respect to Taxes.

SECTION 9.2                 Terms Defined Elsewhere.

The following terms are defined elsewhere in this Agreement, as indicated below:

2007 10-K	Section 3.6
Agreement	Preamble
Acquisition Agreement	Section 5.5
Certificate of Merger	Section 1.2
Certificates	Section 2.2
Closing	Section 1.2
Closing Date	Section 1.2
Commitment Letters	Section 4.8
Communications Licenses	Section 3.12
Company	Preamble
Company 401(k) Plan	Section 5.14
Company Adverse Recommendation Change	Section 5.5
Company Board	Section 3.2
Company Expense Reimbursement Amount	Section 7.3
Company Intellectual Property	Section 3.13
Company Registered IP	Section 3.13
Company SEC Reports	Section 3.5
Company Stockholders’ Meeting	Section 5.4
Company Recommendation	Section 3.2
Company Termination Fee	Section 7.3
Covered Persons	Section 5.8
DGCL	Introduction

Disclosure Schedule	Article 3
Dissenting Shares	Section 2.3
Effective Time	Section 1.2
Exchange Act	Section 3.5
FCC	Section 3.4
FCC Consents	Section 5.6
Financing	Section 4.8
Interconnection or Carrier Agreement	Section 3.9
IRUs	Section 3.9
Lenders	Section 4.8
Material Contract	Section 3.9
Material Communications Licenses	Section 3.12
Merger	Section 1.1
Merger Consideration	Section 2.1
Merger Sub	Preamble
Municipal Franchising Authority	Section 3.4
Municipal Franchising Authority Consents	Section 5.6
Network Facility Agreement	Section 3.9
Notice of Adverse Recommendation	Section 5.5
Other Filings	Section 5.3
Parachute Payments	Section 5.14
Parent	Preamble
Parent Termination Fee	Section 7.3
Permits	Section 3.12
Preferred Stock	Section 3.3
Proxy Statement	Section 5.3
Representatives	Section 5.5
Required Company Stockholders	Section 3.3
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.5
State PUC	Section 3.4
State PUC Consents	Section 5.6
Surviving Corporation	Section 1.1
Termination Date	Section 7.1
Unicomm Acquisition Agreement	Section 5.1
Voting Agreement	Introduction

SECTION 9.3                 Interpretation.

(a)        The parties hereto and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties hereto with the advice and participation of counsel and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

(b)        For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting, (iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns, (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, (viii) all references to “$”or “dollars” shall be deemed references to United States dollars and (ix) capitalized terms used and not defined in the exhibits, annexes and schedules attached to this Agreement shall have the respective meanings set forth in this Agreement.

[Signature Page Follows]

The parties hereto, intending to be legally bound hereby, have duly executed this Agreement and Plan of Merger as of the date first above written.

ESCHELON TELECOM, INC.
By:	/s/ RICHARD A. SMITH
	Name:	Richard A. Smith
	Title:	Chief Executive Officer and President
INTEGRA TELECOM HOLDINGS, INC.
By:	/s/ DUDLEY R. SLATER
	Name:	Dudley R. Slater
	Title:	Chief Executive Officer
Ith ACQUISITION CORP.
By:	/s/ DUDLEY R. SLATER
	Name:	Dudley R. Slater
	Title:	Chief Executive Officer

Annex B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 19, 2007 (this “Agreement”), by and among Integra Telecom Holdings, Inc., an Oregon corporation (“Parent”), Eschelon Telecom, Inc., a Delaware corporation, and the stockholders of the Company identified on the signature pages hereto (each a “Stockholder,” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, ITH Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein.

WHEREAS, as of the date hereof, the Stockholders are the record and beneficial owner, in the aggregate, of such number of outstanding shares of Common Stock as set forth on Exhibit A hereto, representing such percentage of the total number of shares of Common Stock of the Company as set forth on Exhibit A hereto, all of which such shares the Stockholders control the right to vote.

WHEREAS, as a material inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING

1.1.       Agreement to Vote.   Each of the Stockholders hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company stockholders’ meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, the Stockholders shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholders and that the Common Stock set forth opposite the name of such Stockholder on Exhibit A hereto, and any other voting securities of the Company, whether issued before or after the date of this Agreement, which such Stockholder purchases or with respect to which such Stockholder otherwise acquires record or beneficial ownership after the date of this Agreement (such shares of Common Stock and such other voting securities of such Stockholder, the “Covered Shares”) are entitled to vote thereon or consent thereto:

(a)        appear at each such meeting or otherwise cause the Covered Shares as to which the Stockholders control the right to vote to be counted as present thereat for purposes of calculating a quorum; and

(b)        vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares as to which the Stockholders control the right to vote

(i) in favor of the adoption of the Merger Agreement and any other transactions contemplated by the Merger Agreement; (ii) against any action or agreement submitted for the vote or written consent of stockholders that is in opposition to, or competitive or materially inconsistent with, the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholders contained in this Agreement; and (iii) against any Takeover Proposal (as defined in the Merger Agreement) and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions specifically contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholders of their obligations under this Agreement.

1.2.       Conduct of Stockholders.   Until this Agreement is terminated, the Stockholders hereby covenant and agree that, except for this Agreement, the Stockholders (a) will not sell or otherwise transfer any of its Covered Shares or any economic, voting or other direct or indirect interest therein, (b) will not enter into any voting agreement or voting trust, or grant a proxy, consent or power of attorney with respect to the Covered Shares and (c) will not at any meeting of the stockholders of the Company, vote (or cause to be voted) the Covered Shares for (x) any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization or recapitalization of or by the Company or any of its subsidiaries, except in connection with the Merger, or (y) any amendment of the Company’s certificate of incorporation or bylaws or other proposal or transaction involving the Company or any of its subsidiaries (except in connection with the Merger), for the purpose of impeding, frustrating, preventing or nullifying the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.       Representations and Warranties of the Stockholders.   Each Stockholder hereby represents and warrants to Parent as follows:

(a)        such Stockholder has the legal capacity, power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement and, such Stockholder’s execution and delivery of this Agreement and performance of its obligations hereunder have been duly and validly authorized by any necessary corporate or similar proceedings on the part of such Stockholder;

(b)        this Agreement is binding on such Stockholder and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles relating to enforceability;

(c)        the execution and delivery of this Agreement and the performance by such Stockholder of its obligations hereunder do not require the authorization, consent, approval, license, exemption or other action by, or filing with, any third party or governmental authority, do not violate applicable law or conflict with or result in a breach of any of such Stockholder’s organizational documents or contractual obligations;

(d)        such Stockholder is the beneficial owner of all the Covered Shares that are set forth next to such Stockholder’s name on Exhibit A hereto and that such Covered Shares are free and clear of any liens, claims or encumbrances of any kind apart from (i) such Stockholder’s obligations under this Agreement, (ii) such Stockholder’s obligations under the Fourth Amended and Restated Stockholders’ Agreement, dated as of June 27, 2002 between the Company and the stockholders party thereto, as amended by Amendment No. 1 thereto, dated as of December 23, 2004 or, (iii) with respect to such shares that are restricted stock issued pursuant to the Company’s equity compensation plans, the restrictions placed on such shares by such plans; and

(e)        other than the shares that are identified as to such Stockholder on Exhibit A to this Agreement, such Stockholder does not own (beneficially or of record) any voting securities of the Company.

ARTICLE III

MISCELLANEOUS

3.1.       Appraisal Rights.   To the extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

3.2        Notice.   All notices, requests, claims, demands and other communications (“Notices”) under this Agreement shall be in writing and sent by certified or registered mail, return receipt requested, a recognized overnight courier service, telecopier or personal delivery, as follows: (a) if to Parent, to: Integra Telecom Holdings, Inc., 1201 NE Lloyd BLVD, Portland, Oregon 97232, Attention: General Counsel, with a required copy to: Perkins Coie LLP, 1120 NW Couch Street, Portland, Oregon 97209, Attention: M. Christopher Hall, and (b) if to the Stockholders, in care of: Eschelon Telecom, Inc., 730 Second Avenue, Minneapolis, Minnesota 55402, Attention: J. Jeffery Oxley, with a required copy to: Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, Attention Newcomb R. Stillwell and Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, CO 80202, Attention Ronald R. Levine, II . All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied. A party may change its address for purposes of this Agreement by Notice in accordance with this Section 3.2.

3.3        Entire Agreement.   This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

3.4        No Other Rights.   Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors and permitted assigns.

3.5        Equitable Relief.   Each of the parties hereto acknowledges that a breach by it of any provision contained in this Agreement will cause the other parties to sustain damage for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

3.6        Severability.   If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement which is held invalid or unenforceable only in part shall remain in full force and effect to the extent not held invalid or unenforceable.

3.7        Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be considered an original copy of this Agreement and all of which, when taken together, shall be considered to constitute one and the same agreement.

3.9        Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

3.10     Amendments; Waivers.   Any amendment or modification of or to any provision of this Agreement, and any consent to any departure of any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by each party. Notwithstanding the foregoing sentence, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any party entitled to the benefits thereof only by a written instrument signed by such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

3.11     Successors and Assigns.   This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights under this Agreement without the prior written consent of each of the other parties.

ARTICLE IV

TERMINATION

4.1.       Termination.   This Agreement shall remain in effect until the earlier to occur of (i) the consummation of the Merger, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) the occurrence of a Company Adverse Recommendation Change (as that term is defined in the Merger Agreement) pursuant to the terms of the Merger Agreement, and (iii) the delivery of written notice of termination by the Stockholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Stockholder which would reduce or change the form of consideration to be paid in the Merger or otherwise be materially adverse to such Stockholder, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force.

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

ESCHELON TELECOM, INC.
By:	/s/ RICHARD A. SMITH
	Name:	Richard A. Smith
	Title:	Chief Executive Officer
INTEGRA TELECOM HOLDINGS, INC.
By:	/s/ DUDLEY R. SLATER
	Name:	Dudley R. Slater
	Title:	Chief Executive Officer
THE STOCKHOLDERS:
BAIN CAPITAL FUND VI, L.P.,
a Delaware limited partnership
By:	Bain Capital Partners VI, L.P., its general partner
By:	Bain Capital Investors, L.L.C., its general partner
By:	/s/ IAN LORING
	Name:	Ian Loring
	Title:	Managing Director
BCIP ASSOCIATES II
BCIP TRUST ASSOCIATES II
BCIP ASSOCIATES II-B
BCIP TRUST ASSOCIATES II-B
BCIP ASSOCIATES II-C
By:	Bain Capital Investors, L.L.C., its managing partner
By:	/s/ IAN LORING
	Name:	Ian Loring
	Title:	Managing Director

PEP INVESTMENTS PTY LTD.
By:	Bain Capital Investors, L.L.C., its attorney-in-fact
By:	/s/ IAN LORING
	Name:	Ian Loring
	Title:	Managing Director
Rgip, Llc
By:	/s/ IAN LORING
	Name:	Ian Loring
	Title:	Managing Director
SANKATY HIGH YIELD ASSET PARTNERS, L.P.
By:	Sankaty High Yield Asset Investors, L.L.C., its general partner
By:	Sankaty Investors, L.L.C., its managing member
By:	/s/ JONATHAN LAVINE
	Name:	Jonathan Lavine
	Title:	Managing Director
WIND POINT ASSOCIATES Iv, L.P.
By:	Wind Point Investor IV, L.P., its general partner
By:	Wind Point Advisor, L.L.C., its general partner
By:	/s/ JAMES TENBROEK
	Name:	James TenBroek
	Title:	Managing Member
By:	/s/ RICHARD KRACUM
	Name:	Richard Kracum
	Title:	Managing Member

WIND POINT EXECUTIVE ADVISOR PARTNERS, L.P.
By:	Wind Point Investor IV, L.P., its general partner
By:	Wind Point Advisor, L.L.C., its general partner
By	/s/ JAMES TENBROEK
	Name:	James TenBroek
	Title:	Managing Member
By:	/s/ RICHARD KRACUM
	Name:	Richard Kracum
	Title:	Managing Member
WIND POINT PARTNERS Iv, L.P.
By:	Wind Point Investor IV, L.P., its general partner
By:	Wind Point Advisor, L.L.C., its general partner
By:	/s/ JAMES TENBROEK
	Name:	James TenBroek
	Title:	Managing Member
By:	/s/ RICHARD KRACUM
	Name:	Richard Kracum
	Title:	Managing Member
Richard Smith
By:	/s/ RICHARD SMITH
Geoff Boyd
By:	/s/ GEOFF BOYD
David Kunde
By:	/s/ DAVID KUNDE
Robert Pickens
By:	/s/ ROBERT PICKENS

Steven Wachter
By:	/s/ STEVEN WACHTER
J. Jeffery Oxley
By:	/s/ J. JEFFERY OXLEY
Michael Donahue
By:	/s/ MICHAEL DONAHUE
Arlin B. Goldberg
By:	/s/ ARLIN B. GOLDBERG
Daniel De Hoyos
By:	/s/ DANIEL DE HOYOS
Michael Evans
By:	/s/ MICHAEL EVANS
Carol Braun
By:	/s/ CAROL BRAUN
William Markert
By:	/s/ WILLIAM MARKERT
Lawrence Ehlers
By:	/s/ LAWRENCE EHLERS
Clifford Williams
By:	/s/ CLIFFORD WILLIAMS
Daniel Wigger
By:	/s/ DANIEL WIGGER
Clifford D Williams
By:	/s/ CLIFFORD D WILLIAMS

MARVIN C MOSES TRUST
By:	/s/ MARVIN C MOSES TRUST, Trustee
MOSES FAMILY LIMITED PARTNERSHIP
By:	/s/ MARVIN C. MOSES
Managing Member of General Partner
JAMES TENBROEK
By:	/s/ JAMES TENBROEK

Exhibit A

Stockholders and Covered Shares

	Covered Shares
Stockholder	Number	Percentage
Bain
Bain Capital Fund VI, L.P.	2,919,074	16.16%
BCIP Associates II	401,975	2.23%
BCIP Associates II-B	87,106	0.48%
BCIP Associates II-C	151,649	0.84%
BCIP Trust Associates II	68,812	0.38%
BCIP Trust Associates II-B	41,778	0.23%
PEP Investments PTY Ltd.	9,730	0.05%
RGIP, LLC	37,552	0.21%
Sankaty High Yield Asset Partners, L.P.	1,243	0.01%
Total Bain	3,718,919	20.59%
Wind Point
Wind Point Associates IV, L.P.	10,980	0.06%
Wind Point Executive Advisor Partners, L.P.	22,277	0.12%
Wind Point Partners IV, L.P.	2,964,813	16.41%
Total Wind Point	2,998,070	16.60%
Individual Owners
Richard Smith	100,000	0.55%
Geoff Boyd	60,161	0.33%
David Kunde	19,566	0.11%
Robert Pickens	36,190	0.20%
Steven Wachter	30,001	0.17%
J. Jeffery Oxley	27,260	0.15%
Michael Donahue	16,127	0.09%
Arlin B. Goldberg	10,925	0.06%
Daniel de Hoyos	20,000	0.11%
Michael Evans	23,392	0.13%
Carol Braun	31,870	0.18%
William Markert	32,993	0.18%
Lawrence Ehlers	15,000	0.08%
Daniel Wigger	15,000	0.08%
Clifford D. Williams	222,007	1.23%
Marvin C. Moses Trust	61,427	0.34%
Moses Family Limited Partnership	9017	0.05%
James TenBroek	20,000	0.11%
Total Individual	750,936	4.16%
Total Shares	7,467,925	41.32%

Annex C

Jefferies & Company, Inc.
520 Madison Avenue, 12th Floor
New York, NY 10022
tel 212.284.2300
www.jefco.com

PRIVILEGED AND CONFIDENTIAL

March 19, 2007

The Board of Directors
Eschelon Telecom, Inc.
730 2nd Avenue South
Suite 900
Minneapolis, MN 55402

Members of the Board:

We understand that Eschelon Telecom, Inc., a Delaware corporation (the “Company”), Integra Telecom, Inc., an Oregon corporation (“Parent”), and ITH Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) and the Company shall be the surviving corporation in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock owned by the Company as treasury stock or owned by the Parent, Merger Sub or any other wholly owned subsidiary of the Company or Parent, all of which shares will be canceled, or as to which dissenters rights have been properly exercised, will be converted into the right to receive $30.00 in cash (the “Merger Consideration”) without any interest thereon. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In arriving at our opinion, we have, among other things:

(i)         reviewed a draft of the Merger Agreement dated March 14, 2007;

(ii)       reviewed certain publicly available financial and other information about the Company, including registration statements and periodic reports filed with the Securities and Exchange Commission;

(iii)      reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)       held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above and certain other matters we believed necessary or appropriate to our inquiry;

(v)        reviewed the share trading price history and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)       compared the results of operations of the Company with that of certain publicly traded companies which we deemed to be reasonably similar to the Company;

(vii)     compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant; and

(viii)    conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection or appraisal of any of the properties, assets or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof.  We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock. We have assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement and that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the contemplated benefits of the Merger.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Merger Consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger and related transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Company’s perspective that could under the circumstances be negotiated among the parties to such transactions.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock receiving the Merger Consideration. We express no opinion as to the price at which shares of Common Stock will trade at any time.

In addition to engaging us to render this opinion and acknowledging that we have not been retained to act as the Company’s financial advisor in connection with the Merger, the Company has engaged us as its exclusive financial advisor in connection with any possible or potential sale or business transaction or series of transactions with a third party other than the Parent or the Merger Sub involving all or a material portion of the Company’s or any subsidiary’s stock or assets (a “Third Party Transaction”). We will receive fees from the Company for the delivery of this opinion and for our services in connection with a Third Party Transaction that shall be payable by the Company, (i) upon delivery of this opinion; (ii) upon delivery of each subsequent opinion to the Company in connection with either (A) the Merger or (B) a Third Party Transaction; and (iii) upon the consummation of either the Merger or a Third Party Transaction. We also will be reimbursed by the Company for all of our out-of-pocket expenses incurred by us in connection with the delivery of this opinion up to a certain amount, beyond which we must obtain Company approval. The Company has agreed to indemnify us against liabilities related to, arising out of or in connection with the services rendered and to be rendered by us under such engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and/or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion has been approved by our fairness opinion committee. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger or any other matter. Except as otherwise expressly provided in our engagement letter with the Company, this opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that this opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

JEFFERIES & COMPANY, INC.

Annex D

DELAWARE GENERAL CORPORATION LAW

SECTION 262

§ 262 Appraisal rights.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ESCHELON TELECOM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON
FRIDAY, MAY 18, 2007 AT 10:00 A.M.

The undersigned holder of common stock, par value $0.01, of Eschelon Telecom, Inc. (the “Company”) hereby appoints Richard A. Smith and J. Jeffery Oxley, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this proxy all common stock of the Company that the undersigned stockholder would be entitled to vote if present in person at the Special Meeting of Stockholders (the “Special Meeting”) to be held on Friday, May 18, 2007 at 10:00 a.m. local time, at the U.S. Trust Building, 730 2nd Avenue South Suite 900, Minneapolis, MN 55402, and at any adjournments or postponements of the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals and in the discretion of the proxies as to any other matters that may properly come before the Special Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.

(SEE REVERSE SIDE)

(Reverse)

Special Meeting of Stockholders
ESCHELON TELECOM, INC.

May 18, 2007

☒                                    Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” the Proposals.

1.                                       PROPOSAL NO. 1 – To approve the Agreement and Plan of Merger, dated as of March 19, 2007, by and among Eschelon Telecom, Inc., Integra Telecom Holdings, Inc., and ITH Acquisition Corp., as such agreement may be amended from time to time

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.                                       PROPOSAL NO. 2 – To approve a proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                       OTHER ISSUES – Mark this box if you plan to attend the Special Meeting.             ☐

4.                                       In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement in which the Proposals are fully explained.

Signature:	Date:	Signature (if held jointly):	Date:

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign

(Reverse)

in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.